   As filed with the Securities and Exchange Commission on December 22, 1994
                                                 Registration No. 33-
                                                                     -----------

                               PRELIMINARY COPIES
                  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            ------------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             SOUTHTRUST CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                 6711                                  63-0574085
(State or other jurisdiction of         (Primary Standard Industrial                   (I.R.S. Employer
incorporation or organization)           Classification Code Number)                  Identification No.)

                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35203
                                 (205) 254-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               AUBREY D. BARNARD
                             SOUTHTRUST CORPORATION
                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35203
                                 (205) 254-5000
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:
       C. LARIMORE WHITAKER, ESQ.                   DAVID C. SHOBE, ESQ.
      BRADLEY, ARANT, ROSE & WHITE             FOWLER, WHITE, GILLEN, BOGGS,
          1400 PARK PLACE TOWER                   VILLAREAL & BANKER, P.A.
             2001 PARK PLACE                     501 EAST KENNEDY BOULEVARD
        BIRMINGHAM, ALABAMA 35203                   TAMPA, FLORIDA 33601
             (205) 521-8000                            (813) 228-7411
      ----------------------------              ----------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                        Proposed maximum        Proposed maximum        Amount of
            Title of each class of                 Amount to be           offering price       aggregate offering     registration
         securities to be registered                registered               per unit                price                 fee
- ------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $2.50 per share .        381,121 Shares
                                                                                *               $4,817,369.44**         $1,661.16
 Rights to Purchase Series A Junior
   Participating Preferred Stock . . . . .        169,387 Rights
====================================================================================================================================

*   Not Applicable
** Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933 based on the book value of shares of Plant State Bank Common Stock as of December 16, 1994.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             SOUTHTRUST CORPORATION

               CROSS-REFERENCE SHEET SHOWING THE LOCATION IN THE
               PROXY STATEMENT/PROSPECTUS OF INFORMATION REQUIRED
        BY PART I OF FORM S-4 PURSUANT TO ITEM 501(B) OF REGULATION S-K


                                                                        Location or Heading In Proxy
                  Item                                                      Statement/Prospectus
                  ----                                               ---------------------------------
1.   Forepart of Registration Statement and             Forepart of Registration Statement and Outside Front Cover Page of
     Outside Front Cover Page of Prospectus             Prospectus

2.   Inside Front and Outside Back Cover Pages of       Available Information; Incorporation of Certain Documents by Reference;
     Prospectus                                         Table of Contents

3.   Risk Factors, Ratio of Earnings to Fixed           *
     Charges and Other Information

4.   Terms of the Transaction                           Summary; The Merger; Description of Capital Stock of SouthTrust; Comparison
                                                        of the Common Stock of SouthTrust and Plant State; Certain Federal Income
                                                        Tax Considerations

5.   Pro Forma Financial Information                    *

6.   Material Contacts with the Company Being           Summary; The Merger
     Acquired

7.   Additional Information Required for                *
     Reoffering by Persons and Parties Deemed to
     be Underwriters

8.   Interests of Named Experts and Counsel             Legal Matters

9.   Disclosure of Commission Position on               *
     Indemnification for Securities Act
     Liabilities

10.  Information With Respect to S-3 Registrants        Summary; The Merger

11.  Incorporation of Certain Information by            Incorporation of Certain Documents by Reference
     Reference

12.  Information With Respect to S-2 or S-3             *
     Registrants

13.  Incorporation of Certain Information by            *
     Reference

14.  Information With Respect to Registrants            *
     Other Than S-3 or S-2 Registrants

15.  Information With Respect to S-3 Companies          *

16.  Information With Respect to S-2 or S-3             *
     Companies

17.  Information With Respect to Companies Other        Summary; Certain Information Concerning the Business of Plant State;
     than S-3 or S-2 Companies                          Selected Financial Data of Plant State; Management's Discussion and Analysis
                                                        of Financial Condition and Results of Operations; Index to the Financial
                                                        Statements of Plant State

18.  Information if Proxies,  Consents or               Introduction; Summary; The Merger; Additional Information
     Authorizations are to be Solicited

19.  Information if Proxies, Consents or                *
     Authorizations are not to be Solicited, or
     in an Exchange Offer

___________________________________________________
* Not Applicable

                                PLANT STATE BANK
                            202 SOUTH WHEELER STREET
                           PLANT CITY, FLORIDA 33506
 ______________________________________________________________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
 ______________________________________________________________________________

     Notice is hereby given that a Special Meeting of Shareholders of Plant State Bank, a Florida banking corporation ("Plant State"), will be held on ________________, ____ at 10:00 a.m., local time, at 202 South Wheeler Street,
Plant City, Florida 33506 for the following purposes (the "Special Meeting"):

         1. To consider and vote upon the Agreement and Plan of Merger, dated as of October 28, 1994 (the "Merger Agreement"), a copy of which is annexed as Exhibit A to the accompanying Proxy Statement/Prospectus, between Plant State and SouthTrust Bank of West Florida, a Florida banking corporation ("ST-Bank"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Florida, Inc., a Florida corporation and wholly-owned subsidiary of SouthTrust ("ST-Florida"), whereby Plant State will be merged with and into ST-Bank and the shareholders of Plant State will receive 1.3 shares of common stock of SouthTrust (subject to appropriate adjustment in the event of certain occurrences) in exchange for each outstanding share of common stock of Plant State, subject to rights of dissent and exclusive of shares of common stock of Plant State held in the treasury of Plant State, with cash being paid in lieu of any fractional shares of common stock of SouthTrust, pursuant to and in accordance with the terms and conditions of the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus;

         2. To consider and vote upon a proposal to adjourn the Special Meeting to a later date if necessary to permit further solicitation of proxies in order to obtain a quorum or to obtain sufficient votes to approve the Merger Agreement and the transactions contemplated thereby; and

         3. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

     Only those persons who were holders of record of the common stock of Plant State at the close of business on __________ __, 1994, are entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

     The Special Meeting may be adjourned from time to time without notice other than announcement at the Special Meeting, or at any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

     A Proxy Statement/Prospectus relating to and a proxy for use in connection with the Special Meeting are enclosed.

                                       By Order of the Board of Directors


                                       JAMES K. MURRAY, III
                                       President

Plant City, Florida
_________ __, 1994

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT PLANT STATE MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT/PROSPECTUS


                               PROXY STATEMENT OF

                                PLANT STATE BANK

                   FOR A SPECIAL MEETING OF ITS SHAREHOLDERS
                         TO BE HELD __________ __, 199_

          ___________________________________________________________

                THIS PROXY STATEMENT INCLUDES THE PROSPECTUS OF

                             SOUTHTRUST CORPORATION

                RELATING TO UP TO 381,121 SHARES OF COMMON STOCK
                          (PAR VALUE $2.50 PER SHARE)

              TO BE ISSUED IN CONNECTION WITH A PROPOSED MERGER OF
                    PLANT STATE BANK INTO SOUTHTRUST BANK OF
                          WEST FLORIDA, A WHOLLY-OWNED
                             INDIRECT SUBSIDIARY OF
                             SOUTHTRUST CORPORATION
          ___________________________________________________________

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTHTRUST CORPORATION OR PLANT STATE BANK. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES OR AN OFFER OF ANY KIND TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO SOUTHTRUST CORPORATION AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY SOUTHTRUST CORPORATION AND ALL INFORMATION RELATING TO PLANT STATE BANK HAS BEEN SUPPLIED BY PLANT STATE BANK.

         THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS OF PLANT STATE ON OR ABOUT __________ __, 199_.

          ___________________________________________________________

   THE SECURITIES OF SOUTHTRUST CORPORATION OFFERED IN CONNECTION WITH THE
      MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN
      APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
        OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
            EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
              PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                 STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Proxy Statement/Prospectus is __________ __, 199_.

                                                          TABLE OF CONTENTS
                                                                                                          Page
                                                                                                          ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Introduction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Certain Federal Income Tax Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Description of SouthTrust Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Market and Dividend Information Respecting the Common Stock of SouthTrust and Plant State . . . . . . . .   31
Comparison of the Common Stock of SouthTrust and Plant State  . . . . . . . . . . . . . . . . . . . . . .   33
Supervision and Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
Certain Information Concerning the Business of Plant State  . . . . . . . . . . . . . . . . . . . . . . .   40
Selected Financial Data of Plant State  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
Management's Discussion and Analysis of Financial Condition and Results of Operations . . . . . . . . . .   43
Beneficial Ownership of Plant State Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
Incorporation of Certain Documents By Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
Index to the Financial Statements of Plant State  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1
Exhibit A  - Agreement and Plan of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
Exhibit B  - Fairness Opinion of Robert W. Baird & Co. Incorporated . . . . . . . . . . . . . . . . . . .  B-1
Exhibit C  - Florida Dissent Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  C-1
Exhibit D  - Tax Opinion of Bradley, Arant, Rose & White  . . . . . . . . . . . . . . . . . . . . . . . .  D-1

                             AVAILABLE INFORMATION

         SouthTrust Corporation, a Delaware corporation ("SouthTrust"), is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         SouthTrust has filed a Registration Statement on Form S-4 (herein, together with all amendments thereto, called the "Registration Statement") with the Commission under the Securities Act of 1933 (the "Securities Act"), with respect to the shares of common stock of SouthTrust offered hereby. This Proxy Statement/Prospectus does not contain all of the information and undertakings set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to SouthTrust and the shares of common stock of SouthTrust, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Section of the Commission at such address at prescribed rates.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST WITHOUT CHARGE FROM AUBREY D. BARNARD, SOUTHTRUST CORPORATION, 420 NORTH 20TH STREET, BIRMINGHAM, ALABAMA 35203, TELEPHONE NUMBER
(205) 254-5000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY __________ __, 199_. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                  INTRODUCTION

GENERAL

         This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $10.00 per share ("Plant State Common Stock"), of Plant State Bank, a Florida banking corporation ("Plant State"), in connection with the solicitation of proxies by the Board of Directors of Plant State for use at a special meeting of shareholders of Plant State to be held on ____________ __, ____, at ______ _.m., local time, at the principal executive offices of Plant State, located at 202 Wheeler Street, Plant City, Florida 33506, and at any postponement or adjournment thereof (the "Special Meeting").

         The purpose of the Special Meeting is to consider and vote upon that certain Agreement and Plan of Merger, dated as of October 28, 1994 (the "Merger Agreement"), between Plant State and SouthTrust Bank of West Florida, a Florida state banking corporation ("ST-Bank"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust of Florida, Inc., a Florida corporation and a wholly-owned subsidiary of SouthTrust ("ST-Florida"), providing for the merger of Plant State into ST-Bank (the "Merger") and, subject to rights of dissent and exclusive of shares of Plant State Common Stock held in the treasury of Plant State, the conversion in the Merger of each outstanding share of Plant State Common Stock into 1.3 shares of common stock, par value $2.50 per share, of SouthTrust ("SouthTrust Common Stock"). No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Plant State Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported on The Nasdaq National Market ("Nasdaq") on the last trading day immediately preceding the Effective Time of the Merger (as defined below).

         The 1.3 shares of SouthTrust Common Stock for which each share of Plant State Common Stock may be exchanged in the Merger had an aggregate market value, based upon the average of the last sales price of SouthTrust Common Stock for the five trading days immediately preceding __________ __, 199_, of approximately $__________. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK--SouthTrust Common Stock" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND PLANT STATE." Because the number of shares of SouthTrust Common Stock to be received for each share of Plant State Common Stock in the Merger is fixed, a change in the market price of SouthTrust Common Stock before the Merger would affect the value of the SouthTrust Common Stock to be received in the Merger in exchange for each share of Plant State Common Stock. However, Plant State is not obligated to consummate the Merger in the event that the average last sales price of a share of SouthTrust Common Stock as reported by Nasdaq for the last five trading days immediately preceding the Effective Time of the Merger is less than $14.25 per share. For additional information regarding the terms of the Merger, see the Merger Agreement which is attached hereto as Exhibit A and "THE MERGER."

         Subject to the approval of the Merger Agreement by the shareholders of Plant State and the satisfaction or waiver of all conditions contained in the Merger Agreement, the Merger will become effective on the date and at the time on which the Merger is deemed effective by each of the Florida Department of Banking and Finance (the "Florida Department") and the Federal Reserve Board (the "FRB") (the "Effective Time of the Merger"). It is anticipated that the Merger will become effective on or before __________ __, 1995.

         This Proxy Statement/Prospectus was first sent or given to shareholders of Plant State on or about __________ __, 199_. SouthTrust has filed a Registration Statement with the Commission with respect to the shares of SouthTrust Common Stock to be issued pursuant to the Merger. This document also constitutes the Prospectus of SouthTrust that is included as part of such Registration Statement. All information contained in this Proxy Statement/Prospectus pertaining to SouthTrust, ST-Florida and ST-Bank was supplied by SouthTrust, and all information contained in this Proxy Statement/Prospectus pertaining to Plant State was supplied by Plant State.

         A copy of the Merger Agreement is attached hereto as Exhibit A and incorporated herein by reference, and the description thereof contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to such Exhibit A.

VOTING AT THE SPECIAL MEETING

         The Board of Directors of Plant State has fixed the close of business on __________ __, 199_ as the record date (the "Record Date") for the determination of holders of shares of Plant State Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, Plant State had outstanding 293,170 shares of Plant State Common Stock, which constituted the only outstanding class of capital stock of Plant State entitled to notice of and to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Plant State Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Plant State Common Stock entitled to vote thereon is required to approve the Merger Agreement. Each holder of record of shares of Plant State Common Stock on the Record Date is entitled to one vote for each share of such stock held of record.

         As of the Record Date, Plant State directors and executive officers (a total of 9 persons) beneficially owned a total of 156,838 shares of Plant
State Common Stock, representing approximately 53.50% of the shares of Plant State Common Stock entitled to vote at the Special Meeting. All of such directors and officers have advised Plant State that, as of the date of the Proxy Statement/Prospectus, they intend to vote for the approval of the Merger Agreement.

         THE BOARD OF DIRECTORS OF PLANT STATE UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER - BACKGROUND OF THE MERGER; REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF PLANT STATE."

         A proxy in the form enclosed, properly completed and returned in time for the voting thereof at the Special Meeting, with instructions specified thereon, will be voted in accordance with such instructions. Only votes FOR a particular matter constitute affirmative votes. Votes that are withheld or abstain, including broker non-votes, with respect to a matter are counted for quorum purposes, but since they are not cast for a particular matter such votes have the same effect as negative votes with respect to the proposal regarding the Merger Agreement. If no specification is made, a signed proxy will be voted FOR approval of the Merger Agreement. A proxy may be revoked at any time prior to its exercise (i) by filing with the Secretary of Plant State either an instrument revoking the proxy or a duly executed proxy bearing a later date or
(ii) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself revoke a proxy.

         In addition to the use of the mail, proxies may be solicited by telephone, telecopy or personally by the directors, officers and employees of Plant State, who will receive no extra compensation for their services. The expenses of such solicitation will be paid by Plant State. Plant State will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of shares of Plant State Common Stock.

         SHAREHOLDERS OF PLANT STATE ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE WHETHER OR NOT THE SHAREHOLDER INTENDS TO ATTEND THE SPECIAL MEETING IN PERSON.

                                    SUMMARY

         The following is a brief summary of certain information contained in or incorporated by reference into this Proxy Statement/Prospectus with respect to Plant State, SouthTrust and the terms of the Merger. The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Proxy Statement/Prospectus, the Exhibits hereto and the documents referred to herein.

PARTIES TO THE MERGER

  SouthTrust

         SouthTrust is a regional bank holding company headquartered in Birmingham, Alabama. As of September 30, 1994, SouthTrust had consolidated total assets of approximately $17.0 billion. Following the enactment of Alabama's interstate banking legislation in 1987, SouthTrust has pursued a strategy of acquiring banks and financial institutions throughout the areas of Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee and offers a full range of banking services through 40 bank subsidiaries operating more than 421 offices. SouthTrust, through its bank-related subsidiaries, also offers a range of other services, including mortgage banking services, data processing services and securities brokerage services. The largest bank subsidiary of SouthTrust is SouthTrust Bank of Alabama, N.A., Birmingham, Alabama (the oldest predecessor of which was incorporated in 1887), which had approximately $5.2 billion in total assets as of September 30, 1994. Of SouthTrust's approximately $17.0 billion in assets as of September 30, 1994, approximately $9.8 billion were in Alabama, approximately $3.3 billion were in Georgia, and approximately $2.8 billion were in Florida.

         SouthTrust has taken advantage of the passage of interstate banking legislation by acquiring banks in or near major metropolitan markets in Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. The effect of this expansion has been to give SouthTrust access to metropolitan markets with favorable prospects for growth of population, per capita income, and business development opportunities.

         During 1993, SouthTrust effected acquisitions of 14 financial institutions, with total assets of approximately $1.3 billion, and, as of the date of this Proxy Statement/Prospectus, SouthTrust had effected in 1994 acquisitions of 8 financial institutions, with total assets of approximately $645 million. The following table presents certain information with respect to acquisitions which are currently pending as of the date of this Proxy Statement/Prospectus, including the Merger:

                                                              Total            Total             Total
   Institution                           Location            Assets          Deposits            Loans*
- -----------------                        --------            ------          --------            -----
                                                                           (in millions)
Plant State Bank                     Plant City, Florida      $42.3            $35.5             $27.5
CNB Capital Corp.                    Pascagoula, Mississippi   69.0             58.0              35.6
FBC Holding Company, Inc.            Crestview, Florida        51.4             46.3              23.1
Anchor Savings Bank (4 Branches)     Ft. Myers, Florida and
                                          Naples, Florida     261.0            257.1               0.4

___________________________
*Net of unearned income


         SouthTrust anticipates accounting for the branch acquisitions pursuant to the purchase method of accounting. SouthTrust anticipates that the transactions with Plant State, CNB Capital Corp. and FBC Holding Company, Inc. each will be accounted for as a pooling of interests. Consummation of the pending transactions is subject, in each case, to, among other things, approval by applicable regulatory authorities.

         As a routine part of its business, SouthTrust evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this Proxy Statement/Prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilutive effect upon the SouthTrust Common Stock to be issued to holders of Plant State Common Stock in the Merger.

         The principal executive offices of SouthTrust are located at 420 North 20th Street, Birmingham, Alabama 35203, and its telephone number is (205) 254-5000.

  Plant State

         Plant State was organized under the laws of the State of Florida on June 2, 1986, for the purpose of engaging in the commercial banking business. Plant State operates out of a single office in Plant City, Florida. Plant State is not a member of the Federal Reserve System but is a member of and its deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). Plant State is subject to comprehensive regulation, examination and supervision by the FDIC and the Florida Department. See "SUPERVISION AND REGULATION" and "CERTAIN INFORMATION CONCERNING THE BUSINESS OF PLANT STATE."

         The business of Plant State consists primarily of attracting deposits from the general public and using these funds, as well as loan repayments and borrowings, to originate loans, primarily for individuals and small businesses. Plant State's primary market areas for loans and deposits are Hillsborough County, Florida, and Polk County, Florida, and the total population of these areas was approximately 865,000 and 430,000, respectively, as of April, 1994.

         Plant State maintains its principal executive offices at 202 Wheeler Street, Plant City, Florida 33506, and the telephone number at such office is
(813) 752-2112.

  SouthTrust of Florida, Inc.

         ST-Florida, a Florida corporation, is a wholly-owned subsidiary of SouthTrust. It owns eight banking subsidiaries in Florida.

  SouthTrust Bank of West Florida

         ST-Bank is a Florida banking corporation with its main office located in St. Petersburg, Florida. As of September 30, 1994, ST-Bank operated 29 branch offices, including offices in the cities of St. Petersburg and Tampa, Florida.

SPECIAL MEETING

         The Special Meeting will be held at _____ _.m., local time, on __________ __, 1995, at 202 Wheeler Street, Plant City, Florida 33506 to consider and vote upon the Merger Agreement. Only holders of record of shares of Plant State Common Stock as of the close of business on __________ __, 199_ will be entitled to notice of and to vote at the Special Meeting, including any adjournment thereof.

THE MERGER

  Terms of the Merger

         Subject to approval of the Merger Agreement by the shareholders of Plant State at the Special Meeting, the receipt of required regulatory approvals, and other conditions, Plant State will be merged into ST-Bank pursuant to the Merger Agreement. At the Effective Time of the Merger, each outstanding share of Plant State Common Stock will be converted, subject to rights of dissent and exclusive of shares of Plant State Common Stock held in the treasury of Plant State, into the right to receive 1.3 shares of SouthTrust Common Stock, which exchange ratio is subject to appropriate adjustment in the event of certain stock splits and stock dividends effected by SouthTrust. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Plant State Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported on Nasdaq on the last trading day immediately preceding the Effective Time of the Merger.

         The 1.3 shares of SouthTrust Common Stock for which each outstanding share of Plant State Common Stock may be exchanged in the Merger had an aggregate value, based upon the average of the last sales price of SouthTrust Common Stock for the five (5) trading days immediately preceding __________ __, 199_, of approximately $________.

         As promptly as practicable after the Effective Time of the Merger, SouthTrust or its agents, on behalf of ST-Florida, shall send or cause to be sent to each former holder of record of Plant State Common Stock a letter of transmittal for use in exchanging their stock certificates formerly representing such Plant State Common Stock for certificates representing the appropriate number of shares of SouthTrust Common Stock.

         Following the Merger, the existing office of Plant State will operate as a full-service branch of ST-Bank.

  Reasons for the Merger

         The Board of Directors of Plant State considered a variety of factors in evaluating and approving the Merger and the Merger Agreement, including (a) the value of the consideration to be received by Plant State's shareholders relative to the book value and earnings per share of Plant State Common Stock;
(b) certain information concerning the financial condition, results of operations and business prospects of Plant State and SouthTrust; (c) the marketability of Plant State Common Stock; (d) the competitive and regulatory environment for financial institutions generally; (e) the fact that the Merger will enable Plant State shareholders to exchange their shares of Plant State Common Stock for shares of common stock of a larger combined entity, the stock of which is more widely held and more actively traded and which historically has paid cash dividends; (f) SouthTrust's ability to provide comprehensive financial services in relevant markets; and (g) other pertinent information. The Board of Directors of Plant State did not assign any relative weights to the above factors, but it considered all of such factors to be material. The Board of Directors believes that it appropriately addressed all of the relevant concerns in the proposed transaction with SouthTrust, and it concluded that the terms of the transaction with SouthTrust are fair to the shareholders of Plant State from a financial point of view. Based on these factors, the Board of Directors of Plant State determined that the Merger was in the best interests of the shareholders of Plant State and approved the Merger Agreement, subject to a receipt of a written fairness opinion stating the terms of the Merger as provided in the Merger Agreement are fair from a financial point of view to the unaffiliated shareholders of Plant State.

  Vote Required

         The affirmative vote of the holders of at least a majority of the outstanding shares of Plant State Common Stock entitled to vote thereon is required to approve the Merger Agreement. Directors and executive officers of Plant State and their affiliates owned, as of the Record Date, directly or indirectly, 156,838 shares of Plant State Common Stock, constituting approximately 53.50% of the shares of Plant State Common Stock outstanding on the Record Date for the Special Meeting. It is anticipated that all shares held by such persons will be voted for approval of the Merger Agreement.

  Recommendation of the Board of Directors

         THE MEMBERS OF THE BOARD OF DIRECTORS OF PLANT STATE HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTERESTS OF PLANT STATE AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF PLANT STATE RECOMMENDS THAT SHAREHOLDERS OF PLANT STATE VOTE IN FAVOR OF THE MERGER AGREEMENT. This recommendation is based on a number of factors discussed in this Proxy Statement/Prospectus. See "THE MERGER - Background of the Merger; Reasons for the Merger; Recommendation of the Board of Directors of Plant State."

  Opinion of Financial Advisor

         The Board of Directors of Plant State engaged Robert W. Baird & Co. Incorporated ("Baird") to consider the fairness of the Merger, from a financial point of view, to the unaffiliated shareholders of Plant State. Baird has delivered its opinion letter dated __________ __, 1994 to the Board of Directors of Plant State, a copy of which is attached hereto as Exhibit B, stating that, based upon the information and procedures specified therein, in its opinion the Merger is fair, from a financial point of view, to the unaffiliated shareholders of Plant State.

         Baird has acted as a financial advisor to Plant State in connection with the Merger and, as indicated above, was engaged to render the aforementioned fairness opinion. Plant State paid Baird a fee of $17,500 for preparing the aforementioned fairness opinion. Plant State has further agreed to indemnify Baird against certain liabilities which may arise in connection with its engagement.

         See "THE MERGER - Opinion of Financial Advisor."

  Interests of Certain Named Persons in the Merger

         The Merger Agreement provides that the Board of Directors of ST-Bank, following the Merger, shall consist of those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger, and the officers of ST-Bank shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

         The Merger Agreement further provides that with respect to any claim made or action commenced within three years after the Effective Time of the Merger, SouthTrust shall, to the extent permitted by the Articles of Incorporation and Bylaws of Plant State and applicable Florida law, indemnify each director, officer and employee of Plant State, against any costs or expenses arising out of or pertaining to any action or omission by such director, officer or employee as of or prior to the Effective Time of the Merger. From and after the Effective Time of the Merger, the directors, officers and employees of Plant State who become or serve as directors, officers or employees of SouthTrust, ST-Florida or ST-Bank, or any affiliates thereof, shall have indemnification rights having prospective application only, except as set forth above.

         See "THE MERGER - Interests of Certain Named Persons in the Merger" and "THE MERGER - Business and Management of Plant State Following the Merger; Plans for Business of Plant State."

Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment

         The respective obligations of SouthTrust and Plant State to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) the receipt of all required regulatory approvals with respect to the Merger, (ii) the approval of the Merger Agreement by the requisite vote of Plant State's shareholders, and (iii) certain other conditions customary in transactions of this kind.

         The Merger is subject to approval by the Florida Department and the FRB. Accordingly, assuming that all conditions to the Merger contained in the Merger Agreement are satisfied or waived and that the Merger Agreement has not been terminated, the Merger Agreement provides that the Merger shall occur on the first business day following the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities, including the Florida Department and the FRB, and (ii) approval by the shareholders of Plant State of the Merger Agreement.

         On or about November 9, 1994 ST-Bank filed an application with the Florida Department seeking approval to merge Plant State into ST-Bank. That application was approved on __________ __, ____. On or about November 9, 1994, ST-Bank filed an application with the FRB seeking approval to merge Plant State with and into ST-Bank. That application was approved on __________ __, ____. The 15 day waiting period after approval by the FRB, during which the Merger may not be consummated and which commences the authority of the United States Department of Justice (the "Justice Department") to challenge the Merger of Plant State into ST-Bank on antitrust grounds, has also expired.

         At any time before the Merger becomes effective, any party to the Merger Agreement may waive conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit. In addition, the Merger Agreement may be amended by written instrument signed on behalf of each of the parties thereto.

         See "THE MERGER - Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment."

  Termination

         The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger: (i) by the mutual consent in writing of SouthTrust and Plant State, or (ii) by either SouthTrust or Plant State individually, under certain specified circumstances, including if the Merger shall not have occurred on or prior to June 30, 1995, provided that the failure to consummate the Merger on or before such date is not caused by a breach of the Merger Agreement by the party seeking to terminate. See "THE MERGER - Termination."

  Effective Time of the Merger

         The Merger will become effective on the date and at the time on which the Merger is deemed effective by each of the Florida Department and the FRB. Subject to satisfaction of the conditions contained in the Merger Agreement, the parties currently anticipate that the Merger will become effective on or before __________ __, 1995, although there can be no assurance as to whether or when the Merger will become effective. See "THE MERGER - Effective Time of the Merger."

RIGHTS OF DISSENT AND APPRAISAL

         Any holder of shares of Plant State Common Stock is entitled to dissent from the Merger and demand the fair value of the shares of Plant State Common Stock held by such holder in cash, if such dissenting shareholder follows the procedures provided by applicable law which are described elsewhere in this Proxy Statement/Prospectus. See "THE MERGER - Rights of Dissent and Appraisal."

COMPARATIVE STOCK PRICES

         SouthTrust Common Stock is traded in the over-the-counter market through the facilities of Nasdaq. The market for shares of Plant State Common Stock is not active and during the last two years, the sales price of shares of Plant State Common Stock of which Plant State had knowledge ranged from $11.00 to $17.00 per share. The last sale of shares of Plant State Common Stock known to Plant State occurred in May of 1994 at a sales price of $17.00 per share.

         The following table sets forth applicable last sales prices, and pro forma equivalents based upon such last sales prices, for SouthTrust Common Stock as of selected dates.

                                        SouthTrust            SouthTrust
                                       Common Stock          Common Stock
                                     Last Sales Price       Equivalent (3)
                                   --------------------   ------------------

(1)  October 27, 1994  . . . . .          $19.00                $24.70
(2)  __________ __, 199_ . . . .            $                     $

__________________________________

(1)      Last trading day preceding the execution of the Merger Agreement.
(2) Most recent date practicable preceding the date of this Proxy Statement/Prospectus.
(3) Pro forma equivalents calculated using the historical last sales price for SouthTrust Common Stock as of the selected date multiplied by the conversion ratio of 1.3 shares of SouthTrust Common Stock per share of Plant State Common Stock.


         Plant State's shareholders are advised to obtain current market quotations for or information regarding SouthTrust Common Stock and Plant State Common Stock. No assurance can be given as to the market price of SouthTrust Common Stock or the value of Plant State Common Stock at any time before the Effective Time of the Merger or as to the market price of SouthTrust Common Stock at any time thereafter. Because the exchange ratio of Plant State Common Stock for SouthTrust Common Stock is fixed, it will not compensate Plant State's shareholders for decreases in the market price of SouthTrust Common Stock which could occur before the Effective Time of the Merger. In the event the market price for SouthTrust Common Stock were to decrease, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Plant State Common Stock would decrease. However, Plant State is not obligated to consummate the Merger in the event that the average last sales price of a share of SouthTrust Common Stock as reported by Nasdaq for the last five trading days immediately preceding the Effective Time of the Merger is less than $14.25 per share. It also should be noted that, in the event the market price of SouthTrust Common Stock were to increase, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Plant State Common Stock would increase.

         See "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND PLANT STATE."

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of Plant State who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Plant State and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of Plant State may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Since the aggregate number of shares of SouthTrust Common Stock issuable in the Merger is less than any applicable volume limitation under Rule 145, an affiliate of Plant State who otherwise complies with Rule 145, and subject to the undertaking described below, will be free to resell, during any given three-month period, all of the shares of SouthTrust Common Stock received by such affiliate in the Merger.

         In addition, at or prior to the Effective Time of the Merger, each affiliate of Plant State will deliver to SouthTrust a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of SouthTrust Common Stock acquired in the Merger, and whereby such affiliate shall represent and warrant, among other things, that he or she shall not sell, pledge, transfer, or otherwise dispose of such shares of SouthTrust Common Stock (i) in violation of the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least 30 days of combined operations of Plant State and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

    See "THE MERGER - Resale of SouthTrust Common Stock Received in the Merger."

DIFFERENCES IN RIGHTS OF PLANT STATE SHAREHOLDERS

         Upon consummation of the Merger, Plant State shareholders will become SouthTrust stockholders. As a result, their rights as shareholders, which now are governed by Florida corporate and banking law and Plant State's Articles of Incorporation and Bylaws, will be governed by Delaware corporate law and SouthTrust's Restated Certificate of Incorporation and Bylaws. Because of certain differences between the provisions of Florida law and Delaware corporate law and of Plant State's Articles of Incorporation and Bylaws and SouthTrust's Restated Certificate of Incorporation and Bylaws, the current rights of Plant State shareholders will change after the Merger. Some of these differences include anti-takeover provisions applicable to SouthTrust. See "COMPARISON OF THE COMMON STOCK OF SOUTHTRUST AND PLANT STATE."

ACCOUNTING TREATMENT

         The Merger will be accounted for by SouthTrust as a pooling of interests. See "THE MERGER - Accounting Treatment."

TAX TREATMENT

         Plant State has received an opinion of Bradley, Arant, Rose & White to the effect that, for federal income tax purposes, (i) the Merger will qualify as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no gain or loss will be recognized by holders of shares of Plant State Common Stock who receive SouthTrust Common Stock in the Merger (except in connection with the receipt of cash in lieu of fractional interests in shares of SouthTrust Common Stock); and (iii) the basis of the SouthTrust Common Stock received by the shareholders of Plant State pursuant to the Merger and the holding period therefor will be the same as the basis and holding period of the Plant State Common Stock surrendered in exchange therefor. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

         THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES MAY VARY FOR EACH HOLDER OF SHARES OF PLANT STATE COMMON STOCK. PLANT STATE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF INCOME TAX AND OTHER TAX CONSEQUENCES ON THEIR OWN PARTICULAR FACTS.

EQUIVALENT SHARE DATA

         The following summary presents comparative historical unaudited per share data for both SouthTrust and Plant State. The pro forma amounts assume the Merger was effective as of the commencement of the periods presented and was accounted for as a pooling of interests. SouthTrust's pro forma amounts represent the combined pro forma results, and Plant State pro forma equivalent amounts are computed by multiplying the pro forma amounts by a factor of 1.3 to reflect the exchange ratio in the Merger of 1.3 shares of SouthTrust Common Stock for each share of Plant State Common Stock. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated by reference herein.

                                                                   Years Ended
                                                                  December 31,                 Nine Months
                                                       ----------------------------------         Ended
                                                          1993        1992         1991    September 30, 1994
                                                       ---------    ---------    --------  ------------------
Net income (loss) per common share:
         SouthTrust                                    $    1.94    $    1.66    $   1.42         $   1.59
         Plant State                                        3.18(1)      1.14(1)     0.05(1)          0.98
         SouthTrust pro forma combined                      1.94         1.65        1.42             1.59
         Plant State pro forma equivalent                   2.52         2.15        1.84             2.06

Cash dividends per common share:
         SouthTrust                                    $    0.60    $    0.52    $   0.48         $   0.51
         Plant State                                           0            0           0             0.45
         Plant State pro forma equivalent (2)               0.78         0.68        0.62             0.66


                                                                                                 Nine Months
                                                                   Year Ended                       Ended
                                                                December 31, 1993            September 30, 1994
                                                       ----------------------------------    ------------------
Book value per common share (period end):
         SouthTrust                                                 $    13.25                    $  13.89
         Plant State                                                     13.58(3)                    12.93(3)
         SouthTrust pro forma combined                                   13.23                       13.14
         Plant State pro forma equivalent                                17.20                       17.08

___________________________________________
(1) Includes effect of extraordinary items and cumulative effect of change in accounting principles. See "SELECTED FINANCIAL DATA OF PLANT STATE."

(2) Plant State pro forma equivalent dividends per share represent historical dividends per share declared by SouthTrust, multiplied by the conversion ratio of 1.3 shares of SouthTrust Common Stock for each share of Plant State Common Stock.

(3) Includes an adjustment pursuant to FAS 115 for unrealized gains and losses in the available-for-sale securities portfolio.

SELECTED FINANCIAL DATA

         The following tables set forth certain selected historical consolidated financial information for SouthTrust and certain selected historical financial information for Plant State. The historical income statement data included in the selected financial data for the five most recent fiscal years are derived from audited consolidated financial statements of SouthTrust and audited financial statements of Plant State. The financial data for the interim periods ended September 30, 1994 and 1993 are derived from the unaudited historical financial statements of SouthTrust and Plant State, respectively, and reflect, in the respective opinion of management of SouthTrust and Plant State, all adjustments (consisting only of recurring adjustments) necessary for a fair presentation of such data. This information should be read in conjunction with the consolidated financial statements of SouthTrust and financial statements of Plant State, and the related notes thereto, included in documents included elsewhere herein or incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                    SOUTHTRUST CORPORATION AND SUBSIDIARIES

                                                                                                      Nine Months
                                                      Years Ended December 31,                     Ended September 30,
                                        -------------------------------------------------------   ---------------------
                                          1993        1992       1991        1990        1989       1994        1993
                                        --------    --------   ---------   ---------   --------   ---------   ---------
INCOME STATEMENT DATA
(in thousands except per share data):
  Interest income                       $ 927,551   $ 828,080  $ 823,725    $776,661   $684,624   $ 792,108   $ 691,450
  Interest expense                        397,743     382,930    474,453     498,329    450,147     345,857     297,437
                                        ---------   ---------  ---------    --------    -------   ---------   ---------
    Net interest income                   529,808     445,150    349,272     278,332    234,477     446,251     394,013
  Provision for loan losses                45,032      43,305     38,042      44,635     21,166      33,272      34,123
                                        ---------   ---------  ---------    --------   --------   ---------   ---------
  Net interest income after
    provision for loan losses             484,776     401,845    311,230     233,697    213,311     412,979     359,890
  Non-interest income                     174,702     136,683    108,881      91,084     78,686     137,896     123,486
  Non-interest expense                    434,951     373,636    296,796     234,713    200,147     358,900     317,999
                                        ---------   ---------  ---------    --------   --------   ---------   ---------
  Income before income taxes              224,527     164,892    123,315      90,068     91,850     191,975     165,377
  Provision for income taxes               73,992      50,646     33,309      20,360     19,075      64,340      54,222
                                        ---------   ---------  ---------    --------   --------   ---------   ---------
    Net income                          $ 150,535   $ 114,246  $  90,006    $ 69,708   $ 72,775   $ 127,635   $ 111,155
                                        =========   =========  =========    ========   ========   =========   =========

  Net income per common share
    and common share equivalent         $    1.94   $    1.66  $    1.42    $   1.14   $   1.21   $    1.59   $    1.44
  Cash dividends declared
    per common share                         0.60        0.52       0.48        0.46       0.43        0.51        0.45
  Average common shares and common
    share equivalents outstanding          77,772      68,948     63,255      61,148     60,077      80,267      77,406

BALANCE SHEET DATA (at period end)
  (in millions):
  Total assets                          $14,708.0   $12,714.4  $10,158.1    $9,005.9   $7,763.2   $16,955.5   $14,164.3
  Total loans net of unearned income      9,448.3     7,546.6    5,965.0     5,531.4    4,690.5    11,472.3     8,878.3
  Total deposits                         11,515.4    10,082.3    8,277.2     7,228.0    6,054.5    12,243.2    10,917.1
  Total stockholders' equity              1,051.8       860.4      662.0       549.6      507.1     1,128.5       989.9

                                PLANT STATE BANK

                                                                                                    Nine Months
                                                        Years Ended December 31,                 Ended September 30,
                                          ----------------------------------------------------     ----------------
                                            1993        1992      1991       1990       1989        1994     1993
                                          --------   ---------  --------   --------   --------     -------  -------
INCOME STATEMENT DATA
(in thousands except per share data):
  Interest income                         $  2,208   $   2,155  $  2,168   $  1,751   $ 1,563     $ 2,104   $ 1,630
  Interest expense                             861       1,044     1,356      1,249     1,100         730       649
                                          --------   ---------  --------   --------   -------     -------   -------
    Net interest income                      1,347       1,111       812        502       463       1,374       981
  Provision for loan losses                    167         246       303        221       160         306        81
                                          --------   ---------  --------   --------   -------     -------   -------
  Net interest income after
    provision for loan losses                1,180         865       509        281       303       1,068       900
  Other operating income                       267         256       196        170       132         167       193
  Gain on sale of securities                    41          78        60          -         -           -        41
  Gain or (Loss) on OREO                         -           -        30        (80)        -           -         -
  Other operating expenses                   1,051         932       783        869       757         789       788
                                          --------   ---------  --------   --------   -------     -------   -------

  Income before taxes                          437         267        12       (498)     (322)        446       346
    Income Tax Benefit (Expense)                64         (91)       (4)         -         -        (158)       93
                                          --------   ---------  --------   --------   -------     -------   -------

  Income before extraordinary item
    and cumulative effect of a
    change in accounting principle             501         176         8       (498)     (322)        288       439
  Extraordinary item - realization of
    loss carryforward                            -          91         4          -         -           -         -
  Cumulative effect at January 1,
    1993 of change in accounting
    principle                                  243           -         -          -         -           -       243
                                          --------   ---------  --------   --------   -------     -------   -------
       Net income (loss)                  $    744   $     267  $     12   $   (498)  $  (322)    $   288   $   682
                                          ========   =========  ========   ========   =======     =======   =======


  Per Share Amounts:
  Income before extraordinary item
    and cumulative effect of a
    change in accounting principle        $   1.87   $    0.75  $   0.03   $  (2.13)  $ (2.58)    $  0.98   $  1.87
  Extraordinary item - realization of
    loss carryforward                         1.31        0.39      0.02          -         -           -         -
  Cumulative effect at January 1,
    1993 of change in accounting
    principle                                    -           -         -          -         -           -      1.04
  Net Income (Loss)                       $   3.18   $    1.14  $   0.05   $  (2.13)  $ (2.58)    $  0.98   $  2.91
  Cash dividends declared per share              -           -         -          -         -     $  0.45         -
  Shares outstanding at period end             293         234       234        234       125         293       234

BALANCE SHEET DATA (at period end)
  (in millions):
  Total assets                            $ 32,826   $  28,735  $ 25,118   $ 22,920   $16,755     $42,360   $31,448
  Total loans net of unearned income        22,208      17,144    17,681     14,943     8,679      27,448    18,940
  Total deposits                            28,706      26,423    23,028     20,733    15,062      35,545    28,408
  Total stockholders' equity                 3,982       2,208     1,941      1,929     1,423       3,792     2,890

                                   THE MERGER

         The terms of the Merger are set forth in the Merger Agreement. The description of the Merger which follows summarizes the principal provisions of the Merger Agreement, is not complete and is qualified in all respects by reference to the Merger Agreement a copy of which is attached hereto as Exhibit A and incorporated herewith.

PARTIES TO THE MERGER

  SouthTrust

         SouthTrust is a regional bank holding company headquartered in Birmingham, Alabama. As of September 30, 1994, SouthTrust had consolidated total assets of approximately $17.0 billion. Following the enactment of Alabama's interstate banking legislation in 1987, SouthTrust has pursued a strategy of acquiring banks and financial institutions throughout the areas of Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee and offers a full range of banking services through 40 bank subsidiaries operating more than 421 offices. SouthTrust, through its bank-related subsidiaries, also offers a range of other services, including mortgage banking services, data processing services and securities brokerage services. The largest bank subsidiary of SouthTrust is SouthTrust Bank of Alabama, N.A., Birmingham, Alabama (the oldest predecessor of which was incorporated in 1887), which had approximately $5.2 billion in total assets as of September 30, 1994. Of SouthTrust's approximately $17.0 billion in assets as of September 30, 1994, approximately $9.8 billion were in Alabama, approximately $3.3 billion were in Georgia, and approximately $2.8 billion were in Florida.

         SouthTrust has taken advantage of the passage of interstate banking legislation by acquiring banks in or near major metropolitan markets in Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. The effect of this expansion has been to give SouthTrust access to metropolitan markets with favorable prospects for growth of population, per capita income, and business development opportunities.

         During 1993, SouthTrust effected acquisitions of 14 financial institutions, with total assets of approximately $1.3 billion, and, as of the date of this Proxy Statement/Prospectus, SouthTrust had effected in 1994 acquisitions of 8 financial institutions, with total assets of approximately $645 million. The following table presents certain information with respect to acquisitions which are currently pending as of the date of this Proxy Statement/Prospectus, including the Merger:

                                                              Total            Total             Total
   Institution                           Location            Assets          Deposits            Loans*
- -----------------                        --------            ------          --------            -----
                                                                           (in millions)
Plant State Bank                     Plant City, Florida      $42.3            $35.5             $27.5
CNB Capital Corp.                    Pascagoula, Mississippi   69.0             58.0              35.6
FBC Holding Company, Inc.            Crestview, Florida        51.4             46.3              23.1
Anchor Savings Bank (4 Branches)     Ft. Myers, Florida and
                                          Naples, Florida     261.0            257.1               0.4

___________________________
*Net of unearned income


         SouthTrust anticipates accounting for the branch acquisitions pursuant to the purchase method of accounting. SouthTrust anticipates that the transactions with Plant State, CNB Capital Corp. and FBC Holding Company, Inc. each will be accounted for as a pooling of interests. Consummation of the pending transactions is subject, in each case, to, among other things, approval by applicable regulatory authorities.

         As a routine part of its business, SouthTrust evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this Proxy Statement/Prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilative effect upon the SouthTrust Common Stock to be issued to holders of Plant State Common Stock in the Merger.

         The principal executive offices of SouthTrust are located at 420 North 20th Street, Birmingham, Alabama 35203, and its telephone number is (205) 254-5000.

  Plant State

         Plant State was organized under the laws of the State of Florida on June 2, 1986, for the purpose of engaging in the commercial banking business. Plant State operates out of a single office in Plant City, Florida. Plant State is not a member of the Federal Reserve System but is a member of and its deposits are insured by the Bank Insurance Fund ("BIF") of the FDIC. Plant State is subject to comprehensive regulation, examination and supervision by the FDIC and the Florida Department. See "SUPERVISION AND REGULATION" and "CERTAIN INFORMATION CONCERNING THE BUSINESS OF PLANT STATE."

         The business of Plant State consists primarily of attracting deposits from the general public and using these funds, as well as loan repayments and borrowings, to originate loans, primarily for individuals and small businesses. Plant State's primary market areas for loans and deposits are Hillsborough County, Florida, and Polk County, Florida, and the total population of these areas was approximately 865,000 and 430,000, respectively, as of April, 1994.

         Plant State maintains its principal executive offices at 202 Wheeler Street, Plant City, Florida 33506, and the telephone number at such office is
(813) 752-2112.

  SouthTrust of Florida, Inc.

         ST-Florida, a Florida corporation, is a wholly-owned subsidiary of SouthTrust. It owns eight banking subsidiaries in Florida.

GENERAL

         The Merger Agreement has been approved by the members of the Boards of Directors of Plant State, SouthTrust, ST-Florida and ST-Bank, and by ST-Florida as the sole shareholder of ST-Bank. No approval of the Merger by the stockholders of SouthTrust is required.

         Pursuant to the Merger Agreement, Plant State will be merged with and into ST-Bank pursuant to the Florida Financial Institutions Code, and ST-Bank will be the Surviving Corporation. Upon the effectiveness of the Merger, each outstanding share of Plant State Common Stock will be converted into the right to receive 1.3 shares of SouthTrust Common Stock, subject to rights of dissent and exclusive of shares of Plant State Common Stock held in the treasury of Plant State. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of Plant State Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported by Nasdaq on the last trading day preceding the Effective Time of the Merger.

         Subject to the approval of the Merger Agreement by the shareholders of Plant State and the FRB, the satisfaction or waiver of the conditions contained in the Merger Agreement, and the filing of appropriate Articles of Merger with the Florida Department, the Merger Agreement provides that the Effective Time of the Merger will be on the first business day after the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities, (ii) the expiration of 15 days, or such longer period in the event that the FRB receives adverse comments regarding the Merger from the Attorney General of the United States (including any extension thereof) after the approval by the FRB during which the Justice Department fails to object to the Merger, and (iii) approval by the shareholders of Plant State of the Merger.

BACKGROUND OF THE MERGER; REASONS FOR MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF PLANT STATE

         In June, 1994, representatives of the Board of Directors of Plant State were approached by representatives of ST-Bank regarding a possible acquisition of Plant State. Discussions between such representatives regarding a possible business combination continued between June and October, 1994.

         During this time, representatives of SouthTrust and Plant State conducted various due diligence activities and negotiated the terms and conditions to be included in a definitive merger agreement. At a Board of Directors meeting held on October 27, 1994, the Board of Directors of Plant State met to review and consider the Merger Agreement. At such Board of Directors meeting, all of the directors of Plant State present at the meeting voted to approve the Merger and the Merger Agreement, with such changes as the President and Chief Executive Officer of Plant State determined, in consultation with legal counsel and consistent with the terms of the Merger Agreement and the discussions at the meeting, would be appropriate. The Merger Agreement between Plant State and ST-Bank, joined in by SouthTrust and ST-Florida, was executed as of October 28, 1994, and, subsequent thereto, the members of the Board of Directors of Plant State approved the Merger and the execution and delivery of the Merger Agreement. All of the directors and officers of Plant State have advised Plant State that, as of the date of the Proxy Statement/Prospectus, they intend to vote for the approval of the Merger Agreement.

         The 1.3 shares of SouthTrust Common Stock to be exchanged for each share of Plant State Common Stock reflect prices that were negotiated on an arm's-length basis between representatives of Plant State and representatives of SouthTrust. There was no affiliation, relationship, understanding or transaction between Plant State and its representatives, on one hand, and SouthTrust and ST-Bank, and their representatives, on the other hand, prior to the execution of the Merger Agreement.

         The Board of Directors of Plant State considered a variety of factors in evaluating and approving the Merger and the Merger Agreement, including (a) the value of the consideration to be received by Plant State's shareholders relative to the book value and earnings per share of Plant State Common Stock;
(b) certain information concerning the financial condition, results of operations and business prospects of Plant State and SouthTrust; (c) the marketability of Plant State Common Stock; (d) the competitive and regulatory environment for financial institutions generally; (e) the fact that the Merger will enable Plant State shareholders to exchange their shares of Plant State Common Stock for shares of common stock of a larger combined entity, the stock of which is more widely held and more actively traded and which historically has paid cash dividends; (f) SouthTrust's ability to provide comprehensive financial services in relevant markets; and (g) other pertinent information. The Board of Directors of Plant State did not assign any relative weights to the above factors, but it considered all of such factors to be material. The Board of Directors believes that it appropriately addressed all of the relevant concerns in the proposed transaction with SouthTrust, and it concluded that the terms of the transaction with SouthTrust are fair to the shareholders of Plant State from a financial point of view. Based on these factors, the Board of Directors of Plant State determined that the Merger was in the best interests of the shareholders of Plant State and approved the Merger Agreement, subject to receipt of a written fairness opinion stating the terms of the Merger as provided in the Merger Agreement are fair from a financial point of view to the unaffiliated shareholders of Plant State.

         THE MEMBERS OF THE BOARD OF DIRECTORS OF PLANT STATE HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTERESTS OF PLANT STATE AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF PLANT STATE RECOMMENDS THAT SHAREHOLDERS OF PLANT STATE VOTE IN FAVOR OF THE MERGER AGREEMENT.

         SouthTrust is engaging in the transactions pursuant to the Merger because the Merger is consistent with its expansion strategy within the southeastern United States and because the acquisition of Plant State will augment SouthTrust's existing market share in the west Florida banking market and enhance its competitive position in such market.

OPINION OF FINANCIAL ADVISOR

         On December 5, 1994, Plant State retained Robert W. Baird & Co. Incorporated ("Baird"), an investment banking firm based in Milwaukee, Wisconsin, on the basis of its experience, to render a written fairness opinion (the "Opinion") to the Board of Directors of Plant State. Baird is in the business of consulting for the banking industry, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions and equity offerings. Baird did not participate in the negotiations or structuring of the transaction. Baird did review the negotiated terms of the Merger including the exchange ratio. Except as described herein, Baird is not affiliated in any way with Plant State, SouthTrust or their respective affiliates.

         On ___________ __, 1994, in connection with their consideration of the Merger Agreement, Baird issued its opinion to the Board of Directors of Plant State that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair, from a financial point of view, to the unaffiliated shareholders of Plant State. This Opinion is based upon conditions as they existed on ____________ __, 1994. A copy of the Opinion is attached as Exhibit B to this Proxy Statement/Prospectus and should be read in its entirety by Plant State shareholders. Baird's written opinion does not constitute an endorsement of the Merger or a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting.

         In arriving at its Opinion regarding the fairness of the transaction, Baird studied and analyzed the financial position, both current and historical, of Plant State. Baird met with the senior management of Plant State to review its business history, current operations and future prospects. In reaching its Opinion, Baird reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) a draft dated December 19, 1994 of the Registration Statement on Form S-4 to be filed with the Commission; (iii) audited financial statements of Plant State for the five years ending December 31, 1993, and unaudited financial statements for the nine-month period ended September 30, 1994; (iv) annual reports to the shareholders of Plant State for the years ended 1992 and 1993; (v) various management reports, financial records, regulatory filings and such other documents as were furnished to Baird; (vi) the market price and financial characteristics of Plant State's Common Stock;
(vii) the market price and financial characteristics of securities of other financial institutions Baird deemed comparable; and (viii) the financial terms and characteristics of recent mergers and acquisitions with respect to other banks and bank holding companies Baird found relevant to its inquiry. In addition, in rendering its Opinion, Baird analyzed certain financial and other information relating to other institutions Baird deemed comparable to Plant State and conducted such other studies, analyses and inquiries as Baird considered appropriate.

         Neither SouthTrust nor Plant State imposed any limitations upon the scope of the investigation to be performed by Baird in formulating its Opinion. In rendering its Opinion, Baird did not independently verify the asset quality and financial condition of SouthTrust or its subsidiary banks or Plant State, but instead relied upon the data provided by or on behalf of SouthTrust and Plant State to be true and accurate in all material respects.

         For its services as independent financial advisor for the Merger, including the rendering of its Opinion referred to above, Plant State has paid Baird aggregate fees of $17,500. Prior to being retained for this assignment, Baird has not provided professional services to Plant State and, Baird has not provided professional services to SouthTrust during the previous five years prior to the date of this Proxy Statement/Prospectus.

INTERESTS OF CERTAIN NAMED PERSONS IN THE MERGER

         The Merger Agreement provides that with respect to any claim made or action commenced within three years after the Effective Time of the Merger, SouthTrust shall, to the extent permitted by Florida law, indemnify each director, officer and employee of Plant State, in accordance with the provisions of the Articles of Incorporation and Bylaws of Plant State, against any costs or expenses arising out of or pertaining to any action or omission by such director, officer or employee as of or prior to the Effective Time of the Merger. From and after the Effective Time of the Merger, the directors, officers and employees of Plant State who become or serve as directors, officers or employees of SouthTrust, ST-Florida, or ST-Bank, or any affiliates thereof, shall have indemnification rights having prospective application only, except as set forth above.

         The parties have agreed in the Merger Agreement that appropriate steps shall be taken to terminate all employee benefit plans of Plant State as of the Effective Time of the Merger or as promptly as practicable thereafter. Following the termination of all such plans, SouthTrust has agreed to cover the officers and employees of Plant State who are employed by ST-Bank under employee benefit plans of SouthTrust, including welfare and fringe benefit plans on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that (i) with respect to SouthTrust's group medical and insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under Plant State's group medical and insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and (ii) credit for each such employee's past service with Plant State prior to the Effective Time of the Merger shall be given by SouthTrust to employees for purposes of: (1) determining vacation and sick leave benefits and accruals, in accordance with the established policies of SouthTrust; and
(2) establishing eligibility for participation in, and vesting under, SouthTrust's employee benefits plans (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service; provided, however, such credit for past service shall not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of SouthTrust.

         SouthTrust has further agreed that for purposes of determining eligibility to participate in, and vesting in accrued benefits under the SouthTrust Corporation Employee's Profit Sharing Plan (the "ST PS Plan") and the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan"), employment with Plant State shall be credited as if it were employment with SouthTrust, but such service shall not be credited for purposes of determining benefit accrual under the ST Retirement Plan.

         In addition to the foregoing, the Merger Agreement provides that the Board of Directors of ST-Bank following the Merger shall consist of those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger, and the officers of ST-Bank shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.


EFFECT OF MERGER ON PLANT STATE COMMON STOCK

         At the Effective Time of the Merger, each outstanding share of Plant State Common Stock, other than shares of Plant State Common Stock held by shareholders who have dissented from the Merger, as discussed below, and shares of Plant State Common Stock held in Plant State's treasury, shall be converted into the right to receive 1.3 shares of SouthTrust Common Stock which exchange ratio is subject to appropriate adjustment in the event of stock splits and stock dividends effected by SouthTrust. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of a share of Plant State Common Stock that otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled, and (ii) the last sales price of such share of SouthTrust Common Stock as reported on Nasdaq on the last trading day immediately preceding the Effective Time of the Merger.

         Because the exchange ratio of shares of SouthTrust Common Stock for Plant State Common Stock is fixed, it will not compensate Plant State's shareholders for decreases in the market price of SouthTrust Common Stock which could occur before the Effective Time of the Merger. In the event the market price of SouthTrust Common Stock decreases, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Plant State Common Stock would decrease. Plant State's shareholders are advised to obtain current market quotations for and information regarding SouthTrust Common Stock and Plant State Common Stock. However, Plant State is not obligated to consummate the Merger in the event that the average last sales price of a share of SouthTrust Common Stock as reported by Nasdaq for the five trading days immediately preceding the Effective Time of the Merger is less than $14.25 per share. On __________ __, 199_, the most recent date practicable preceding the date of this Proxy Statement/Prospectus, the last sales price of SouthTrust Common Stock was $______ per share. In the event the market price of SouthTrust Common Stock increases, the value of the SouthTrust Common Stock to be received in the Merger in exchange for Plant State Common Stock would increase. Plant State's shareholders are advised to obtain current market quotations for and information regarding SouthTrust Common Stock and Plant State Common Stock. No assurance can be given as to the market price of SouthTrust Common Stock or the value of Plant State Common Stock on the date of the Effective Time of the Merger or as to the market price of SouthTrust Common Stock thereafter.

EFFECTIVE TIME OF THE MERGER

         The Merger will become effective upon the effectiveness of appropriate Articles of Merger relating thereto filed with the Florida Department and notice of the Merger filed with the FRB. The Merger Agreement provides that the parties thereto will cause such Articles of Merger and notice of Merger to be filed after each of the conditions to consummation of the Merger has been satisfied or waived. The Merger cannot become effective until Plant State's shareholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken. Subject to satisfaction of the conditions contained in the Merger Agreement, the parties currently anticipate that the Merger will become effective on or before __________ __, 1995, although there can be no assurance as to whether or when the Merger will become effective.

EXCHANGE OF STOCK CERTIFICATES

         As soon as practicable after the Effective Time of the Merger, SouthTrust will deliver the total consideration to be paid by SouthTrust for the shares of Plant State Common Stock to such institution as SouthTrust may designate, which institution will act as the exchange agent for the transaction (the "Exchange Agent"). As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send a letter of transmittal to each former holder of record of shares of Plant State Common Stock for use in exchanging their certificates formerly representing shares of Plant State Common Stock for exchange and conversion in accordance with the procedures provided for therein and in the Merger Agreement. The letter of transmittal will contain detailed instructions concerning the manner of executing and submitting such stock certificates. At the Effective Time of the Merger, the holders of shares of Plant State Common Stock will cease to be shareholders of Plant State and will have no voting or other rights with respect to shares of Plant State Common Stock, other than the right to receive in the Merger shares of SouthTrust Common Stock upon surrender of the stock certificates respecting their shares of Plant State Common Stock. As of the Effective Time of the Merger and except as otherwise indicated below, all holders of shares of Plant State Common Stock shall be deemed to be holders of the shares of SouthTrust Common Stock into which such shares of Plant State Common Stock shall have been converted in the Merger, whether or not they surrender the stock certificates representing their shares of Plant State Common Stock. Such holders shall be entitled to all dividends or distributions in respect of shares of SouthTrust Common Stock where the record date for the payment of such dividends or distributions occurs on or after the Effective Time of the Merger; however, no such dividends or distributions shall be paid to holders of any unsurrendered certificate or certificates representing Plant State Common Stock, and SouthTrust shall not be obligated to deliver any of the consideration to which any holder of Plant State Common Stock is entitled as a result of the Merger or any cash payment in lieu of a fractional interest in SouthTrust Common Stock until such holder surrenders the certificate or certificates representing Plant State Common Stock as provided for in the Merger Agreement. Until the stock certificates evidencing the shares of Plant State Common Stock are surrendered pursuant to the Merger Agreement, no stock certificates representing shares of SouthTrust Common Stock will be delivered or remitted to such holders, and, until such holders become record holders of SouthTrust Common Stock, such holders shall not be entitled to vote the shares of SouthTrust Common Stock received in the Merger. In addition, holders of shares of Plant State Common Stock will not be entitled to receive any interest respecting any dividends or distributions payable in respect of shares of SouthTrust Common Stock, and SouthTrust, after the lapse of the appropriate time period and in accordance with the applicable laws of escheat or abandoned property, may remit any unclaimed funds or unclaimed stock certificates representing shares of SouthTrust Common Stock to state officials under the applicable laws of escheat or abandoned property.

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of Plant State who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Plant State and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of Plant State may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Since the aggregate number of shares of SouthTrust Common Stock issuable in the Merger is less than any applicable volume limitation under Rule 145, an affiliate of Plant State who otherwise complies with Rule 145, and subject to the undertaking described below, will be free to resell, during any given three-month period, all of the shares of SouthTrust Common Stock received by such affiliate in the Merger.

         At or prior to the Effective Time of the Merger, each such person deemed an affiliate of Plant State will deliver to SouthTrust a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of SouthTrust Common Stock acquired in the Merger, and whereby such affiliate shall represent and warrant, among other things, that he or she shall not sell, pledge, transfer, or otherwise dispose of such shares of SouthTrust Common Stock (i) in violation of the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least 30 days of combined operations of Plant State and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

ACCOUNTING TREATMENT

         The Merger will be accounted for by SouthTrust as a pooling of interests. Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of Plant State and SouthTrust will be carried forward at their previously recorded amounts. For information concerning certain restrictions to be imposed on the transferability of the shares of SouthTrust Common Stock received by the affiliates of Plant State in the Merger in order, among other things, to assure the availability of pooling of interests accounting treatment, see "Resale of SouthTrust Common Stock Received in the Merger."

REGULATORY APPROVALS AND CERTAIN OTHER CONDITIONS TO THE MERGER; WAIVER AND AMENDMENT

         The Merger is subject to approval by the Florida Department and the FRB. Accordingly, assuming that all conditions to the Merger contained in the Merger Agreement are satisfied or waived and that the Merger Agreement has not been terminated, the Merger Agreement provides that the Merger shall be consummated on the first business day following the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities, including the Florida Department and the FRB, and (ii) approval by the shareholders of Plant State of the Merger Agreement.

         On or about November 9, 1994, ST-Bank filed with the Florida Department an application seeking approval to merge Plant State into ST-Bank. The application to the Florida Department was approved on __________ __, ____. On November 9, 1994, ST-Bank filed with the FRB an application seeking approval to merge Plant State with ST-Bank. The application to the FRB was approved on __________ __, ____. The 15 day waiting period after approval of the Merger by the FRB, during which the Merger may not be consummated and during which the Justice Department may challenge the Merger of Plant State into ST-Bank on antitrust grounds, has also expired.

         There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the date of such regulatory approval or other action. SouthTrust and Plant State are not aware of any governmental approvals or actions that are required in order to consummate the Merger except as described above. Should such other approval or action be required, it is contemplated that SouthTrust and Plant State would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

         In addition to receipt of all necessary regulatory approvals and the expiration of all required notice and waiting periods following the granting of such approvals, and the approval of the Merger Agreement by the requisite vote of the shareholders of Plant State, consummation of the Merger is subject to the satisfaction of certain other conditions on or before the Effective Time of the Merger. Such additional conditions include, among others, the following:

                 (i) The Proxy Statement/Prospectus shall have been filed with the Commission and shall have been cleared thereby or otherwise authorized for mailing, and the Registration Statement shall have been filed with and declared effective by the Commission and shall not be the subject of any stop order or proceedings seeking any stop order;

                 (ii) The accuracy of the representations and warranties of SouthTrust, ST-Florida, and ST-Bank made in the Merger Agreement and the performance, in all material respects, of their obligations thereunder;

                 (iii) The accuracy of the representations and warranties of Plant State made in the Merger Agreement, except for inaccuracies that are not reasonably likely to have a material adverse effect on Plant State and except for certain representations and warranties regarding loans, the incorrectness of which do not cause, or are not reasonably expected to cause, a Loss (as defined in the Merger Agreement) in the Loan and Securities Portfolio (as defined in the Merger Agreement) in an amount greater than or equal to $1,000,000, and the performance, in all material respects, of Plant State's obligations under the Merger Agreement;

                 (iv) The absence of any fact, event or condition (exclusive of any fact, event or condition described in (v) below) pertaining to Plant State which occurred after November 1,

         1994, and has had, or is likely to have, a material adverse effect on Plant State or the consummation of the transactions contemplated by the Merger Agreement or would render the Merger or the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange;

                 (v) From and after November 1, 1994 there shall not have occurred a Loss in the Loan and Securities Portfolio greater than or equal to $1,000,000 and there shall be no fact, event or condition existing which occurred after November 1, 1994 that would result in a Loss in the Loan and Securities Portfolio greater than or equal to $1,000,000, or which may be foreseen to result in a Loss in the Loan and Securities Portfolio greater than or equal to $1,000,000;

                 (vi) The absence of any actual or threatened causes of action, investigations or proceedings (A) challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated thereby, (B) seeking damages in connection with the transactions contemplated by the Merger Agreement or (C) seeking to restrain or invalidate the transactions contemplated by the Merger Agreement which, in the reasonable judgment of SouthTrust or Plant State, would have a material adverse effect on the interests of either SouthTrust or Plant State;

                 (vii) There shall not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Regulatory Authority (as defined in the Merger Agreement) which, in connection with the grant of any Consent (as defined in the Merger Agreement) by any Regulatory Authority, imposes any material adverse requirement upon SouthTrust or its subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of Plant State or any other banking or other subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of Plant State or any banking or other subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority, shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks under similar circumstances;

                 (viii) All employment agreements between Plant State and any executive or employee thereof, if any, shall have been terminated;

                 (ix) The total number of shares of Plant State Common Stock outstanding as of the Effective Time of the Merger (exclusive of any shares of Plant State Common Stock held in the treasury of Plant State) including any securities or rights convertible into or exchangeable for shares of Plant State Common Stock, shall not exceed 293,170 shares in the aggregate;

                 (x) The holders of not more than 6.8% of the outstanding shares of Plant State Common Stock shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares;

                 (xi) Each of Plant State, SouthTrust and ST-Bank shall have obtained the consent or approval of each person (other than Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement;

                 (xii) SouthTrust shall not have engaged in any recapitalization pursuant to which it pays to the holders of SouthTrust shares a dividend, payable in cash or property, that exceeds $0.85 per annum;

                 (xiii) The average last sales price of one share of SouthTrust Common Stock as reported by Nasdaq for the five trading days immediately preceding the Effective Time of the Merger shall be not less than $14.25;

                 (xiv) Plant State shall have received the tax opinion of Bradley, Arant, Rose & White, counsel for SouthTrust, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and that no gain or loss will be recognized by the shareholders of Plant State to the extent that they receive SouthTrust Common Stock in exchange for Plant State Common Stock in the Merger. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS"; and

                 (xv) The Board of Directors of Plant State shall have received an opinion from an acceptable investment banker that the exchange ratio set forth in the Merger Agreement is fair to the unaffiliated shareholders of Plant State from a financial point of view.

         At any time before the Effective Time of the Merger, any party to the Merger Agreement may waive conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit. In addition the Merger Agreement may be amended by a written instrument signed on behalf of each of the parties thereto.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger: (i) by the mutual consent in writing of SouthTrust and Plant State; (ii) by either SouthTrust or Plant State if the Merger shall not have occurred on or prior to June 30, 1995, provided that the failure to consummate the Merger on or before June 30, 1995 is not caused by any breach of any of the representations, warranties, covenants or other agreements contained in the Merger Agreement by the terminating party; (iii) by either SouthTrust or Plant State (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained therein) in the event that any of the conditions precedent to the obligations of the nonterminating party to consummate the Merger cannot be satisfied or fulfilled; (iv) by SouthTrust if subsequent to November 1, 1994 there shall have occurred a Loss in the Loan and Securities Portfolio which is greater than or equal to $1,000,000; (v) by SouthTrust if any fact, event or condition (exclusive of any fact, event or condition caused by Losses with respect to the Loan and Securities Portfolio) pertaining to Plant State exists that (A) is materially at variance with any warranty or representation of Plant State set forth in the Merger Agreement or is a material breach of any covenant or agreement of Plant State contained in the Merger Agreement; (B) has, or can be reasonably foreseen to have, a material adverse effect upon Plant State or upon the consummation of the transactions contemplated by the Merger Agreement or (C) renders the Merger or the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or any other national securities exchange; (vi) by either SouthTrust or Plant State if there is any litigation or threat of litigation
(A) challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by the Merger Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated in the Agreement; (vii) by Plant State if any fact, event or condition exists that (A) is materially at variance with any warranty or representation of SouthTrust, ST-Florida or ST-Bank contained in the Merger Agreement, or is a material breach of any covenant or agreement of SouthTrust, ST-Florida or ST-Bank contained in the Merger Agreement, or (B) has a material adverse effect or can be reasonably seen to have a material adverse effect upon the consummation of the transactions contemplated by the Merger Agreement; or (viii) by Plant State if it determines that any fact, event or condition exists that, in the judgment of Plant State, would render the Merger and the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange.

CERTAIN EXPENSES

         The Merger Agreement provides that the parties thereto shall bear their own expenses incurred in connection with consummating the transactions contemplated thereby.

RIGHTS OF DISSENT AND APPRAISAL

         A shareholder of Plant State may dissent from the Merger and receive in cash the fair value, as of the day prior to the Special Meeting, of the shares of Plant State Common Stock held by such shareholder pursuant to

Sections 607.1302 and 607.1320 of the Florida Business Corporation Act (the "Florida Dissent Provisions"). Such fair value is exclusive of any appreciation or depreciation in anticipation of the Merger. The appraisal value of the Plant State Common Stock may differ from the consideration that a shareholder of Plant State is entitled to receive in the Merger. The following is a summary of the Florida Dissent Provisions, the full text of which is set forth as Exhibit C to this Proxy Statement/Prospectus.

         Under the Florida Dissent Provisions, a shareholder of Plant State may dissent from the Merger by following the following procedures: (i) the dissenting shareholder must file with Plant State, prior to the Special Meeting, written notice of his intent to demand payment for his shares; (ii) the dissenting shareholder must refrain from voting in favor of the Merger;
(iii) within ten (10) days after the date of the Special Meeting, Plant State shall give written notice of authorization of the Merger by the shareholders to such dissenting shareholder; and (iv) within twenty (20) days after the dissenting shareholder receives such notice of authorization the dissenting shareholder shall file with Plant State a notice of election and a demand for payment of the fair value of his shares. Any dissenting shareholder filing an election to dissent shall deposit his certificates for certificated shares with Plant State simultaneously with the filing of the election to dissent. A shareholder may dissent as to less than all of the shares of Plant State Common Stock held by him, and in such event, he is treated as two separate shareholders. Once Plant State offers to pay the dissenting shareholder for his shares, the notice of election cannot be withdrawn except with the consent of Plant State. However, the right of a dissenting shareholder to be paid the fair value of his shares shall cease if (i) the demand is withdrawn, (ii) the proposed Merger is abandoned, (iii) no demand or petition for determination of fair value is filed with the appropriate court within the time provided by law or (iv) a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by the Florida Dissent Provisions.

         Within ten (10) days after the later of the expiration of the period in which the dissenting shareholder may file his notice of election to dissent, or the Effective Date of the Merger, the Surviving Corporation is required to make a written offer to each dissenting shareholder to purchase the shares of Plant State Common Stock at a price deemed by the Surviving Corporation to be the fair value of such shares. If, within thirty (30) days after the making of such offer, any shareholder accepts the same, payment therefor shall be made within ninety (90) days after the later of the date such offer was made or the consummation of the Merger. However, if, within such thirty (30) day period, the Surviving Corporation and the dissenting shareholder are unable to agree with respect to a price, then the Surviving Corporation, within thirty (30) days after receipt of written demand from such dissenting shareholder given within sixty (60) days after the Effective Time of the Merger, shall, or at its election within such period may, file an action in a court of competent jurisdiction in the county in which the Surviving Corporation maintains its registered office requesting that the fair value of the shares of Plant State Common Stock be found and determined. If Plant State or the Surviving Corporation shall fail to institute such proceedings, any dissenting shareholder may do so in the name of Plant State or the Surviving Corporation. All dissenting shareholders are deemed to be parties to the proceeding as an action against their shares. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The Surviving Corporation shall pay each dissenting shareholder the amount found to be due within ten
(10) days after final determination of the proceedings. Upon payment of such judgment, the dissenting shareholder will cease to have any interest in the shares of Plant State Common Stock.

         Any judgment rendered in any dissent proceeding may, at the discretion of the court, include an allowance for interest at such rate as the court may deem fair and equitable. The cost and expenses of any such dissent proceeding shall be determined by the court and shall be assessed against the Surviving Corporation, but all or any part of such costs and expenses may be apportioned and assessed against the dissenting shareholders, in such amount as the court deems equitable, if the court determines that the Surviving Corporation made an offer to the dissenting shareholders and the shareholders' failure to accept such offer was arbitrary or vexatious and not in good faith. The expenses awarded by the court shall include compensation for reasonable expenses of any appraiser but shall not include the fees and expenses of counsel or experts employed by any party. If the fair value of the shares of Plant State Common Stock, as determined by the proceeding, materially exceeds the amount which the Surviving Corporation initially offered to pay, or if no offer was made, the court, in its discretion, may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation for any expert employed by the shareholder in the proceeding.

         The foregoing is only a summary of the Florida Dissent Provisions. The full text of such provisions is set forth as Exhibit C to this Proxy Statement/Prospectus and each Plant State shareholder is urged to read these provisions carefully.

CONDUCT OF BUSINESS BY PLANT STATE PENDING THE MERGER

         The Merger Agreement provides that, until the Effective Time of the Merger, and except with the prior approval of SouthTrust, Plant State will conduct its business and engage in transactions only in the ordinary course, consistent with past practice and prudent banking principles and will use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees. The Merger Agreement further provides that, until the Effective Time of the Merger, Plant State shall not without the prior approval of SouthTrust, or unless otherwise expressly permitted in the Merger Agreement, (A) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of Plant State; (B) change the number of shares of the authorized, issued or outstanding capital stock of Plant State, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Plant State, or declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Plant State, provided that Plant State may, but shall not be obligated to, declare and pay regular quarterly cash dividends on the outstanding shares of Plant State Common Stock at a rate not in excess of $0.15 per share with usual and regular record and payment dates, all in accordance with past practice, and provided further, that the amount of the dividend may be increased by the percentage increase, if any, in SouthTrust quarterly dividends between the date of the Merger Agreement and any payment date for SouthTrust dividends prior to the Effective Time of the Merger, provided further, however, that in no event may Plant State increase the amount of its regular quarterly cash dividend more than 10% during such period; (C) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice; (D) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on October 28, 1994 (the date of execution of the Merger Agreement) and disclosed in a Disclosure Schedule delivered pursuant to the Merger Agreement and other than expenditures necessary to maintain existing assets in good repair; (E) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned" if such "other real estate owned" is to be sold, transferred, conveyed or disposed of for consideration in an amount less than the book value of such real estate) or interest therein having a book value in excess of or in exchange for consideration in excess of, in either case, $25,000; provided, however, that Plant State may sell its Calmark "other real estate owned" parcel at any price which exceeds $185,000; (F) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement or currently existing bonus plan disclosed on a Disclosure Schedule to the Merger Agreement; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non- executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law; (G) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Plant State that involves an aggregate of $25,000; or (H) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (1) any internal reorganization or consolidation involving existing subsidiaries of Plant State which has been approved in writing by SouthTrust, (2) foreclosures or conveyances in lieu of foreclosure in the ordinary course of business, (3) acquisitions of control by a banking subsidiary in a fiduciary capacity, or (4) the creation of new subsidiaries organized to conduct and continue activities otherwise permitted by the Agreement.

         Plant State also has agreed in the Merger Agreement that it will not, directly or indirectly, solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to Plant State.
Plant State must promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by Plant State after the date of the Merger Agreement. For purposes of the Merger Agreement, "takeover proposal" means any proposal for a merger or other business combination involving Plant State or for the acquisition of a substantial equity interest in Plant State or for the acquisition of a substantial portion of the assets of Plant State.

BUSINESS AND MANAGEMENT OF PLANT STATE FOLLOWING THE MERGER; PLANS FOR BUSINESS OF PLANT STATE

         Upon consummation of the Merger, Plant State will be merged into ST-Bank, with ST-Bank being the Surviving Corporation in the Merger. As of the Effective Time of the Merger, it is anticipated that the Board of Directors of the Surviving Corporation shall consist of those persons who are serving as directors of ST-Bank as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger. It is further anticipated that the officers of the Surviving Corporation shall be those persons serving as officers of ST-Bank as of the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

         After the Effective Time of the Merger, the present main office of Plant State will become a full service branch of ST-Bank and the operations of Plant State will be integrated into the operations of ST-Bank, with efforts directed toward preserving the existing customer and banking relationships of Plant State as a part of ST-Bank.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF PLANT STATE COMMON STOCK WHO ARE CITIZENS OF THE UNITED STATES. IT DOES NOT DISCUSS ALL THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO HOLDERS OF PLANT STATE COMMON STOCK ENTITLED TO SPECIAL TREATMENT UNDER THE CODE (SUCH AS INSURANCE COMPANIES, DEALERS IN SECURITIES, TAX-EXEMPT ORGANIZATIONS OR FOREIGN PERSONS) OR TO HOLDERS OF PLANT STATE COMMON STOCK WHO ACQUIRED THEIR PLANT STATE COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION. THE SUMMARY SET FORTH BELOW DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR THE MERGER ITSELF.

         EACH HOLDER OF PLANT STATE COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Neither SouthTrust, ST-Bank, ST-Florida, nor Plant State has requested or will receive an advance ruling from the Internal Revenue Service ("IRS") as to any of the federal income tax effects to holders of Plant State Common Stock of the Merger or of any of the federal income tax effects to SouthTrust, ST-Bank, ST-Florida or Plant State of the Merger. Instead, Plant State will rely upon an opinion of Bradley, Arant, Rose & White as to the federal income tax consequences of the Merger to the holders of Plant State Common Stock. The opinion of Bradley, Arant, Rose & White is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the IRS, an opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the IRS.

         In the opinion of Bradley, Arant, Rose & White, which opinion is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the holders of Plant State Common Stock will result from the Merger:

         (i) For federal income tax purposes the Merger will be viewed as an acquisition by ST-Florida of substantially all of the assets of Plant State solely in exchange for SouthTrust Common Stock and the assumption of all the liabilities of Plant State by ST-Florida, followed by the transfer of the assets of Plant State to ST-Bank and the assumption by ST-Bank of the liabilities of Plant State.

         (ii) The acquisition by ST-Florida of substantially all of the assets of Plant State in exchange solely for shares of SouthTrust Common Stock and the assumption by ST-Florida of Plant State's liabilities, as described above, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Code. Pursuant to Section 368(a)(2)(C) of the Code, the acquisition by ST-Florida of substantially all of the assets of Plant State will not be disqualified under Section 368(a)(1)(C) of the Code solely by reason of the fact that the assets of Plant State that were acquired by ST-Florida are transferred to ST-Bank. SouthTrust, ST-Florida and Plant State each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         (iii) No gain or loss will be recognized by the shareholders of Plant State upon the receipt of SouthTrust Common Stock solely in exchange for their shares of Plant State Common Stock.

         (iv) The basis of the SouthTrust Common Stock to be received by the Plant State shareholders (including any fractional share interest to which they may be entitled) will be the same as the basis of the Plant State Common Stock surrendered in the exchange.

         (v) The holding period of the shares of SouthTrust Common Stock (including any fractional share interests to which they may be entitled) received by the shareholders of Plant State will include the period during which the Plant State Common Stock surrendered in exchange therefor was held, provided that the shares of Plant State Common Stock were held as capital assets within the meaning of Section 1221 of the Code as of the Effective Time of the Merger.

         (vi) Plant State shareholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their Plant State Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         (vii) The payment of cash to a Plant State shareholder in lieu of issuing a fractional share interest in SouthTrust Common Stock will be treated for federal income tax purposes as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in
                 Section 302(a) of the Code, provided that such redemption is not essentially equivalent to a dividend.

         The opinion of Bradley, Arant, Rose & White is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any State or any political subdivision of any State; nor does it extend to any tax effects or consequences of the Merger to SouthTrust, ST-Florida or ST-Bank other than those expressly stated in the opinion. Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion. A copy of the tax opinion of Bradley, Arant, Rose & White is attached to this Proxy Statement/Prospectus as Exhibit D.


                    DESCRIPTION OF SOUTHTRUST CAPITAL STOCK

GENERAL

         The authorized capital stock of SouthTrust consists of 200,000,000 shares of common stock, par value $2.50 per share (referred to throughout this Proxy Statement/Prospectus as "SouthTrust Common Stock"), and 5,000,000 shares of Preferred Stock, par value $1.00 per share ("SouthTrust Preferred Stock"). As of September 30, 1994, 81,258,620 shares of SouthTrust Common Stock were issued and outstanding, exclusive of shares held as treasury stock, and no shares of SouthTrust Preferred Stock were outstanding. As of September 30, 1994, approximately 1,338,087 shares of SouthTrust Common Stock were reserved for employee benefit plans and in connection with acquisitions made by SouthTrust, and 90,812 shares were reserved for the conversion of convertible debentures assumed in connection with a 1988 acquisition by SouthTrust. In addition, 500,000 shares of SouthTrust Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under "-SouthTrust Common Stock--Stockholder Rights Plan.

         Since SouthTrust is a holding company, the right of SouthTrust, and hence the right of creditors and stockholders of SouthTrust, to participate in any distribution of assets of any subsidiary (including SouthTrust Bank of Alabama, N.A.) upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of SouthTrust itself as a creditor of the subsidiary may be recognized.

         The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of the State of Delaware and SouthTrust's Restated Certificate of Incorporation, including the Certificate of Designation describing the Series A Junior Participating Preferred Stock.

SOUTHTRUST COMMON STOCK

  Dividend Rights

         Holders of SouthTrust Common Stock are entitled to dividends when, as and if declared by SouthTrust's Board of Directors out of funds legally available therefor. Under Delaware law, SouthTrust may pay dividends out of surplus (whether capital surplus or earned surplus) or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The sources of funds for payment of dividends by SouthTrust are its subsidiaries. Because its primary subsidiaries are banks, payments made by such subsidiaries to SouthTrust are limited by law and regulations of the bank regulatory authorities. See "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND PLANT STATE."

  Voting Rights and Other Matters

         The holders of SouthTrust Common Stock are entitled to one vote per share on all matters brought before the stockholders. The holders of SouthTrust Common Stock do not have the right to cumulate their shares of SouthTrust Common Stock in the election of directors. SouthTrust's Restated Certificate of Incorporation provides that in the event of a transaction or a series of transactions with an "Interested Stockholder" (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transactions requires the vote of the holders of 70% of the voting power of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of SouthTrust's Board of Directors who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

         Holders of SouthTrust Common Stock are not entitled to any preemptive rights to subscribe for any additional securities which may be issued.

  Liquidation Rights

         In the event of liquidation, holders of the SouthTrust Common Stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any SouthTrust Preferred Stock hereafter issued by SouthTrust.

  Provisions with Respect to Board of Directors

         SouthTrust's Restated Certificate of Incorporation provides that the members of SouthTrust's Board of Directors are divided into three classes as nearly equal in number as possible. Each class is elected for a three-year term. At each annual meeting of stockholders of SouthTrust, one-third of the members of SouthTrust's Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of SouthTrust's Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of SouthTrust's Board of Directors can be changed.

  Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation

         The General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation and Bylaws of SouthTrust provide that, because the Board of Directors of SouthTrust is classified, a director, or SouthTrust's entire Board of Directors, may be removed by the stockholders only for cause. The Restated Certificate of Incorporation and Bylaws of SouthTrust also provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office. Certain portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs, including those related to business combinations and the classified Board of Directors, may be amended only by the affirmative vote of the holders of 70% of the voting power of the outstanding voting stock of SouthTrust.

  Possible Effects of Special Provisions

         Certain of the provisions contained in the Restated Certificate of Incorporation and Bylaws of SouthTrust described above have the effect of making it more difficult to change SouthTrust's Board of Directors, and may make SouthTrust's Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the capital stock of SouthTrust.

  Stockholder Rights Plan

         On February 22, 1989, the Board of Directors of SouthTrust declared a dividend to holders of SouthTrust Common Stock of record on March 6, 1989 (the "Record Date") of one right (a "Right"; collectively, the "Rights") for, and to be attached to, each share of SouthTrust Common Stock outstanding on the Record Date. Each Right entitles the holder thereof to purchase from SouthTrust one one-hundredth of a share of SouthTrust Preferred Stock designated as the Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a purchase price of $75.00 (the "Purchase Price"). Such resolutions also provide that as long as the Rights are attached to shares of SouthTrust Common Stock as provided in the Rights Agreement referred to below, the appropriate number of Rights shall be issued with each share of SouthTrust Common Stock issued after March 6, 1989. The number of Rights attached to or to be issued with each share of SouthTrust Common Stock as well as the redemption price for each such Right, were appropriately decreased as a result of a three-for-two stock split effected by SouthTrust on January 24, 1992, and a three-for-two stock split effected by SouthTrust on May 19, 1993. Accordingly, at the present time four-ninths of a Right is attached to each share of SouthTrust Common Stock and four-ninths of a right will be issued with each share of SouthTrust Common Stock exchanged in the merger for Plant State Common Stock.

         The Rights will expire on February 22, 1999 unless redeemed earlier and will not be exercisable or transferable separately from the shares of SouthTrust Common Stock until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that a person (an "Acquiring Person") or any associate or affiliate of an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding SouthTrust Common Stock (the "Stock Acquisition Date"); or (ii) the tenth day following commencement of a tender or exchange offer which would result in the ownership of 20% or more of the outstanding SouthTrust Common Stock; or (iii) the tenth day after SouthTrust's Board of Directors declares, upon a determination by at least a majority of SouthTrust's Disinterested Directors, that a person, alone or with affiliates and associates (an "Adverse Person"), has become the beneficial owner of a substantial amount (not to be less than 10%) of outstanding SouthTrust Common Stock and that such person's ownership either is intended to cause SouthTrust to take action adverse to its long-term interests or may cause a material adverse impact on SouthTrust to the detriment of SouthTrust's stockholders.

         In the event that (i) SouthTrust's Board of Directors determines that a person is an Adverse Person; (ii) SouthTrust is the surviving corporation in a merger with an Acquiring Person and SouthTrust's Common Stock remains outstanding and unchanged and is not exchanged for securities of the Acquiring Person or other property; (iii) an Acquiring Person receives a financial benefit or advantage, through certain self-dealing transactions involving SouthTrust, greater than that received by other stockholders of SouthTrust or that which would have resulted from arms-length negotiations; (iv) a person becomes the beneficial owner of 30% or more of the outstanding SouthTrust Common Stock (except pursuant to a "Fair Offer" as determined by the Disinterested Directors); or (v) while there is an Acquiring Person, an event involving SouthTrust or any of its subsidiaries occurs which results in the Acquiring Person's proportionate ownership interest being increased by more than 1%, each holder of a Right will have the right to receive, upon payment of the Purchase Price, in lieu of Series A Preferred Stock, a number of shares of SouthTrust Common Stock (or, in certain circumstances, cash or other property) having a value equal to twice the Purchase Price. Rights are not exercisable following the occurrence of any of the events set forth in this paragraph until the expiration of the period during which the Rights may be redeemed by SouthTrust as described below. Notwithstanding the foregoing, after the occurrence of any of the events set forth in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person or an Adverse Person will be null and void.

         Unless the Rights are redeemed earlier, if, after the Distribution Date, SouthTrust is acquired in a merger or other business combination in which SouthTrust is not the surviving corporation or in which SouthTrust Common Stock is changed into or exchanged for securities of any other person or other property (other than a merger which follows a Fair Offer) or 50% or more of the assets or earning power of SouthTrust and its subsidiaries (taken as a whole) are sold or transferred, the Rights Agreement provides that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has value equal to twice the Purchase Price.

         At any time until ten days following the Stock Acquisition Date (subject to certain provisions requiring action by a majority of the Disinterested Directors, as defined in the Rights Agreement), SouthTrust may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Prior to the Distribution Date, SouthTrust may, except with respect to the Purchase Price, redemption price or date of expiration of the Rights, amend the Rights in any manner. At any time after the Distribution Date, SouthTrust may amend the Rights in any manner that does not adversely affect the interest of holders of the Rights as such.

         The Rights have certain anti-takeover effects and may adversely affect a third party's attempt to acquire SouthTrust. The Rights will cause substantial dilution to a person or group that attempts to acquire SouthTrust. The Rights should not interfere with any merger or other business combination approved by SouthTrust's Board of Directors since, among other things, the Board of Directors may, at its option, under certain circumstances, redeem all but not less than all of the then outstanding Rights at the redemption price, as discussed below.

         The foregoing description of the Rights and the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between SouthTrust and Mellon Bank, N.A., as Rights Agent, and the Certificate of Designation for the Series A Preferred Stock, copies of each of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

  Transfer Agent

         The transfer agent for SouthTrust Common Stock is Mellon Securities Trust Company.

SOUTHTRUST PREFERRED STOCK

  General

         Under SouthTrust's Restated Certificate of Incorporation, the Board of Directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of SouthTrust Preferred Stock, in one or more series, by adoption of a resolution or resolutions providing for the issuance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, call provisions, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, non-cumulative or partially cumulative. The holders of SouthTrust Preferred Stock would not have any preemptive right to subscribe for any shares issued by SouthTrust. It is not possible to state the actual effect of the authorization and issuance of SouthTrust Preferred Stock upon the rights of holders of SouthTrust Common Stock unless and until SouthTrust's Board of Directors determines the price and specific rights of the holders of a series of SouthTrust Preferred Stock. Such effects might include, however, (i) restrictions on dividends on SouthTrust Common Stock if dividends on SouthTrust Preferred Stock have not been paid; (ii) dilution of the voting power of SouthTrust Common Stock to the extent that SouthTrust Preferred Stock has voting rights, or that any SouthTrust Preferred Stock series is convertible into SouthTrust Common Stock; (iii) dilution of the equity interest of SouthTrust Common Stock unless the SouthTrust Preferred Stock is redeemed by SouthTrust; and

(iv) SouthTrust Common Stock not being entitled to share in SouthTrust's assets upon liquidation until satisfaction of any liquidation preference granted SouthTrust Preferred Stock. While the ability of SouthTrust to issue SouthTrust Preferred Stock is, in the judgment of SouthTrust's Board of Directors, desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, its issuance could impede an attempt by a third party to acquire a majority of the outstanding voting stock of SouthTrust.

  Series A Junior Participating Preferred Stock

         In connection with the adoption of the Stockholder Rights Plan described above, SouthTrust's Board of Directors designated 500,000 shares of SouthTrust's authorized but unissued SouthTrust Preferred Stock as Series A Junior Participating Preferred Stock (which has been previously referred to as the "Series A Preferred Stock"). The terms of the Series A Preferred Stock are such that one share of Series A Preferred Stock will be approximately equivalent in terms of dividend and voting rights, before adjustment for the three-for-two stock split effective on January 24, 1992 and a further three-for-two stock split effective on May 19, 1993, to 100 shares of SouthTrust Common Stock. No shares of Series A Preferred Stock have been issued as of the date of this Proxy Statement/Prospectus.

                 MARKET AND DIVIDEND INFORMATION RESPECTING THE
                   COMMON STOCK OF SOUTHTRUST AND PLANT STATE


COMPARATIVE STOCK PRICES PER SHARE

         The following table sets forth certain information as to the high and low last sales price per share of SouthTrust Common Stock for the calendar quarters indicated. The information listed below with respect to the high and low last sales prices for SouthTrust Common Stock was obtained from Nasdaq (all adjusted to reflect a three-for-two stock split effective on January 24, 1992 and a three-for-two split effective on May 19, 1993), and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.

                                                            SouthTrust
                                                            Common Stock
                                                        --------------------
                                                       High             Low
                                                       ----             ---
   1992:
           First Quarter   . . . . . . . . .           17 3/8            14 1/8
           Second Quarter  . . . . . . . . .           17 1/8            15
           Third Quarter   . . . . . . . . .           18 1/8            15 1/2
           Fourth Quarter  . . . . . . . . .           17                15 3/8
   1993:
           First Quarter   . . . . . . . . .           21 1/8            16 3/4
           Second Quarter  . . . . . . . . .           22 1/8            18
           Third Quarter   . . . . . . . . .           21 1/8            18 1/2
           Fourth Quarter  . . . . . . . . .           19 5/8            17 1/4
   1994:
           First Quarter   . . . . . . . . .           19 3/8            18 1/4
           Second Quarter  . . . . . . . . .           22                18 1/4
           Third Quarter   . . . . . . . . .           21 7/8            19 5/8
           Fourth Quarter
            (through December 21, 1994)  . .

         Shares of Plant State Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. During the last two years, the sales price of shares of Plant State Common Stock of which Plant State had knowledge ranged from $11.00 to $17.00 per share. The last sale of Plant State Common Stock of which Plant State had knowledge occurred in May, 1994, at a price of $17.00 per share.

         On October 27, 1994 and October 31, 1994 (the trading days immediately before and after the public announcement of the proposed Merger), the last sales prices of SouthTrust Common Stock, as obtained from Nasdaq, were $19.00 and $19.19, respectively; and on ___________ __, 199_, the last sales price of SouthTrust Common Stock as obtained from Nasdaq was $_____.

DIVIDENDS

         For the first time since its inception, Plant State paid a quarterly dividend of $0.15 per share for the fourth quarter of 1993. Plant State has continued to pay this dividend in each quarter in 1994. Although Plant State is not obligated to do so, pursuant to the Merger Agreement, Plant State may continue to pay this quarterly dividend until the Effective Time of the Merger. The following table sets forth the cash dividends per share declared on SouthTrust Common Stock during the periods indicated (adjusted to reflect a three-for-two stock split effective on January 24, 1992 and a three-for-two stock split effective on May 19, 1993):

                                                    Dividends Declared
                                                       per share of
                                                  SouthTrust Common Stock
                                                  -----------------------
   1992:
       First Quarter . . . . . . . . . . . . . .       $    0.13
       Second Quarter  . . . . . . . . . . . . .            0.13
       Third Quarter . . . . . . . . . . . . . .            0.13
       Fourth Quarter  . . . . . . . . . . . . .            0.13

   1993:
       First Quarter . . . . . . . . . . . . . .       $    0.15
       Second Quarter  . . . . . . . . . . . . .            0.15
       Third Quarter . . . . . . . . . . . . . .            0.15
       Fourth Quarter  . . . . . . . . . . . . .            0.15

   1994:
       First Quarter . . . . . . . . . . . . . .       $    0.17
       Second Quarter  . . . . . . . . . . . . .            0.17
       Third Quarter . . . . . . . . . . . . . .            0.17
       Fourth Quarter  . . . . . . . . . . . . .            0.17

         Dividends paid by SouthTrust on the SouthTrust Common Stock are at the discretion of SouthTrust's Board of Directors and depend upon the restrictions on the payment of dividends by banks as described below, SouthTrust's earnings and financial condition and other relevant factors. The current policy of SouthTrust is to pay dividends on a quarterly basis. Subject to an evaluation of its earnings and financial condition and other factors, including the restrictions on the payment of dividends by banks described below, SouthTrust anticipates that it will continue to pay regular quarterly dividends with respect to the SouthTrust Common Stock.

         There are certain limitations on the payment of dividends to SouthTrust by its subsidiary banks. The amount of dividends that each subsidiary national bank of SouthTrust may declare in one year, without approval of the Office of the Comptroller of the Currency (the "OCC"), is the sum of the bank's net profits for that year and its retained net profits for the preceding two years. Under the rules of the OCC, the calculation of net profits is more restrictive under certain circumstances. The banking authorities in the states where SouthTrust owns state-chartered banks also regulate the payment of dividends by banks organized in such states. Under the Alabama Banking Code, a state bank may not declare or pay a dividend in excess of 90% of the net earnings of such bank until the surplus of the bank is equal to at least 20% of its capital, and thereafter the prior written approval of the Superintendent of Banks is required if the total of all dividends declared by the bank in any calendar year exceeds the total of its net earnings for that year combined with its retained net earnings for the preceding two years. No dividends, withdrawals or transfers may be made from the bank's surplus without prior written approval of the Superintendent of Banks.

         Under the Florida Financial Institutions Code, a state bank may not declare or pay a dividend at any time which its net income from the current year combined with the retained net income from the preceding two years is a loss or which would cause the capital accounts of the bank to fall below the minimum amount required by state and federal banking laws and regulations.

         Under the Financial Institutions Code of Georgia, a bank may not pay dividends when it is insolvent, or would be rendered insolvent, and dividends may only be paid out of retained earnings and when the bank has paid-in capital and appropriated retained earnings, in combination equal to at least 20% of its capital stock.

         Under the North Carolina Banking Code, a state chartered bank with common stock in excess of $15,000 may not declare a dividend until the surplus is equal to at least 50% of the amount of common stock.

         The South Carolina Banking Code provides that, before a state chartered bank can pay a dividend, approval must be obtained from the South Carolina Commissioner of Banking.

         Under the Tennessee Banking Code, a state bank may not declare dividends in excess of 90% of the net earnings during the past year until the surplus is equal to the amount of common stock.

         The Mississippi Banking Code provides that no state bank may declare or pay any dividend upon its common stock unless it has received the written approval of the Commissioner of Banking and Consumer Finance.

         Under the foregoing laws and regulations, at September 30, 1994, approximately $277.5 million was available for payment of dividends to SouthTrust by its bank subsidiaries.

SHAREHOLDERS

         As of September 30, 1994, there were approximately 221 holders of record of Plant State Common Stock.


                         COMPARISON OF THE COMMON STOCK
                                       OF
                           SOUTHTRUST AND PLANT STATE


         The rights of Plant State's shareholders are governed by the Articles of Incorporation of Plant State, the Bylaws of Plant State and the laws of the State of Florida. The rights of SouthTrust shareholders are governed by the Restated Certificate of Incorporation of SouthTrust, the Bylaws of SouthTrust and the laws of the State of Delaware. After the Merger becomes effective, the rights of Plant State's shareholders who become SouthTrust shareholders will be governed by the laws of the State of Delaware and by SouthTrust's Restated Certificate of Incorporation and Bylaws. The following summary of the rights of the holders of shares of SouthTrust Common Stock and the holders of shares of Plant State Common Stock is qualified in its entirety by reference to the Restated Certificate of Incorporation and Bylaws of SouthTrust, the Articles of Incorporation and Bylaws of Plant State, the General Corporation Law of the State of Delaware, the Florida Financial Institutions Code and the Florida Business Corporation Act.

DIVIDENDS

         The sources of funds for payments of dividends by SouthTrust are its subsidiaries. Because Plant State and the primary subsidiaries of SouthTrust are financial institutions, payments made by such subsidiaries to SouthTrust and by Plant State to its shareholders are limited by law and regulations of the bank regulatory authorities. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK--SouthTrust Common Stock--Dividend Rights" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND PLANT STATE--Dividends" for information concerning the effect of such limitations on SouthTrust's and Plant State's ability to pay dividends. The General Corporation Law of the State of Delaware provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Florida Financial Institutions Code provides that a Florida banking corporation may declare dividends equal to the net profits of the period to which such dividends relate plus its retained net profits of the preceding two years. Further, with the approval of the Florida Department, a bank may declare a dividend from retained net profits which accrued prior to the preceding two years. Notwithstanding the foregoing, at least 20% of the bank's net profits must be carried over to the bank's surplus fund until the surplus fund shall equal at least the amount of its common and preferred stock then issued and outstanding. In any event, no bank may declare any dividend at a time at which its net income for the current year, combined with the retained net income for the preceding two years, is a loss or which would cause the capital accounts of the bank to fall below the minimum amounts required by state or federal law.

VOTING RIGHTS AND OTHER MATTERS

         The holders of shares of Plant State Common Stock and the holders of shares of SouthTrust Common Stock are each entitled to one vote per share on all matters brought before the shareholders. The holders of the shares of SouthTrust Common Stock and Plant State Common Stock do not have the right to cumulate their votes in the election of directors.

         The Restated Certificate of Incorporation of SouthTrust provides that in the event of a transaction or a series of transactions with an Interested Stockholder (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transaction requires the vote of the holders of 70% of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the shareholders by a majority of the members of the Board of Directors of SouthTrust who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

         SouthTrust is subject to Section 203 of the Delaware General Corporation Law. That section generally provides that a corporation may not engage in a business combination, except with extraordinary corporate approval, with any person deemed to be an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder. An "interested stockholder" is defined as any person who directly or indirectly owns 15% or more of the outstanding voting stock of the corporation within the three-year period beginning immediately prior to the date on which such determination is made. The extraordinary corporate approval must consist of board approval prior to the time the person became an interested stockholder or approval of the transaction by the board of directors and at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder; in the absence of such approval, the interested stockholder must own at least 85% of the voting stock of the corporation.

         Section 607.0901 of the Florida Business Corporation Act is a similar provision. It provides that an affiliated transaction must be approved by, subject to certain exceptions, the vote of the holders of two-thirds of the voting shares of the Florida corporation other than those beneficially owned by an interested shareholder. An affiliated transaction includes any merger with an interested shareholder or any corporation which is an affiliate of the interested shareholder, any significant sale or mortgage of assets of the corporation to the interested shareholder and other transactions of similar effect. The Florida provision defines an interested stockholder as a beneficial owner of 10% or more of the outstanding voting shares of the corporation. Plant State has opted out of this provision.

         In addition, Florida Business Corporation Act Section 607.0902 limits the ability of persons to acquire prescribed amounts of voting securities of issuing public corporations, such as Plant State. The statute provides that any person who proposes to make a control share acquisition must follow certain procedures, including giving notice of the intent to acquire stock and calling a meeting of shareholders at which such acquisition must be approved by resolution of a majority of shareholders of each class entitled to vote thereon. Otherwise, the acquired control shares shall be divested of voting rights and shall be subject to redemption, if so provided in the articles of incorporation or bylaws of the corporation. In addition, those shareholders not voting in favor of a control share acquisition may exercise rights of dissent. For purposes of this statute, a "control share acquisition" means the acquisition, directly or indirectly, by any person of as few as one-fifth of all voting power of the corporation, subject to certain exceptions. No similar provision exists under the General Corporation Law of the State of Delaware or, to the knowledge of SouthTrust, is otherwise applicable to SouthTrust Common Stock.

         The effect of the business combination and affiliated transactions provisions, respectively, is to make more difficult the acquisition of majority control of a corporation for the use of its assets to finance such acquisition. The Florida control share statute which is applicable to Plant State discourages tender offers for stock where the purpose of such tender offers is to obtain voting control of the corporation.

         The Bylaws of SouthTrust provide that the members of the Board of Directors are to be divided into three classes, which classes are as nearly equal in number as possible. Each class has been elected for a three-year term. At each annual meeting of shareholders, one-third of the members of the Board of Directors will be elected for a three-year term, and the other directors will remain in office. Therefore, control of the Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of the Board of Directors can be changed. But for this provision in the Bylaws, all directors would stand for election at each annual meeting. The Bylaws of Plant State provide that the Board of Directors of Plant State shall hold one-year terms and shall be elected annually at a meeting of the shareholders called for such purpose.

         Both Delaware and Florida law provide (unless otherwise provided in a corporation's charter or bylaws), that a director, or the entire Board of Directors, may be removed by the stockholders with or without cause by vote of the holders of a majority of the shares of capital stock of the corporation then entitled to vote on the election of directors. The Restated Certificate of Incorporation and Bylaws of SouthTrust provide, however, that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office and such removal may be effected only for cause. Under both the Restated Certificate of Incorporation of SouthTrust and the Articles of Incorporation of Plant State, any vacancy created by such removal shall then be filled by a majority vote of the directors then in office and the successor director so elected shall fill the unexpired term of the director removed from office.

         The Bylaws of both SouthTrust and Plant State also provide that vacancies on the Board of Directors caused by the death or resignation of a director or the creation of a new directorship may be filled by the remaining directors. A person selected by the remaining directors to fill a vacancy will serve until the annual meeting of shareholders at which the term of the class of directors to which he has been appointed expires. Therefore, in the case of SouthTrust if a director who was recently elected to a three-year term resigns, the remaining directors will be able to select a person to serve the remainder of that three-year term, and such person will not be required to stand for election until the third annual meeting of stockholders after his appointment.

         Under the General Corporation Law of the State of Delaware (unless otherwise provided in the certificate of incorporation), any action required or permitted to be taken by the stockholders of a corporation may be taken without a meeting and without a stockholder vote if a written consent is signed by the holders of the shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of stockholders
at which all shares entitled to vote thereon were present and voted.   Under
the Restated Certificate of Incorporation of SouthTrust, action by the written consent of the stockholders is prohibited. Further, under the Restated Certificate of Incorporation and Bylaws of SouthTrust, the stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors call such a meeting. Under the Florida Business Corporation Act, any action required or permitted to be taken by the shareholders of a corporation may be taken without a meeting and without a shareholder vote if a written consent is signed by the holders of the percentage of outstanding
capital stock necessary to take such action thereto.   Under the Bylaws of
Plant State, any action taken by the Board of Directors without a meeting is a valid action if either before or after such action is taken, all members of the Board sign a written consent as to such action.

         The portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs may be amended only by the affirmative vote of the holders of 70% of the outstanding voting stock of SouthTrust. The Bylaws of Plant State may be amended by a vote of the majority of the Board of Directors or by the shareholders of Plant State.

         The provisions contained in the Restated Certificate of Incorporation and Bylaws of SouthTrust described above have the effect of making it more difficult to change the Board of Directors, and may make the Board of Directors less responsive to shareholder control. Those provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure.
This also can affect the price that a potential purchaser would be willing to pay for the stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the stock of SouthTrust.

RIGHTS ON LIQUIDATION

         In the event of liquidation, the holders of SouthTrust Common Stock and the holders of Plant State Common Stock will be entitled to receive pro rata any assets distributable to shareholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any preferred stock presently outstanding or hereafter issued by either corporation.

PREEMPTIVE RIGHTS

         The holders of SouthTrust Common Stock and Plant State Common Stock do not have any preemptive rights to purchase additional shares of any class of securities, including common stock, of SouthTrust or Plant State, respectively, which may hereafter be issued.

REPORTS TO STOCKHOLDERS

         The SouthTrust Common Stock is registered under the Exchange Act, and, therefore, SouthTrust is required to provide annual reports containing audited financial statements to shareholders and to file other reports with the Commission and solicit proxies in accordance with the rules of the Commission. SouthTrust also provides reports to its shareholders on an interim basis containing unaudited financial information.

         The Plant State Common Stock is not registered under the Exchange Act. Plant State provides its shareholders with annual reports containing audited financial statements of Plant State. In addition, Plant State regularly files reports with the FDIC and the Florida Department certain of which may be inspected by the public.

STOCKHOLDERS' RIGHTS PLAN

         As described above under the caption "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock - Stockholder Rights Plan," presently attached to each share of SouthTrust Common Stock is four-ninths of a Right issued pursuant to the Rights Agreement described under such caption.


                           SUPERVISION AND REGULATION


  Bank Holding Company Regulation

         SouthTrust is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"), and is registered with the Federal Reserve Board. SouthTrust's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to their respective holding companies and nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to its holding company or any non-banking subsidiary are limited in amount to 10% of the subsidiary bank's capital and surplus and, with respect to SouthTrust and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. The Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in non-banking activities. An exception to this prohibition is for activities expressly found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         As a bank holding company, SouthTrust is required to file with the Federal Reserve Board semi-annual reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of SouthTrust and each of its subsidiaries.

         According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Furthermore, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of SouthTrust or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of SouthTrust may be assessed for the FDIC's loss, subject to certain exceptions.

         Various federal and state statutory provisions limit the amount of dividends the subsidiary banks can pay to their holding companies without regulatory approval. The approval of the OCC is required for any dividend by a national bank to its holding company if the total of all dividends declared by such bank in any calendar year would exceed the total of its net profits, as defined by the OCC, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. Comparable prohibitions on the declaration of dividends are imposed by the Alabama Banking Code, the Florida Financial Institutions Code, the North Carolina Banking Code, the South Carolina Banking Code, the Tennessee Banking Code and the Financial Institutions Code of Georgia. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its loan losses and bad debts. For this purpose, bad debts are defined to include, generally, the principal amount of loans which are in arrears with respect to interest by six months or more or are past due as to payment of principal (in each case to the extent that such debts are in excess of the reserve for possible credit losses). Under the foregoing laws and regulations, at September 30, 1994, approximately $277.5 million was available for payment of dividends to SouthTrust by its bank subsidiaries. The payment of dividends by any bank also may be affected by other factors, such as the maintenance of adequate capital for such subsidiary bank. In addition to the foregoing restrictions, the Federal Reserve Board has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company experiencing earnings weaknesses should not pay cash dividends that exceed its net income or that could only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. Furthermore, the OCC also has authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice.

  Regulation of Plant State

         Plant State is chartered by the State of Florida. It is subject to comprehensive regulation, examination and supervision by the Florida Department and the FDIC, and is subject to other laws and regulations applicable to banks. Such regulations include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital and liquidity ratios; the granting of credit under equal and fair conditions; disclosure of the cost and terms of such credit; and restrictions as to permissible investments. Plant State is examined periodically by both the Florida Department and the FDIC, to each of whom it submits regular periodic reports regarding its financial condition and other matters. Both the Florida Department and the FDIC have a broad range of powers to enforce regulations under their respective jurisdictions, and to take discretionary actions determined to be for the protection of the safety and soundness of Plant State, including the institution of cease and desist orders and the removal of directors and officers. Plant State's deposit accounts are insured by the Bank Insurance Fund (the "BIF") of the FDIC up to a maximum of $100,000 per insured depositor. The FDIC issues regulations, has authority to conduct periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. This supervision and regulation is intended primarily for the protection of depositors.

         Any insured bank which is not operated in accordance with or does not conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. Proceedings may be instituted against any insured bank or any director, officer, or employee of such bank engaging in unsafe and unsound practices, including the violation of applicable laws and regulations. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.

         The federal government has enacted a variety of measures to recapitalize the BIF and to reform the deposit insurance system and other aspects of federal banking regulation. As part of this process, federal deposit insurance premiums increased significantly.

  Capital Guidelines

         The Federal Reserve Board has issued final risk-based capital guidelines for bank holding companies. The guidelines, which became effective in March 1989, were phased in over four years and, as of January 1, 1993, are final. Under the guidelines, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a "well capitalized" bank or bank holding company under the guidelines, a bank or bank holding company must have a total risk-based capital ratio in excess of 10%. At September 30, 1994, SouthTrust and all of SouthTrust's subsidiary banks were sufficiently capitalized to be considered "well capitalized." See "SUPERVISION AND REGULATION - The Federal Deposit Insurance Corporation Improvement Act." At least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill and certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier 1 capital and a limited amount of loan loss reserves ("Tier 2 capital"). SouthTrust's national banking subsidiaries are subject to similar capital requirements adopted by the OCC, and its state non-member bank subsidiaries are subject to similar capital requirements adopted by the FDIC. In addition, the Federal Reserve Board, the OCC and the FDIC have adopted a minimum leverage ratio (Tier 1 capital to total assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets.

         Plant State, as a state non-member bank, is subject to the capital adequacy guidelines specified by the FDIC. In order to avoid being considered undercapitalized, the FDIC requires Plant State to maintain a minimum Tier 1 capital of 4%, Tier 1 leverage ratio of at least 4% and total risk-based capital of at least 8% of risk weighted assets. At September 30, 1994, Plant State was sufficiently capitalized to be considered "well capitalized."

         The following table sets forth the various regulatory capital ratios of each of SouthTrust and Plant State as of the periods indicated:

                                                                                         YEAR ENDED
                                                                                        DECEMBER 31,
                                                                                 --------------------------
          SOUTHTRUST                                                                1993             1992
          ----------                                                                ----             ----
     REGULATORY CAPITAL RATIOS:
          Tier 1 risk-based capital*  . . . . . . . . . . . . . .                   8.55%            8.67%
          Total risk-based capital* . . . . . . . . . . . . . . .                  12.39            12.18
          Leverage ratio* . . . . . . . . . . . . . . . . . . . .                   6.51             6.48

                                                                                         YEAR ENDED
                                                                                        DECEMBER 31,
                                                                                 --------------------------
          PLANT STATE                                                               1993             1992
          -----------                                                               ----             ----
     REGULATORY CAPITAL RATIOS:
          Tier 1 risk-based capital*  . . . . . . . . . . . . . .                  16.28%           10.82%
          Total risk-based capital* . . . . . . . . . . . . . . .                  17.54            12.07
          Leverage ratio* . . . . . . . . . . . . . . . . . . . .                  12.95             8.19
- ---------------------

* Under the risk-based and leverage capital guidelines, regulatory required minimums are 4% and 8% for Tier 1 and Total Capital ratios, respectively. The leverage ratio must be maintained at a level generally considered to be in excess of 3%.

         Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.


  The Federal Deposit Insurance Corporation Improvement Act

         In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law. FDICIA substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and made revisions to several other federal banking statutes.

         Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in regulations. The critically undercapitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions also became subject to restrictions on borrowing from the Federal Reserve System, effective December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

         FDICIA required the federal banking agencies to develop, within one year of the date of enactment, uniform accounting standards and requirements that are consistent with, or no less stringent than, generally accepted accounting principles. The federal banking agencies also were required by FDICIA to develop a method for insured depository institutions to provide supplemental disclosure of contingent liabilities and the estimated fair market value of assets and liabilities, to the extent feasible and practicable, for any balance sheet, financial statement, report or condition or other report required to be filed with a federal banking agency. FDICIA required that, no later than December 1, 1993, the federal banking agencies prescribe new safety and soundness standards.

         FDICIA provides authority for special assessments against insured deposits and for the development of a general risk-based deposit insurance assessment system. The risk-based insurance assessment system would be used to calculate a depository institution's semiannual deposit insurance assessment based on the probability (as defined in the statute) that the deposit insurance fund will incur a loss with respect to the institution. In accordance with FDICIA, on September 15, 1992, the FDIC approved a transitional risk-based insurance premium system and an increase in the deposit insurance premium for commercial banks and thrifts to an average of 25.4 basis points, effective January 1, 1993.

         Effective with fiscal years beginning after December 31, 1992, each insured institution having over $500 million in total assets is required to submit to the FDIC and make available to the public an annual report on the institution's financial condition and management's responsibility and assessment of the internal controls over financial reporting. The institution's independent public accountant will be required to audit and attest to certain of the statements made in that annual report.

         FDICIA amended prior law with respect to the acceptance of brokered deposits by insured depository institutions to permit only a "well capitalized" (as defined in the statute as significantly exceeding each relevant minimum capital level) depository institution to accept brokered deposits without prior regulatory approval. A depository institution which has a capital level category of "undercapitalized" may not accept brokered deposits without prior regulatory approval. FDICIA also established new uniform disclosure requirements for the interest rates and terms of deposits accounts.

         FDICIA also contains various provisions related to an institution's interest rate risk. Under certain circumstances, an institution may be required to provide additional capital or maintain higher capital levels to address interest rate risks.

         The foregoing necessarily is a general description of certain provisions of FDICIA and does not purport to be complete. Several of the provisions of FDICIA are being implemented through the adoption of regulations by various federal banking agencies. FDICIA is not expected to have a material effect on the results of operations of SouthTrust or Plant State.

  The Riegle-Neal Interstate Banking and Branching Efficiency Act

         In September 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") became law. The Interstate Banking Act has two major provisions regarding the merger, acquisition and operation of banks across state lines. First it provides that effective September 29, 1995, adequately capitalized and managed bank holding companies will be permitted to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks will be preempted as of the effective date. States cannot enact laws opting out of this provision; however, states may adopt a minimum age restriction requiring that target banks located within the state be in existence for a period of years, up to a maximum of five years, before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps which prohibit acquisitions that would result in the acquirer controlling 30% or more of the deposits of insured banks and thrifts held in the state in which the acquisition or merger is occurring or in any state in which the target maintains a branch or 10% or more of the deposits nationwide. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state acquirers, and the federal deposit caps apply only to initial entry acquisitions.

         In addition to the foregoing, the Interstate Banking Act provides that as of June 1, 1997, adequately capitalized and managed banks will be able to engage in interstate branching by merging banks in different states. However, unlike the interstate banking provision, states may opt out of the application of this provision by enacting specific legislation before June 1, 1997. If a state does opt-out, banks will be required to comply with the such state's provisions with respect to branching across state lines.


                       CERTAIN INFORMATION CONCERNING THE
                            BUSINESS OF PLANT STATE

GENERAL

         Plant State was organized in 1986 as a banking corporation under the laws of the State of Florida and began operation in September 1986 with the primary purpose of serving the banking needs of the residents of Hillsborough County, Florida and surrounding areas. Since its organization, Plant State has provided most traditional commercial banking services including interest and non-interest bearing checking and savings accounts, commercial, mortgage and installment loans and certificates of deposit.

MARKET AREA

         Plant State's sole office is located at 202 Wheeler Street, Plant City, Florida. Plant City, Florida is located in the eastern portion of Hillsborough County, Florida, which is located on the west coast of the State of Florida and has a population of approximately 25,000 people. Plant State's office is approximately 24 miles east of Tampa, Florida and 10 miles west of Lakeland, Florida. At April 1994, Hillsborough County, Florida and Polk County, Florida had residential populations of approximately 865,000 people and 430,000 people, respectively. While Plant State's overall market area extends throughout Hillsborough County, at the present time it draws most of its business from within eastern Hillsborough County (the Plant City area) and Polk County and estimates that more than 75% of its business comes from customers whose business or residences are located in Plant State's Primary Service Area. Plant State's Primary Service Area is the region bounded on the east by the Hillsborough/Polk County line, on the north by the Hillsborough/Pasco County line, on the west by a number of different roads approximating the alignment of Gallagher Road, and on the south by a number of different roads approximately the alignment of Nichols Road. The service area was determined by evaluating a number of factors including but not limited to, natural and man-made barriers, competition in the area, transportation networks and the distance persons will customarily travel to conduct their banking business. Another consideration in determining the service area was the fact that Plant City has historically been a focal point for business activity in northeastern Hillsborough County. Plant State intends, for the near future, to service (with only few exceptions) only residents and businesses located in Hillsborough and Polk Counties, but may choose to accept some business from outside these areas.

DEPOSIT ACTIVITIES

         Plant State's deposit services include interest bearing and non-interest bearing business and individual checking accounts, savings accounts, NOW accounts, certificates of deposit, money market accounts and IRA accounts. It is the policy of Plant State to monitor its competition in order to keep the rates paid on its deposits at a competitive level. For additional information regarding Plant State's deposit accounts, see "PLANT STATE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Deposits."

LOAN ACTIVITIES

         Plant State invests certain of the deposits made with it and its equity capital in commercial loans, mortgage loans and a full line of consumer-oriented loans. Plant State's loans are concentrated in three major areas: commercial loans, construction and real estate loans, and installment loans. As of September 30, 1994, approximately 40% of the loan portfolio consisted of loans secured by first or second mortgages on residential or commercial real estate located in Hillsborough and Polk Counties and the surrounding areas.

         Plant State's commercial loans include loans to individuals and small-to-medium-sized businesses located primarily in Hillsborough and Polk Counties for working capital, equipment purchases, and various other business purposes. Commercial loans may be made at variable or fixed rates of interest. It is Plant State's policy to make commercial loans to qualified businesses secured by inventory, account receivables, equipment, real property and lines of credit.

         Plant State's real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for various other consumer and business purposes (whether or not related to the real estate securing them). Plant State also engages in lending to individuals and builders for the construction of single-family residences. These real estate loans may be made at fixed or variable interest rates. It is Plant State's policy to require a minimum of 20% down payment on commercial real estate loans.

         Plant State's installment loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis.

         For additional information regarding Plant State's loans portfolio, see "PLANT STATE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Loan Portfolio" and "- Risk Elements of Loan Portfolio."

OTHER SERVICES

         Plant State provides most other traditional commercial and consumer banking services, including credit card, money orders, traveler's cheques, notary service, safe deposit services and wire transfers. Plant State does not own its own automatic teller machine (ATM). It does, however, offer debit cards to its customers which can be used at ATMs which allow access to the HONOR network.

COMPETITION

         The banking industry in general, and Plant State's Primary Service Area in particular, is characterized by significant competition for both deposits and lending opportunities. In its market area, Plant State competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and various other non-bank competitors. Competition for deposits may have the effect of increasing the rates of interest Plant State will pay on deposits, which would increase Plant State's cost of money and possibly reduce its net income. Competition for loans may have the effect of lowering the rate of interest Plant State will receive on its loans, which would lower Plant State's return on invested assets and possibly reduce its net income. Many of Plant State's competitors have been in existence for a significantly longer period of time than Plant State and may offer certain services, such as trust services, that Plant State does not provide at this time. The profitability of Plant State depends upon its ability to compete in its market area.

         In recent years important federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. See "SUPERVISION AND REGULATION - The Riegle-Neal Interstate Banking and Branching Efficiency Act." There are approximately 195 established or future offices of commercial banks and savings and loan associations located in Hillsborough County and 117 established or future offices of commercial banks and savings and loan associations located in Polk County.

                     SELECTED FINANCIAL DATA OF PLANT STATE

                               Nine Months Ended
                                 September, 30                       Years Ended December 31,
                              -------------------  -------------------------------------------------------
(In Thousands)                  1994      1993       1993       1992         1991        1990        1989
                              --------   --------  --------    --------   --------    --------    --------
Net Interest Income           $  1,374   $   981   $  1,347    $  1,111   $    812    $    502    $    463
Provision for Loan Losses          306        81        167         246        303         221         160
Net Income (Loss)                  288       682        744         267         12        (498)       (322)
Per Share Data:
   Net Income (Loss)              0.98      2.91       3.18        1.14       0.05       (2.13)      (2.58)
   Cash Dividends                 0.45         0          0           0          0           0           0

Total Average Stockholders'
  Equity                         3,946     2,529      2,678       2,077      1,937       1,502       1,663
Total Average Assets            38,416    30,047     30,540      26,949     23,989      19,277      17,076

Ratios:
   Average Equity to Assets      10.27%     9.19%      8.77%       7.68%      7.73%       8.42%       8.49%
   Return on Average Equity       9.73     23.15      27.78        8.46       0.44      (33.17)     (19.38)
   Return on Average Assets        1.0      1.92       2.44        0.64       0.03       (2.57)      (1.89)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

         Plant State commenced operations on September 30, 1986, with $2,520,954 in capital after deducting $104,046 of pre-opening expenses from the proceeds of its initial stock offering. Plant State's activities since inception have primarily consisted of accepting deposits and originating a variety of loans. Plant State, as a local independent bank, follows a philosophy of developing its equity and deposit base and focusing its lending activities within its market area. Plant State's total assets remained flat from 1987 through 1989, though Plant State's capital ratios declined due to the operating losses which were incurred. See "-Liquidity and Capital Resources." Plant State's senior management was replaced in March of 1990 upon the acquisition by James K. Murray, Jr. of 59.7% of Plant State's Common Stock. Since that time, Plant State's total interest-earning assets, total assets, and total deposits have grown as follows:


(In Thousands)

                         March 31,          December 31,      December 31,      December 31,    September 30,
                           1990                1991              1992              1993             1994
                         --------          ------------      ------------      ------------    -------------
Total Assets               $17,470             $25,118           $28,735           $32,826         $42,360
Total Deposits              15,810              23,028            26,423            28,706          35,545
Total Loans, Net             8,279              17,681            17,144            22,208          27,448


         The following discussion and analysis is based upon Plant State's results of operations and financial condition for the years ended December 31, 1993, 1992, and 1991 and for the nine months period ended September 30, 1994 and 1993, and should be read in conjunction with the Financial Statements of Plant State and the related Notes appearing elsewhere in this Proxy Statement/Prospectus. Unless otherwise noted, all average information has been derived from quarterly Call Reports filed by Plant State with the FDIC.

RESULTS OF OPERATIONS

         Plant State's net income for the year ended December 31, 1993 was $744,000 versus net income of $267,000 for the year ended December 31, 1992. Plant State had a net income of $12,000 for the year ended December 31, 1991. On a per share basis, net income for the years ended December 31, 1993, 1992 and 1991 was $3.18, $1.14, and $.05 per share, respectively.

         The increase in net income from $12,000 in 1991 to approximately $267,000 in 1992 represented decreased loan charge-offs ($272,000 versus $174,000 in 1992) and an increased interest rate spread of 3.37% in 1991 versus 4.26% in 1992.

         The increase in net income from $267,000 in 1992 to approximately $744,000 in 1993 represented decreased loan charge-offs ($174,226 versus $45,055 in 1993), decreased loan provisions ($245,864 versus $167,206 in 1993), an increased interest rate spread of 4.26% in 1992 versus 4.33% in 1993, and the adoption of FAS 109 which resulted in an increase to income of $242,960.

         Net income for the nine months ended September 30, 1994 was $288,000, compared to $682,000 for the nine months ended September 30, 1993. This decrease was the result of several different factors. Although the interest rate spread increased from 4.42% through September 30, 1993, to 4.48% through September 30, 1994, during 1993, Plant State adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes". The income effect of such adoption resulted in increased income of approximately $242,960 or $1.04 per share for 1993. See Note 1 of "Notes to Plant State's Financial Statements" for the nine months ended September 30, 1993 and 1992 where discussed. Additionally, during the nine months ended September 30, 1994,

Plant State provided $306,000 for the loan loss reserve, as compared to $81,000 through the nine months ended September 30, 1993.

         Net Interest Income. The major component of Plant State's earning capacity is net interest income, which represents the difference or spread between interest income on interest-earning assets, primarily loans, investment securities and Federal funds sold, and interest expense on interest-bearing liabilities, primarily deposits and borrowed funds. Net interest income depends primarily on the volume of average interest-earning assets and average interest-bearing liabilities and Plant State's interest rate spread, which is the difference between the average yield earned on its loan and investment portfolios and the average rate paid on its deposits and borrowings. Plant State's interest rate spread is impacted by interest rates, deposit flows and loan demands.

         Plant State's net interest income was $1,342,000 for the year ended December 31, 1993, $1,111,000 for the year ended December 31, 1992, and $812,000 for the year ended December 31, 1991, representing an increase of 21% from 1992 to 1993 and an increase of 37% from 1991 to 1992. Plant State's interest rate spread was 4.33% for the year ended December 31, 1993, 4.26% for the year ended December 31, 1992 and 3.37% for the year ended December 31, 1991. The increase in the interest rate spread for the year ended December 31, 1993 when compared to the year ended December 31, 1992 was due to the fact that the yields on average interest- earning assets decreased at a slower rate than the decline in the rates paid by Plant State on its deposits and borrowings due to prevailing market conditions during the period. Net interest income also increased during the comparable period due to an increase in Plant State's total average interest-earning assets.

         The increase in Plant State's interest rate spread of 3.37% in 1991 to 4.26% in 1992 was caused by the same factors that caused the increase from 1992 to 1993. Specifically, the declining rate environment allowed Plant State to lower the rate paid by Plant State on its deposits and borrowings faster than the rate of decline on its interest-earning assets. In addition, Plant State experienced an increase in its interest-earning assets.

         Interim data for the nine months ended September 30, 1994 and 1993 showed similar results. Net interest income increased from $1,308,000 through September 30, 1993 to $1,832,000 through September 30, 1994. This increase in net income was a result of an increased level of average interest-earning assets which increased from $27,455,000 at September 30, 1993 to $36,003,000 at September 30, 1994.

         The following table shows for each category of interest-earning liabilities, the average balance outstanding, the amount of interest earned or paid on such amounts and the average yield earned or rate paid thereon for the three years ended December 31, 1993, 1992 and 1991 and for the nine months ended September 30, 1994 and 1993. The table also shows the net yield on interest-earning assets for each of those periods.


                                                             Year Ended December 31,
                            ---------------------------------------------------------------------------------------------
                                       1993                            1992                            1991
                            ----------------------------    -----------------------------    ----------------------------
                            Average                         Average                          Average
                            Balance  Interest Yield/Rate    Balance   Interest Yield/Rate    Balance   Interest Yield/Rate
                            -------  -------- ----------    -------   -------- ----------    -------   -------- ----------
ASSETS:

Interest Earning Assets:
Loans                      $ 18,708   $ 1,756       9.39%   $16,851   $  1,710      10.15%   $ 16,767  $  1,805      10.77%
Securities/Fed Funds/
  Interest Bearing
  Deposits                    9,766       453       4.64%     7,576        445       5.87%      4,741       363       7.66%
                           --------   -------               -------   --------               --------  --------
Total Interest
  Earning Assets           $ 28,474   $ 2,209       7.76%   $24,427   $  2,155       8.82%   $ 21,508  $  2,168      10.08%

Non-Interest
  Earning Assets:
Cash/Due From                   698                             555                               555
P&E, net                        958                             977                             1,028
Accrued Interest
  Receivable                    167                             170                               208
OREO                            297                             478                               447
Other Assets                    358                             649                               511
Allowance for Loan
  Loss                         (412)                           (307)                             (268)
                           --------                         -------                          --------
Total Assets               $ 30,540                         $26,949                          $ 23,989

LIABILITY AND
  SHAREHOLDERS EQUITY:
Interest Bearing
  Liabilities:
NOW/MM/Pub.Funds/
  Fed Fund                 $ 12,362   $   334       2.70%   $10,258   $    366       3.57%   $  4,987  $    231       4.63%
Savings Deposits              1,314        34       2.59%     1,246         42       3.37%      1,393        67       4.81%
Time Deposits                11,611       499       4.30%    11,388        636       5.58%     13,843     1,058       7.64%
                           --------   -------               -------   --------               --------  --------
Total Interest
  Bearing
   Liabilities             $ 25,287   $   867       3.43%   $22,892   $  1,044       4.56%   $ 20,223  $  1,356       6.71%

Non-interest
  Liabilities:
Demand Deposits            $  2,462                         $ 1,759                          $  1,552
Other Liabilities               113                             220                               277
                           --------                         -------                          --------
Total Liabilities            27,862                          24,871                            22,052
Total Shareholders'
  Equity                      2,678                           2,077                             1,937
                           --------                         -------                          --------
Total Liabilities and
  Shareholders'
   Equity                  $ 30,540                         $26,948                          $ 23,989
                           ========                         =======                          ========

Net Interest Income           1,342                           1,111                               812
                           ========                         =======                          ========

Interest Rate Spread                                4.33%                            4.26%                            3.37%
                                                    ====                             ====                             ====
Net Yield Interest
  Earning Assets(1)                                 4.71%                            4.55%                            3.78%


(1) Net yield on interest-earning assets is determined by dividing net interest income by total average interest-earning assets.

                                             For the Nine Months Ended September 30,
                              -------------------------------------------------------------------
                                         1994                                   1993
                              ------------------------------      -------------------------------
                              Average                             Average
                              Balance  Interest   Yield/Rate      Balance   Interest   Yield/Rate
                              -------  --------   ----------      -------   --------   ----------
ASSETS:

Interest Earning Assets:
Loans                         $24,645    $2,217      9.00%       $17,372    $ 1,700        9.79%
Securities/Fed Funds/
  Interest Bearing
  Deposits                     11,358       588      5.18%        10,083        473        4.69%
                              -------    ------                  -------    -------
Total Interest Earning
  Assets                      $36,003    $2,805      7.79%       $27,455    $ 2,173        7.91%

Non-Interest Earning Assets:
Cash/Due From                   1,115                                717
P&E, net                          956                                960
Accrued Interest Receivable       231                                162
OREO                              248                                308
Other Assets                      379                                849
Allowance for Loan Loss          (516)                              (404)
                              -------                            -------
Total Assets                  $38,416                            $30,047
LIABILITY AND SHAREHOLDERS'
  EQUITY:
Interest Bearing Liabilities:
NOW/MM/Pub.Funds/
  Fed Fund                    $12,749    $  336      2.64%       $12,094    $   340        2.81%
Savings Deposits                1,417        32      2.26%         1,301         35        2.69%
Time Deposits                  15,262       605      3.97%        11,370        490        4.31%
                              -------    ------                  -------    -------
Total Interest Bearing
  Liabilities                 $29,428    $  973      3.31%       $24,765    $   865        3.49%

Non-interest Liabilities:
Demand Deposits               $ 4,870                            $ 2,403
Other Liabilities                 172                                350
                              -------                            -------
Total Liabilities              34,470                             27,518
Total Shareholders' Equity      3,946                              2,529
                              -------                            -------
Total Liabilities and
  Shareholders' Equity        $38,416                            $30,047
                              =======                            =======

Net Interest Income                       1,832                               1,308
                                         ======                              ======

Interest Rate Spread                                 4.48%                                 4.42%
                                                     =====                                 =====

Net Yield Interest
  Earning Assets(2)                                  5.09%                                 4.76%
                                                     =====                                 =====


- -------------------------

(2) Interest for the nine months ended September 30, 1994 and 1993 has been annualized for purposes of calculating yield.


         The following table represents the effect on net interest income of changes from prior comparable periods in volume, rate and rate/volume for the categories of interest-earning assets and interest-bearing liabilities set forth below and for the periods indicated. The effect of a change in volume has been determined by applying the rate in the earlier period to the change in volume during the current period. The effect of a change in rate was determined by applying the change in the rate from the earlier period to the volume from the earlier period. The rate/volume variance has been allocated to the volume variance. Average quarterly balances of all categories in each reported period were used in the volume computations. Average quarterly rates in each period were used in rate computations.


                                                                                       Nine Months Ended September 30, 1994
                             1992 Compared to 1991         1993 Compared to 1992               to September 30, 1993
                              Increase (Decrease)           Increase (Decrease)                 Increase (Decrease)
                            -----------------------       -----------------------  ---------------------------------------------
                            Volume    Rate      Net       Volume     Rate     Net         Volume       Rate       Net
                                                           (dollars in thousands)
Interest Earned On:
Loans                          9      (104)     (95)       174      (128)      46           654        (137)       517
Investment Securities/
  Federal funds sold/
  interest-bearing
  deposits in banks          167       (85)      82        102       (94)       8            66          49        115
                             ---       ---      ---        ---       ---      ---           ---         ---        ---
Total interest income        176      (189)     (13)       276      (222)      54           720         (88)       632

Interest paid on:

NOW accounts/                188       (53)     135         57       (89)     (32)           17         (21)        (4)
  money market/public
  funds
Savings Deposits              (5)      (20)     (25)         2       (10)      (8)            3          (6)        (3)
Time Deposits               (137)     (285)    (422)        10      (147)    (137)          154         (39)       115
                             ---       ---      ---        ---       ---      ---           ---         ---        ---
Total interest expense        46      (358)    (312)        69      (246)    (177)          174         (66)       108
                             ---       ---      ---        ---       ---      ---           ---         ---        ---

Net interest income          130       169      299        207        24      231           546         (22)       524
                             ---       ---      ---        ---       ---      ---           ---         ---        ---


         Asset/Liability. Plant State seeks to maintain a program of asset and liability management designed to limit its vulnerability to interest rate risk. The principal measure of Plant State's exposure to interest rate risk is its interest rate sensitivity "gap," which is the difference between interest rate sensitive assets and interest rate sensitive liabilities. An asset or liability is considered to be interest rate sensitive if it will reprice or mature within the period analyzed, usually one fiscal year. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. When the opposite occurs, the gap is considered to be negative. During periods of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income.
During periods of declining interest rates, the inverse would tend to occur.
If the maturities of Plant State's assets and liabilities were equally flexible and moved concurrently, the impact of any material or prolonged increase (or decrease) in interest rates on net interest income would be minimal.

         Plant State's asset and liability policies are directed toward matching, to the extent possible, its interest rate sensitive assets and interest rate sensitive liabilities to achieve and maintain a satisfactory differential between its interest income and interest expense regardless of the general level and movement of interest rates. To this end, Plant State's management reviews on a periodic basis the duration of asset and liability categories. The following tables summarize the interest rate sensitive assets and liabilities of Plant State at September 30, 1994, based on the period during which they mature or are subject to repricing.

                                                     Maturity and Repricing Analysis
                                                          at September 30, 1994
                                                  (dollars in thousands, except ratios)

                                        Repricing             Repricing                Repricing
                                     within 90 days     within 1 fiscal year     within 5 fiscal years
                                     --------------     --------------------     ---------------------
Rate sensitivity assets (RSA)           $20,577               $24,102                   $32,196
Rate sensitivity liabilities (RSL)       22,644                32,334                    38,345
Cumulative rate sensitivity gap          (2,067)               (8,232)                   (6,149)

Cumulative rate sensitivity ratio
  (RSA/RSL)                               90.87%                74.54%                    83.96%
Ratio of cumulative rate sensitivity     -10.05%               -34.15%                   -19.10%
  gap to RSA

Gap as a percent of total assets          -4.88%               -19.43%                   -14.52%



         Interest-earning Assets. The increase or decrease in average interest-earning assets and the percentage of average loans to total average interest-earning assets for the three years ended December 31, 1993, 1992 and 1991 and for the nine months ended September 30, 1994 and 1993 are as follows:


                                                              % Increase                 Average loans as a %
    For the year ended            Average interest-         (decrease) over                of total average
       December 31,                earning assets            previous year             interest-earning assets
- --------------------------       -----------------         ---------------             -----------------------
              1993               $    28,474,000                   16.57%                      65.70%
              1992                    24,427,000                   13.57%                      68.99%
              1991                    21,508,000                   26.88%                      77.96%


                                                             % Increase                  Average loans as a %
  For the nine months ended       Average interest-         (decrease) over                of total average
        September 30,              earning assets            previous year             interest-earning assets
- ----------------------------     -----------------         ---------------             -----------------------
              1994               $    36,003,000                   31.13%                      68.45%
              1993                    27,455,000                   15.11%                      63.27%




         The increase in average interest-earning assets from December 31, 1991 to 1992 was predominantly the result of a substantial increase in the securities portfolio from $4,741,000 to $7,576,000. The increase in average interest-earning assets from December 31, 1992 to 1993 was predominantly the result of an increase in the loan portfolio from $16,851,000 to $18,708,000 and an increase in the securities portfolio from $7,576,000 to $9,766,000.

         Average interest-earning assets increased from the nine months ended September 30, 1993 to the nine months ended September 30, 1994. Plant State's increased loan activity resulted from the hiring of an additional commercial loan officer. Accordingly, average loans as a percentage of total average interest-earning assets increased during this period.

         Non-interest Earning Assets. Average non-interest earning assets accounted for 6.76% of average total assets at December 31, 1993 compared with 9.36% of average total assets at December 31, 1992 and 10.34% of total average assets at December 31, 1991. Average non-interest earning assets accounted for 6.28% of average total assets at September 30, 1994 compared with 8.62% of average total assets at September 30, 1993. Non-interest earning assets at December 31, 1993 and September 30, 1994 primarily consisted of cash and funds placed in accounts with other banks, property and equipment, accrued interest receivable and other real estate owned.

         Funding Sources. The primary source of funds for Plant State's lending and investing activities is deposits. The following table summarizes Plant State's average deposits at December 31, 1993, 1992 and 1991 and at September 30, 1994 and 1993:


                                                                  Average Deposits
                                       ----------------------------------------------------------------------
                                                                                            Nine Months
                                                 Year Ended December 31,                 Ended September 30,
                                       -----------------------------------------  ---------------------------
                                           1991            1992         1993            1993          1994
                                       -------------  ------------  ------------  -------------  ------------
Demand deposits                        $   1,345,024  $  1,587,768  $  2,462,171  $   2,266,348  $  4,867,880
NOW accounts, money market                 5,194,493    10,429,252    12,187,360     12,230,065    12,400,169
Savings deposits                           1,392,926     1,246,399     1,314,450      1,301,122     1,417,029
Time deposits                             13,842,558    11,388,417    11,610,720     11,369,536    15,262,047
                                       -------------  ------------  ------------  -------------  ------------

Total                                  $  21,775,001  $ 24,651,836  $ 27,574,701  $  27,167,071  $ 33,947,125
                                       =============  ============  ============  =============  ============



         As of September 30, 1994, deposits of Plant State were distributed among demand deposits (14.34%), savings and time deposits (49.13%), and NOW accounts and money market deposits (36.53%). Plant State's deposits are attracted primarily from individuals and professionals and also from small and medium size businesses and agricultural enterprises located predominantly in Plant State's Primary Service Area. As of September 30, 1994, approximately 19% of Plant State's total deposits were from businesses and approximately 81% were from individuals. Management of Plant State does not believe that the loss of any one or a few of its deposit accounts would have a materially adverse effect upon the operations of Plant State or erode its deposit base.

         The increase in Plant State's interest-earning assets from year end 1991 to year end 1993 was funded principally through increased deposits during those periods. The increase in average deposits from year end 1991 to year end 1992 and from year end 1992 to year end 1993 was 13.21% and 11.86% respectively. Although this increase in deposits provided the necessary funds to support Plant State's aggressive lending and investing activities during that period, the decreased yields paid by Plant State on its deposits during the declining rate environment from 1991 to 1993 contributed to an increase in the net interest margin on Plant State's interest-earning assets during this period.

         Plant State's average deposits have increased by approximately 24.96% for the nine months ended September 30, 1994 compared with the nine months ended September 30, 1993. This increase is the result of aggressive rates and promotions on new deposit accounts offered by Plant State. It is also a result of the additional credit relationships Plant State has established during this time. The increased funds generated by such deposits have been utilized to fund additional lending and investing activity during year 1994. Approximately 86% of deposits at September 30, 1994 represent interest-bearing accounts.
This is typical of Plant State's market area which is influenced by a wealthy retirement segment and is very competitive in terms of the number of financial institutions present.

         Other Operating Income. Plant State's other operating income was $267,000 for the year ended December 31, 1993 as compared to $256,000 for the year ended December 31, 1992 and $196,000 for the year ended December 31, 1991. Plant State's other operating income was $194,000 for the nine months ended September 30, 1994 as compared to $193,000 for the nine months ended September 30, 1993. Plant State's other operating income is comprised primarily of loan fees, rental fees from the rental of office space in Plant State's building, service charges on deposit accounts, NSF charges and safe deposit box rental fees. The growth in other operating income during 1994 is due primarily to increased service charges on deposit activity.

         Other Operating Expenses. The following table sets forth Plant State's other operating expenses for the years ended December 31, 1993, 1992 and 1991 and for the nine months ended September 30, 1994 and 1993:

                                                                                          Nine Months
                                                 Year Ended December 31,              Ended September 30,
                                       -----------------------------------------   --------------------------
                                           1991            1992         1993            1993          1994
                                       -------------   -----------  ------------   ------------    ----------
Employee compensation and
  benefits                             $     326,751   $   387,711  $    461,670   $    336,528    $  397,380
Occupancy and equipment                      180,862       156,586       131,746         98,049        99,635
Legal and professional fees                   47,233        66,805        37,991         30,499        34,181
Data processing                               50,193        51,759        54,480         40,574        47,713
FDIC insurance                                43,563        51,945        59,459         44,288        51,150
Supplies                                      34,203        35,011        45,538         29,864        30,346
Insurance                                     38,848        38,473        30,048         22,650        23,786
Taxes and licenses                            14,148        16,777        19,032         14,620        14,034
Dues, memberships and
  subscriptions                               13,751        12,970        15,219         11,259        17,980
Advertising and promotion                      6,170        11,170         9,829          8,095         8,051
Writedown of other real
  estate owned                                     0             0       109,438         84,143        28,470
Other                                         27,539       103,145        75,814         67,490        63,410
                                       -------------    ----------  ------------    -----------    ----------

Total                                  $     783,261    $  932,352  $  1,050,264    $   788,059    $  816,136
                                       =============    ==========  ============    ===========    ==========



         For the three year periods from 1991 to 1993, other operating expenses have grown at an average annual rate of 15.84%. The principal reasons for the change in other operating expenses from 1991 to 1993 were an increase in employee compensation coupled with an increase in the costs of FDIC insurance, offset by lower occupancy costs.

         Employee compensation and benefits increased 18.66% from the year ended December 31, 1991 to the year ended December 31, 1992, and increased 19.08% from the year ended 1992 to the year ended 1993. For the nine months ended September 30, 1993 compared to the nine months ended September 30, 1994 employee compensation increased 18.08%. These fluctuations were primarily due to changes in the number of employees and senior officers. Plant State also hired two new commercial lenders during the nine months ended September 30, 1994.

         Allowance for Loan Losses. The allowance for the loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management of Plant State believes that the collectibility of the principal on such loans is unlikely. The allowance is an amount that management of Plant State believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility of loans, which takes into consideration any prior loan loss experience on loans and commitments to extend credit. The evaluations also take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay. Historical results indicate that the greatest risk in Plant State's loan portfolio has arisen in the real estate and installment loan categories. See "-Risk Elements of Loan Portfolio" for a description of non-accrual loans and loans past due 90 days or more in Plant State's loan portfolio.

         The following table sets forth an analysis of Plant State's allowance for loan losses for the periods indicated:

                                                                                          Nine Months
                                                 Year Ended December 31,              Ended September 30,
                                        --------------------------------------     ------------------------
                                           1991            1992         1993           1993         1994
                                        ---------       ---------   ----------     -----------    ---------
                                                                   (dollars in thousands)
Loan Loss Rollforward:
Beginning balance                    $        263     $      300    $      375    $       375    $      500
Provision for loan loss                       303            246           167             80           306
Loans charged off                            (272)          (174)          (45)           (43)         (288)
Recoveries                                      6              3             3              3             7
                                     ------------     ----------    ----------    -----------    ----------

Balance, end of period               $        300     $      375    $      500    $       415    $      525
                                     ============     ==========    ==========    ===========    ==========

Ratio of net charge-offs
during the period to average loans
outstanding during the period               -1.59%         -1.01%        -1.12%         -0.23%        -1.83%




         At December 31, 1993 and September 30, 1994, Plant State's loan loss reserve was 1.91% and 2.19%, of loans, respectively. Management of Plant State will continue to monitor Plant State's loan loss reserve and intends to maintain a loan loss reserve in the future which exceeds its peer group. The peer group's loan loss reserve was approximately 1.51% of loans as of June 30, 1994. Any future increase in the loan loss reserve would be charged to current operations and thus reduce income or increase the operating loss, as the case may be.

         Plant State conducts a quarterly review of the allowance for loan losses and seeks to maintain a balance which is adequate but not excessive based on all the available evidence.

INCOME TAXES

         In January 1993, Plant State adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes". The adoption of FAS 109 changed Plant State's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. Previously, Plant State deferred the tax effects of timing differences between financial and tax reporting. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting and tax purposes.

         The adoption of FAS 109 resulted in a net adjustment to the balance sheet at January 1, 1993 of $242,960. This amount is reflected in net income for the nine months ended September 30, 1993 as the cumulative effect of change in accounting principle. This adjustment primarily reflects the effect of recognizing a deferred tax asset for the benefit of a loss carryforward that could not be recorded under the old accounting rules.

         The provision for income taxes charged to continuing operations for the nine months ended September 30, 1994 and 1993 were as follows:

                                                       Nine months
                                                   ended September 30,
                                              ----------------------------
                                                 1994              1993
                                                 ----              ----


Current Liability                           $  (123,901)       $        0
Deferred expense                                (33,767)         (104,274)
Change in valuation allowance
   for deferred tax asset                             0           197,104
                                            -----------        ----------
Tax benefit/(expense)                       $  (157,668)       $   92,830
                                            ===========        ==========

         Deferred tax expenses through September 30, 1994 and for the nine months ended September 30, 1993, represents the change in deferred tax assets and liabilities since January 1 of each year. Deferred tax assets and liabilities were initially recorded at January 1, 1993 in connection with Plant State's adoption of FAS 109. Deferred tax assets relate primarily to recognized future benefits of available tax loss carryforwards and bad debt expense recognized in the financial statements in excess of that recognized on Plant State's tax return. Deferred tax liabilities result primarily from tax depreciation in excess of that record in the financial statements.

         Under FAS 109, a valuation allowance is recorded if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Plant State recorded a valuation allowance at January 1, 1993 of $197,104 when FAS 109 was initially adopted. This valuation allowance relates to the deferred tax asset recorded for the future benefit of Plant State's operating loss carryforward. This allowance was reversed during the period ended September 30, 1993 as Plant State concluded that realization of the full tax benefit of the operating loss carryforward was now more likely than not. This allowance was zero at December 31, 1993.

         Gross deferred tax assets and liabilities at September 30, 1994 were $327,368 and $52,024, respectively. Deferred tax expense recognized through September 30, 1994 was $33,767 and Plant State had a current income tax liability at September 30, 1994 of approximately $123,901.

         As of January 1, 1994, Plant State had net operating loss carryforwards of approximately $879,000 available to offset future taxable income. These net operating loss carryforwards expire in the years 2001 through 2005. The loss carryforward available for the year 1994 is approximately $207,000. The amount available for all years thereafter through full utilization is approximately $154,000 plus the amount of loss carryforward not used in any prior tax year.

LIQUIDITY AND CAPITAL RESOURCES

         The average life of Plant State's investment portfolio at September 30, 1994 is approximately two years. See "-Investment Securities." It is the objective of Plant State to maintain a loan to deposit ratio of approximately 75%. Plant State has not experienced liquidity problems in the past due to growth in Plant State's deposit base and weak loan demand caused by a general decline in the economy over the past three years. As a result, Plant State maintained a liquidity level in excess of 25% for most of 1993 and 1994. In the future, current, seasonal and unanticipated liquidity requirements will be met by managing the maturity structure of high quality marketable assets and by maintaining discretionary access to short term funding sources. Plant State currently maintains Federal Funds borrowing lines and a reserve repurchase agreement with various correspondents which aggregate $2,500,000 and $800,000 respectively.

         In the normal course of business, the capital position of Plant State is reviewed by management of Plant State to ensure that Plant State's capital is adequate and consistent with expected growth. The capital position of Plant State represents the level of capital needed to support Plant State's expansion. Since Plant State's inception, the primary capital to support Plant State's asset base has come entirely from the original capitalization of Plant State, secondary offerings which took place on September 7, 1990 and October 29, 1993, and internally generated profits.

         The FDIC has specified guidelines for purposes of evaluating a bank's capital adequacy. Those guidelines assign weighted levels of risk to asset categories to measure capital adequacy. Specifically, in order to avoid being considered undercapitalized, the FDIC requires Plant State to maintain a minimum Tier 1 Capital of at least 4%, Tier 1 Leverage ratio of at least 4% and a total risk-based capital of at least 8% of risk weighted assets. As of September 30, 1994 Plant State met the requirements to be categorized as a well capitalized institution under the newly adopted FDIC regulations. See "SUPERVISION AND REGULATION-Capital Guidelines."

         At December 31, 1993 and September 30, 1994, Plant State had no significant commitments for capital expenditures. At December 31, 1993 and September 30, 1994, Plant State had commitments to extend lines of credit of approximately $2,872,000 and $6,089,000, respectively, which are disbursed subject to certain limitations. Substantially all of the December 31, 1993 and September 30, 1994 figures consist of the undrawn portions of commercial loan lines of credit. At December 31, 1993 and September 30, 1994, Plant State had in place standby letters of credit of approximately $70,000 and $169,000, respectively. As of the date hereof, none of the letters of credit in place at December 31, 1993 had been exercised and Plant State does not expect that any of the letters of credit in place as of September 30, 1994 will be exercised within the current year. Plant State had no commitments to purchase loans at December 31, 1993 and September 30, 1994, respectively.

IMPACT OF INFLATION

         The financial statements and related data presented herein have been prepared using the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation on banks differs from its impact on nonfinancial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. This is especially true for banks with a high percentage of rate-sensitive interest-earning assets and interest-bearing liabilities. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. This gap represents the difference between variable rate assets and variable rate liabilities. Plant State attempted to structure its assets and liabilities and manage its interest rate sensitivity gap accordingly, thus seeking to minimize the potential effects of inflation. For information on Plant State's management of its interest rate sensitive assets and liabilities, see "-Liquidity and Capital Resources" and "-Asset/Liability Management."

         The following tables contain information concerning the financial condition and operations of Plant State for the period or periods, or as of the date or dates, shown in each table. All average information is presented on a daily basis and has been derived from quarterly Call Reports filed by Plant State with the FDIC.

INVESTMENT SECURITIES

         The following table sets forth the book value of Plant State's investment portfolio at the dates indicated. Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

                                                           December 31,                      September 30,
                                              --------------------------------------         -------------
                                              1991             1992             1993              1994
                                              ----             ----             ----              ----
                                                              (dollars in thousands)
U. S. Treasury securities                   $    604         $    247         $    806         $  1,550
Agency and mortgage-based
  securities                                   3,395            8,942            6,835           10,537
                                            --------         --------         --------         --------

Total investment securities                 $  3,999         $  9,189         $  7,641         $ 12,087
                                            ========         ========         ========         ========



The following table sets forth the maturities of Plant State's investment securities at December 31, 1993:

                                                                  After three     After one       After five
                                                   Within         months but      but within      but within
                                                   three          within one         five            ten
                                      Total        months            year           years           years
                                      -----        ------        ------------     ----------      ----------
                                                            (dollars in thousands)
U. S. Treasury securities            $    806    $      0        $      0         $   806         $     0
Agency and mortgage-based
  securities                            6,835           0           3,020             882           2,933
                                     --------    --------         -------         -------         -------

Total investment securities          $  7,641
                                     ========


         The following table sets forth the maturities of Plant State's investment securities at September 30, 1994:

                                                                  After three     After one       After five
                                                    Within        months but      but within      but within
                                                    three         within one         five            ten
                                      Total         months           year           years           years
                                      -----         ------        -----------     ----------      ----------
                                                            (dollars in thousands)
U. S. Treasury securities            $  1,550    $      0         $   201         $ 1,349         $     0
Agency and Mortgage-based
  securities                           10,218           0           2,638           2,134           5,446
                                     --------    --------         -------         -------         -------

Total investment securities          $ 11,768
                                     ========




LOAN PORTFOLIO

         The following table sets forth the composition of Plant State's loan portfolio by type of loan at the dates indicated:


                                                       December 31,                            September 30,
                                     ----------------------------------------------------     ---------------
                                     1993        1992        1991       1990         1989     1994       1993
                                     ----        ----        ----       ----         ----     ----       ----
                                                            (dollars in thousands)
Types of loans:
   Commercial, financial and
       agricultural                $   16,005  $  13,721  $  14,321  $  11,159  $   4,189  $  19,508  $  14,834
   Real estate - construction             156          6        796        359          -        255        229
   Real estate - mortgage               3,946      1,869        938      1,912      2,612      5,833      2,420
   Installment loans to
       individuals                      2,643      1,974      1,944      1,808      2,006      2,442      1,928
   Lease financing                          -          -          -          -          -          -          -
   Foreign                                  -          -          -          -          -          -          -
                                            -          -          -          -          -          -          -

Total loans                        $   22,750  $  17,570  $  17,999  $  15,238  $   8,807  $  28,038  $  19,411
                                   ----------  ---------  ---------  ---------  ---------  ---------  ---------

Less:
   Unearned income on consumer
       loans                              (19)       (24)         -         (6)       (20)       (17)       (20)
   Deferred loan fees                     (23)       (27)       (18)        (26)       (1)       (48)       (36)
   Allowance for loan
      losses                             (500)      (375)      (300)       (263)     (107)      (525)      (415)
                                   ----------  ---------  ---------  ---------- ---------  ---------  ---------
Loans, net                         $   22,208  $  17,144  $  17,681  $  14,943  $   8,679  $  27,448  $  18,940
                                   ==========  =========  =========  =========  =========  =========  =========





         Commercial loans as presented above include loans for business purposes secured by real estate mortgages. Real estate mortgage loans include primarily consumer loans secured by residential mortgages. Plant State's loan portfolio, which comprised 65.7%, 69.0% and 78.0% of Plant State's interest-earning assets at December 31, 1993, 1992 and 1991, respectively, decreased by 3.04% from 1991 to 1992, and increased by 11.02% from 1992 to 1993. Plant State's loan portfolio comprised 68.5% and 69.0% of Plant State's interest-earning assets at September 30, 1994 and 1993, respectively. The decreases from 1991 to 1992 was a result of management's effort to reduce problem loans existing in the loan portfolio at that time. In 1993, Plant State focused on increasing its loan portfolio in an effort to compensate for the lower returns available on investment securities. During the latter part of 1993, Plant State hired two additional commercial loan officers who have contributed to the loan growth of Plant State for the nine months ended September 30, 1994, which was 31.51%.

         Real estate related mortgages (mortgage and construction) comprised approximately 18.47%, 10.93% and 9.81% of Plant State's loan portfolio at December 31, 1993, 1992 and 1991, respectively. At September 30, 1994 and 1993, these figures were 22.18% and 13.99%, respectively. Commercial loans comprised 72.07%, 78.07% and 79.57% as of December 31, 1993, 1992 and 1991,
respectively. For the nine months ended September 30, 1994 and 1993, these figures were 71.07% and 76.42%, respectively. Thus the relative mix of Plant States' loan portfolio has not changed substantially over the course of the periods recorded above. It is management's intention to concentrate on commercial, financial and agricultural type loans but seek diversity to the extent diversification helps mitigate risks.

         The following tables set forth the contractual maturities of loans (excluding real estate mortgage and installment loans to individuals) outstanding at December 31, 1993 and an analysis of sensitivities of loans due to changes in interest rates. Variable interest rates are rates which vary with the prime rate or as a result of the occurrence of a future event.

                                                             December 31, 1993
                                                                  Maturing
                                         -------------------------------------------------------
                                                               Over one year
                                           One year             through five          Over five
                                           or less                 years                years
                                         -----------           -------------         -----------
                                                           (dollars in thousands)
Commercial and industrial                  $ 6,695                $ 4,401             $  1,408
Agricultural                                 2,603                    806                   93
Real estate - construction                     155                      0                    0
                                           -------                -------             --------
         Total                             $ 9,453                $ 5,207             $  1,501
                                           =======                =======             ========

                                                                      Interest Sensitivity
                                                                  ----------------------------
                                                                  Fixed Rate     Variable Rate
                                                                  ----------     -------------
Amount of loans due after one year with:

Commercial and industrial                                          $ 2,247          $ 3,563
Agricultural                                                            72              826
Real estate - construction                                               0                0
                                                                   --------         -------
         Total                                                     $ 2,319          $ 4,389
                                                                   =======          =======



                                                             September 30, 1994
                                                                  Maturing
                                         -------------------------------------------------------

                                                               Over one year
                                           One year             through five          Over five
                                           or less                 years                years
                                         -----------           -------------         -----------
                                                           (dollars in thousands)
Commercial and industrial                  $ 8,178                $ 5,112              $ 3,004
Agricultural                                 1,839                  1,021                  354
Real estate - construction                     255                      0                    0
                                           -------                -------              -------
         Total                             $10,272                $ 6,133              $ 3,358
                                           =======                =======              =======

                                                                      Interest Sensitivity
                                                                  ----------------------------
                                                                  Fixed Rate     Variable Rate
                                                                  ----------     -------------
Amount of loans due after one fiscal year with:

Commercial and industrial                                          $ 2,260          $ 5,857
Agricultural                                                            49            1,326
Real estate - construction                                               0                0
                                                                   -------          -------
         Total                                                     $ 2,309          $ 7,183
                                                                   =======          =======



RISK ELEMENTS OF LOAN PORTFOLIO

         Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgement of management, the loans are estimated to be fully collectible as to both principal and interest. This policy applies to all types of loans. Past due loans reflect the total principal balance of any loans which are not being paid as to principal or interest according to the terms of the contract. Other real estate owned represents properties acquired through foreclosure.

         The following table reports, for the periods indicated, loans accounted for on a non-accrual basis, loans which are contractually past due 90 days or more as to interest or principal payments but have not been classified as non-accrual, and loans which have been transferred to other real estate owned status.

                                                    December 31,                          September 30,
                                --------------------------------------------------       ---------------
                                1993        1992        1991      1990        1989       1994       1993
                                ----        ----        ----      ----        ----       ----       ----
                                                         (dollars in thousands)
Non-accrual loan                $    0      $  98      $ 234      $ 172      $   0       $  49      $   0
Loans past due 90 days
   or more                           0          0         48         61          0           0          0

Other real estate owned            263        473        495        455        510         235        263
                                ------      -----      -----      -----      -----       -----      -----

Total                           $  263      $ 571      $ 777      $ 688      $ 510       $ 284      $ 263
                                ------      -----      -----      -----      -----       -----      -----




         For the twelve month period ended December 31, 1993 and the nine months ended September 30, 1994, approximately $0 and $2,276, respectively, of additional gross interest income would have been recorded in such periods by Plant State if the non-accrual loans had been paid in accordance with their original terms and had been outstanding throughout the period (or since origination, if held for part of the period). No interest income from such loans was included in net income during those periods.

         At September 30, 1994, Plant State had only one loan for $48,771 in non-accrual status. This represented a real estate mortgage on certain real property that the owner subsequently sold, using the proceeds to pay Plant State down by approximately $41,126. Plant State negotiated a settlement with the borrower with respect to the deficiency by writing off approximately $4,000 and restructuring a monthly payment for the remainder over three years.

         Other real estate owned at September 30, 1994 consists of two properties. One property (written down to $0) is a vacant lot zoned Commercial Intensive on Florida Avenue in Tampa, Florida. This property has approximately $12,500 in delinquent property taxes and penalties owed on it. The other property (approximately $235,000 book value on September 30, 1994) is a five phase town house project located in Temple Terrace, Florida. The land is located on the East Side of 78th Street, approximately 2,200 feet south of the Temple Terrace Highway. It is currently listed with a commercial real estate agent. This property was originally recorded at $523,000 prior to write downs occurring over the last several years to reduce the property to management's estimate of fair market value.

         Generally, loans for construction and commercial real estate can present a higher degree of risk to a lender depending upon, among other things, whether the borrower has a permanent financing at the end of a loan period, whether the project is income producing, and changing economic conditions. Commercial and financial loans also entail certain additional risks since they usually involve large loan balances to a single borrower or a related group of borrowers, resulting in a more concentrated loan portfolio, and since their repayment is usually dependent upon successful operation of the commercial enterprise and is also subject to adverse conditions in the economy. While there is no assurance that Plant State will not realize any losses on its construction loans or commercial real estate loans, management is of the belief that the degree of risk related to such loans is not significant to Plant State.

         Plant State has in its loan portfolio, credit extensions to a wholesale produce broker that Plant State's management has internally classified as substandard. The loans originally aggregated $100,000 and were classified due to financial setbacks suffered by the borrower as a result of loss on crop advances to growers adversely affected by Hurricane Andrew, and employee defalcation. Plant State has written this debt down to $50,000 but continues to monitor this loan closely.

         Plant State and the borrower have worked out a repayment plan, and assuming the borrower achieves budgeted results in 1994, at least $10,000 of the debt will be repaid. The borrower is cooperative, and the loans are current at September 30, 1994.

RESTRUCTURED LOANS

         Plant State has in its portfolio, two restructured loans at September 30, 1994. A restructured loan is a loan in which a bank, for economic or legal reasons related to a borrower's financial difficulties, grants a concession to the borrower that it would not otherwise consider. The restructuring may include (i) the transfer from the borrower to Plant State of real estate, receivables from third parties, other assets, or an equity interest in the borrower, in full or partial satisfaction of the loan, (ii) a modification of the loan terms, or (iii) a combination of (i) and (ii). A loan extended or renewed at a stated interest rate equal to the current interest rate for the new debt with similar risk is not to be reported as a restructured loan.

         In the instance of these two loans, the original terms have been modified to accommodate the cash flow expectations of the borrowers and Plant State has forgiven future interest payments and provided longer amortization periods than are usual and customary.

         One of the loans, which has a balance of $265,992 at September 30, 1994, is secured by shares of the common stock of a local, privately held independent financial institution. Plant State believes that, as of September 30, 1994, the approximate liquidation value of the stock ranged from $166,344 (book value) to $250,000 (1.5 times book value). In addition, a note receivable in the amount of $90,000 from a closely held company also secures the loan. This loan is amortizing at $1,000 per month with an interest rate of 5% per annum. The borrower has a one-year option to renew the note at a rate of prime and a monthly amortization of $2,000.

         The other restructured loan, which had a September 30, 1993 balance of $190,612 has been completely written off during 1994. Plant State is still pursuing collection.

         Both of the loans described above have been classified as "substandard" by both the Florida Department and the FDIC. Management of Plant State concurs with the classification.

DEPOSITS

         Plant State offers a variety of deposit products ranging in maturity from demand-type accounts to certificates of deposit with varying maturities. Plant State's deposits are primarily derived from the Hillsborough and Polk Counties. Plant State does not have a concentration of deposits from any one source, the loss of which would have a materially adverse effect on the business of Plant State. The following table sets forth the average amounts of deposits and the average rates paid by Plant State on such deposits for the periods indicated.


                                                           Year Ended December 31
                                ----------------------------------------------------------------------------
                                        1991                        1992                       1993
                                -------------------       -----------------------      ---------------------
                                Average     Average       Average         Average      Average       Average
                                Balance       Rate        Balance           Rate       Balance        Rate
                                -------     --------      -------         --------     -------      --------
                                                       (dollars in thousands, except ratios)
Non-interest bearing
    demand                    $   1,552       -         $    1,759          -       $    2,462         -
Interest-bearing
    demand                        4,987       4.63%         10,258          3.57%       12,362        2.70%
Savings deposits                  1,393       4.81%          1,246          3.37%        1,314        2.59%
Time deposits                    13,843       7.64%         11,388          5.58%       11,611        4.30%
                              ---------       -----     ----------          -----   ----------        -----

    Total                     $  21,775                 $   24,651                  $   27,749
                              =========                 ==========                  ==========

Weighted average
    rate on interest-
    bearing deposits                          6.71%                         4.56%                     3.43%
                                              -----                         -----                     -----


                                       Nine Months Ended September 30,
                                --------------------------------------------------
                                        1993                        1994
                                --------------------      ------------------------
                                Average     Average       Average         Average
                                Balance       Rate        Balance           Rate
                                -------     --------      -------         --------
                                     (dollars in thousands, except ratios)
Non-interest bearing
    demand                    $   2,403       -         $    4,870          -
Interest-bearing
    demand                       12,094       2.81%         12,749          2.64%
Savings deposits                  1,301       2.67%          1,417          2.26%
Time deposits                    11,370       4.31%         15,262          3.97%
                              ---------       -----     ----------          -----

    Total                     $  27,168                 $   34,298
                              =========                 ==========

Weighted average
    rate on interest-
    bearing deposits                          3.49%                         3.31%
                                              =====                         =====


                BENEFICIAL OWNERSHIP OF PLANT STATE COMMON STOCK

         Plant State is authorized under its Articles of Incorporation to issue 500,000 shares of Plant State Common Stock. As of the Record Date, Plant State had issued and outstanding 293,170 shares of Plant State Common Stock. The following table sets forth information as of the Record Date with respect to those persons known by Plant State to be the beneficial owners of more than 5% of the outstanding shares of Plant State Common Stock, and as to shares of Plant State Common Stock beneficially owned by the directors of Plant State individually and by all officers and directors of Plant State as a group. Management of Plant State knows of no other persons, other than those set forth in the following table, who own beneficially more than 5% of the outstanding shares of Plant State Common Stock as of the date of this Proxy Statement/Prospectus. See "THE MERGER-Background of the Merger; Reasons for Merger; Recommendation of the Board of Directors of Plant State."

                                                   AMOUNT AND NATURE
                NAME AND ADDRESS OF                  OF BENEFICIAL                         PERCENT
                 BENEFICIAL OWNER                    OWNERSHIP(1)                          OF CLASS
                -------------------                -----------------                       --------
5% Shareholders:

         James K. Murray, Jr. (2)(3)                  122,606 shares                         41.82%
         3501 Frontage Road
         Tampa, Florida 33607


Directors:

         Lowry Baldwin                                  2,041 shares                          0.70%

         John C. Bender (4)                             1,873 shares                          0.64%

         Tommy G. Brock                                 1,934 shares                          0.66%

         James K. Murray, III(5)                       22,409 shares                          7.64%

         Daniel D. Raulerson                              918 shares                          0.31%

         William B. Tiller                              3,815 shares                          1.30%

         Lacey L. McClellan                             2,900 shares                          0.99%

         Gary Booth                                     3,000 shares                          1.02%

All Directors and
Executive Officers of Plant State
as a group (9 persons)(6)                             156,838 shares                         53.50%

- --------------------------

(1) Includes all shares held directly as well as by spouses and minor children over which shares the named individuals or group of individuals exercise sole or shared voting or investment power. Also includes all shares that such person has the right to acquire within sixty days after the date of this Proxy Statement/Prospectus. For purposes of computing the percentages of outstanding shares held by each person named above, shares which such person has the right to acquire within sixty days after the date of this Proxy Statement/Prospectus are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)      Mr. Murray is also a director of Plant State.

(3) Includes 117,948 shares owned individually by Mr. Murray and 4,658 shares owned by the Murray Corporation of which Mr. Murray is Chairman of the Board, and a director. Does not include 4,658, 6,581, 657 and 658 shares owned by his wife Sandy Murray, his adult son Michael Murray, the Susan Murray Ragsdale Irrevocable Trust, and the Anthony Scott Lee Irrevocable Trust, respectively, as to which shares Mr. Murray disclaims beneficial ownership.

(4) Includes 1,873 shares owned by Mr. Bender. Does not include 100, 25, 25 and 937 shares owned by Jane Bender, William I. Bender, Sarah Bender and the Emily H. Bender Revocable Trust, respectively, as to which shares Mr. Bender disclaims beneficial ownership.

(5) Includes 17,751 shares owned individually by Mr. Murray and 4,658 shares owned by the Murray Corporation of which Mr. Murray is President and a director.

(6) The 4,658 shares of stock owned by the Murray Corporation are counted only once in determining the beneficial ownership of all directors and executive officers. Beneficial ownership of these shares was attributed above to both James K. Murray, Jr., and James K. Murray, III, individually. See notes 3 and 5 above.

                                 LEGAL MATTERS

         Certain legal matters in connection with the SouthTrust Common Stock being offered hereby will be passed upon by Bradley, Arant, Rose & White, 1400 Park Place Tower, 2001 Park Place, Birmingham, Alabama, counsel for SouthTrust. As of December 1, 1994 the partners and associates of the firm of Bradley, Arant, Rose & White beneficially owned approximately 2,130,000 shares of SouthTrust Common Stock.


                                    EXPERTS

         The consolidated financial statements of SouthTrust and subsidiaries incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, for the periods indicated in their reports thereon and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Plant State as of and for the years ended December 31, 1993 and 1992 included in this Proxy Statement/Prospectus have been so included in reliance on the report of Dowell & Perez, P.A., independent accountants, given on authority of said firm as experts in accounting and auditing.

         The financial statements of Plant State as of and for the year ended December 31, 1991 included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         Representatives of Dowell & Perez, P.A. are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                             ADDITIONAL INFORMATION

OTHER BUSINESS

         The Board of Directors of Plant State does not know of any matter to be brought before the Special Meeting other than as described in the Notice of Special Meeting accompanying this Proxy Statement/Prospectus. If any other matter comes before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment with respect to such other matters.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by SouthTrust with the Commission are incorporated by reference herein:

         (i) SouthTrust's Annual Report on Form 10-K for the year ended December 31, 1993 (including therein SouthTrust's Proxy Statement for its Annual Meeting of Stockholders held April 21, 1993) (Commission File No. 0-3613); and

         (ii) SouthTrust's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 (Commission File No. 0-3613).

         All documents filed by SouthTrust pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy
Statement/Prospectus and prior to final adjournment of the Special Meeting, shall be deemed to be incorporated by reference into this Proxy
Statement/Prospectus from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         The audited financial statements of SouthTrust incorporated herein by reference should only be read in conjunction with the discussion of consummated and pending acquisitions set forth under the caption "SUMMARY - Parties to the Merger - SouthTrust."

         Copies of all documents with respect to SouthTrust incorporated by reference (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated into the documents incorporated by reference) will be provided without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered upon written or oral request. Requests for such copies should be directed to Mr. Aubrey D. Barnard, Secretary, SouthTrust Corporation, 420 North 20th Street, Birmingham, Alabama 35203, telephone number (205) 254-5000.

                       INDEX TO THE FINANCIAL STATEMENTS
                              OF PLANT STATE BANK


Caption                                                                                                                    Page
- -------                                                                                                                    ----
Unaudited Financial Statements

         Balance Sheets at September 30, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2

         Statements of Operations for the nine months ended September 30, 1994 and 1993 . . . . . . . . . . . . . . . . .  F-3

         Statements of Shareholders' Equity for the twelve months ended September 30, 1994  . . . . . . . . . . . . . . .  F-4

         Statements of Cash Flows for the nine months ended September 30, 1994 and 1993 . . . . . . . . . . . . . . . . .  F-5

         Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6


Audited Financial Statements:

         Report of Independent Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-13

         Balance Sheets at December 31, 1993 and 1992 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-14

         Statements of Operations for the two years ended December 31, 1993 and 1992  . . . . . . . . . . . . . . . . . .  F-15

         Statements of Shareholders' Equity for the two years ended December 31, 1993 and 1992  . . . . . . . . . . . . .  F-16

         Statements of Cash Flows for the two years ended December 31, 1993 and 1992  . . . . . . . . . . . . . . . . . .  F-17

         Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-18

         Report of Independent Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-24

         Balance Sheets at December 31, 1991 and 1990 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-25

         Statements of Operations for the two years ended December 31, 1991 and 1992  . . . . . . . . . . . . . . . . . .  F-26

         Statements of Shareholders' Equity for the two years ended December 31, 1991 and 1992  . . . . . . . . . . . . .  F-27

         Statements of Cash Flows for the two years ended December 31, 1991 and 1992  . . . . . . . . . . . . . . . . . .  F-28

         Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-30


                                PLANT STATE BANK
                                 BALANCE SHEETS



                                                                              (Unaudited)
                                                                             September 30,
                                                           -------------------------------------------
Assets                                                           1994                          1993
                                                                 ----                          ----
Cash and due from banks                                    $   1,353,211                $     669,570
Federal funds sold                                                     -                      625,000
Investment securities                                         11,767,617                    9,416,985
Loans, net of allowance for loan losses of
  $525,000 and $415,000, respectively                         27,399,481                   18,940,461
Property and equipment, net                                      952,355                      954,906
Interest receivable                                              292,109                      168,384
Other real estate owned                                          235,363                      262,719
Deferred tax assets                                              327,368                      377,883
Other assets                                                      84,805                       32,309
                                                           -------------                -------------

   Total assets                                            $  42,412,309                $  31,448,217
                                                           =============                =============

Liabilities and shareholders' equity

Demand deposits                                            $   4,466,088                $   2,692,795
NOW deposits                                                   3,672,591                    3,122,111
Money Market Deposits                                          7,602,010                    9,728,700
Savings deposits                                               1,475,982                    1,321,039
Time deposits (under $100,000)                                14,791,953                    9,128,634
Time deposits ($100,000 and over)                              3,536,537                    2,414,724
                                                           -------------                -------------

   Total deposits                                          $  35,545,161                $  28,408,003
                                                           =============                =============

Fed Funds Purchased                                            2,800,000                            -
Accrued interest payable                                          52,548                       42,309
Accounts payable and accrued expenses                            170,465                       65,432
Deferred tax liabilities                                          52,024                       42,093
                                                           -------------                -------------

   Total liabilities                                       $  38,620,198                $  28,557,837
                                                           =============                =============


Shareholders' equity:
  Common stock, $10 par value, 500,000 shares
    authorized, 293,170 and 234,170 shares
    issued and outstanding                                     2,931,700                    2,341,700
  Additional paid-in capital                                   1,596,570                    1,183,570
  Accumulated deficit                                           (285,272)                    (634,890)
  Dividends                                                     (131,927)                           -
  Unrealized depreciation in securities
    available for sale                                          (318,960)                           -
                                                           -------------                -------------

    Total shareholders' equity                                 3,792,111                    2,890,390
                                                           -------------                -------------

    Total liabilities and shareholders' equity             $  42,412,309                $  31,448,217
                                                           =============                =============




The accompanying notes are an integral part of this balance sheet.

                                PLANT STATE BANK
                            STATEMENTS OF OPERATIONS


                                                                           (Unaudited)
                                                                     For the nine months ended
                                                                           September 30,
                                                            -----------------------------------------
Interest income from earning assets:                             1994                          1993
                                                                 ----                          ----
  Loans                                                     $  1,662,760               $    1,275,256
  Investment securities                                          431,314                      337,393
  Federal funds sold                                               9,745                       17,329
                                                            ------------               --------------

   Total interest income                                       2,103,819                    1,629,978
                                                            ------------               --------------

Interest expense on deposits
  NOW deposits                                              $     93,956                       43,869
  Money market deposits                                          159,385                      210,958
  Savings deposits                                                23,709                       26,074
  Time deposits                                                  453,032                      368,065
                                                            ------------               --------------

   Total interest expense                                        730,082                      648,966
                                                            ------------               --------------

   Net interest income                                         1,373,737                      981,012

Provision for loan losses                                        305,741                       80,634
                                                            ------------               --------------

   Net interest income after provision for loan losses         1,067,996                      900,378
                                                            ------------               --------------

Noninterest income                                               167,109                      193,202
Gain on sale of investment securities                                  -                       40,948

Noninterest expenses:
  Personnel expense                                              397,379                      336,528
  Occupancy expense                                               73,165                       98,048
  Provision for OREO Writedown                                    27,356                            -
  Other operating expense                                        291,714                      353,483
                                                            ------------               --------------
   Total noninterest expense                                     789,614                      788,059
                                                            ------------               --------------

Income before taxes and cumulative
  effect of change in accounting principle                       445,491                      346,469
  Income tax benefit (expense)                                  (157,668)                      92,830
                                                            ------------               --------------

Income before cumulative
  effect of change in accounting principle                       287,823                      439,299

  Cumulative effect at January 1, 1993 of change in
    accounting principle                                               -                      242,960
                                                            ------------               --------------

Net income                                                  $    287,823               $      682,259
                                                            ============               ==============





The accompanying notes are an integral part of this statement.

                                PLANT STATE BANK
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                       FOR THE TWELVE MONTH PERIOD ENDED
                              SEPTEMBER 30, 1994
                                  (Unaudited)



                                               Additional                    Securities                  Total
                                    Common      paid-in     Accumulated      available-   Dividends   shareholders
                                     stock      capital       deficit         for-sale       paid        equity
                                     -----      -------       -------         --------       ----        ------
Balance
 September 30, 1992               $ 2,341,700  $1,183,570   $ (1,345,884)           -              -    $2,179,386

Net income for the period
 October 1, 1992 to
 September 30, 1993                         -           -   $    710,994            -              -    $  710,994
                                  -----------  ----------   ------------   ----------      ---------    ----------

Balance
 September 30, 1993               $ 2,341,700  $1,183,570   $   (634,890)  $        0      $       0    $2,890,380
                                  ===========  ==========   ============   ==========      =========    ==========

Net income for the period
 October 1, 1993 to
 September 30, 1994                         -           -   $    349,618            -              -    $  349,618

Stock Offering                    $   590,000  $  413,000              -            -              -     1,003,000

Change in unrealized
appreciation                                -           -              -   $ (318,960)             -      (318,960)

Dividends                                   -           -              -            -      $(131,927)     (131,927)
                                  -----------  ----------   ------------   ----------      ---------    ----------

Balance
 September 30, 1994               $ 2,931,700  $1,596,570   $   (285,272)  $ (318,960)     $(131,927)   $3,792,111
                                  ===========  ==========   ============   ==========      =========    ==========



The accompanying notes are an integral part of this statement

                                PLANT STATE BANK
                            STATEMENTS OF CASH FLOWS

                                                                              (Unaudited)
                                                                       For the nine months ended
                                                                             September 30,
                                                            ------------------------------------------
                                                                 1994                          1993
                                                                 ----                          ----
Cash flows from operating activities:
  Interest received                                         $  2,002,794               $    1,608,075
  Noninterest income received                                    167,109                      193,202
  Interest paid                                                 (715,627)                    (638,673)
  Salaries and benefits paid                                    (397,379)                    (336,528)
  Other operating expenditures                                  (402,538)                    (404,053)
                                                            ------------               --------------

    Net cash provided by operating activities                    654,359                      422,023
                                                            ------------               --------------

Cash flows used by investing activities:
  Investment securities                                       (4,472,451)                    (186,977)
  Increase in loans                                           (5,503,285)                  (1,855,284)
  Capital expenditures                                           (20,368)                     (14,710)
  Decrease in other real estate owned                                  0                      210,078
                                                            ------------               --------------

    Net cash used by investing activities                     (9,996,104)                  (1,846,893)
                                                            ------------               --------------

Cash flows from financing activities:
  Increase in demand deposits                                  1,885,163                      517,093
  Increase in NOW deposits                                       142,801                      917,056
  Decrease in money market deposits                             (867,168)                    (170,470)
  Increase in savings deposits                                    67,611                       88,251
  Increase in time deposits                                    5,610,866                      632,796
  Fed funds purchased                                          2,800,000                            0
  Dividends paid                                                (131,926)                           0
  Payments under capital lease obligations                             0                      (15,554)
                                                            ------------               --------------

    Net cash provided by financing activities                  9,507,347                    1,969,172
                                                            ------------               --------------

Net increase in cash and cash equivalents                        165,602                      544,302
                                                            ------------               --------------

Cash and equivalents at the beginning of the year              1,187,609                      750,268
                                                            ------------               --------------

Cash and cash equivalents at end of period                  $  1,353,211               $    1,294,570
                                                            ============               ==============



The accompanying notes are an integral part of this statement.

                                PLANT STATE BANK
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Plant State Bank (the "Bank") is a state chartered bank regulated by the State of Florida's Department of Banking and Finance. The Bank was incorporated on May 28, 1986 and commenced operations on September 30, 1986.


Cash and cash equivalents

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold, which are invested primarily overnight.


Investment securities

         The Bank elected early adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and has classified all securities as available-for-sale as of September 30, 1994. Under FAS 115, securities must be classified as either held-to-maturity, as trading securities or as securities available-for-sale. Securities classified as held-to-maturity are those that a bank or enterprise has the positive intent and ability to hold to maturity and are reported at amortized cost. Trading securities are bought and held for the purpose of selling them in the near term and are reported at fair value. All other securities are classified as available-for-sale and are also reported at fair value with unrealized gains and losses in market value reported as a component of shareholders' equity. Securities as of September 30, 1993 were generally held for investment purposes and were reported under previously applicable accounting rules at the lower of amortized cost or market.


Allowance for loan losses

         The financial statements include an allowance for estimated losses on loans based on management's evaluation of the collectability of loans outstanding. Management has established a policy to discontinue accruing interest (nonaccrual status) on a loan after it has become 90 days delinquent as to payment of principal or interest. In addition, a loan will be placed on nonaccrual status before it becomes 90 days delinquent if management believes that the borrower's financial condition is such that collection of interest or principal is doubtful. Loans which are determined to be uncollectible will be charged against the allowance and subsequent recoveries, if any, will be credited to the allowance.


Property and equipment

         Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line basis over the estimated useful life of each type of asset. Leasehold improvements are amortized on the straight-line method over the shorter of their estimated useful life or the lease term. Additions to property and equipment and major improvements are capitalized. Maintenance and repairs are expenses as incurred.


Other real estate owned

         Other real estate owned represents real property acquired by foreclosure or in settlement of debt, and also includes in- substance foreclosures. In-substance foreclosures are real estate loans in which the borrower has little or no equity in the collateral and the borrower has formally or effectively abandoned the collateral or cannot demonstrate the capacity to repay the loan other than through sale of the collateral. Other real estate owned is valued at the lower of the property's fair value or the recorded investment in the loan. At the time of foreclosure, if the fair value of the real estate acquired is less than the Bank's recorded investment in the loan, a write down is recognized through a charge to the allowance for loan losses. Gains or losses on the sale of and losses on the periodic revaluation of real estate acquired are charged or credited to noninterest expense.


Income recognition

         Interest income on all loans is accrued based upon the principal amount outstanding. Nonrefundable fees and costs associated with the origination of loans are deferred and recognized over the life of the loan based on a method which approximates the interest method.


Income Taxes

         In January 1993, the Bank adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The adoption of FAS 109 changes the Bank's method of accounting for income taxes from the deferred method (under APB 11) to an asset and liability approach. Previously, when determining the annual income tax expense or benefit, the Bank deferred the tax effects of timing differences between financial and tax reporting. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes.

         The adoption of FAS 109 resulted in a net adjustment to the balance sheet at January 1, 1993 of $242,960. This amount was reflected in the net income for the year ended December 31, 1993 as the cumulative effect of a change in accounting principle. This adjustment primarily reflects the effect of recognizing a deferred tax asset for the benefit of a loss carryforward that could not be recognized under the previous accounting rules.


Net income per share

         Net income per share is computed by dividing the applicable income amount by the weighted average number of shares of common stock and equivalents outstanding during the period. During 1993, the Bank completed a stock offering for 59,000 common shares at $17 per share. The offering was not completed until December 31, 1993 and the effect of these newly issued was not included in 1993 per share computations.


NOTE 2 - INVESTMENT SECURITIES:

         Investment securities as of September 30, 1994 are all classified as available-for-sale per FAS 115 and consist of the following:

                                             Book                   Market
                                             ----                   ------
                                             Value                  Value
                                             -----                  -----
Mortgage-backed securities              $   8,442,667          $   8,249,148
Agency securities                           2,093,588              2,000 730
Treasury securities                         1,550,323              1,517,739
                                        -------------          -------------
         Total                          $  12,086,578          $  11,767,617
                                        =============          =============

         During 1994, the Bank sold no investment securities. The estimated market value of debt securities at September 30, 1994, by contractual maturity or repricing frequently are shown below.

                                            Market
                                            ------
                                             Value
                                             -----
Due in one year of less                 $   3,320,992
Due after one year through five years       3,001,171
Due after five years                        5,445,454
                                        -------------
         Total                          $  11,767,617
                                        =============


         Investment securities as of September 30, 1993 were all reported under the previously applicable accounting rules at the lower of amortized cost or market and consisted of the following:

                                             Book                   Market
                                             ----                   ------
                                             Value                  Value
                                             -----                  -----
Mortgage-backed securities              $   7,810,607          $   7,866,691
Agency securities                             800,000                800,805
Treasury securities                           806,378                810,985
                                        -------------          -------------
         Total                          $   9,416,985          $   9,478,481
                                        =============          =============


         During 1993, the Bank sold investment securities with a book value of $1,434,689 for $1,475,637 realizing a gain of $40,948.



NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

                                                    September 30,
                                             ---------------------------
                                             1994                    1993
                                             ----                    ----
Commercial                              $  21,161,359          $  14,834,219
Residential mortgage                        4,614,105              2,648,422
Consumer                                    2,213,743              1,929,123
                                        -------------          -------------
                                        $  27,989,207          $  19,411,764
                                        -------------          -------------
Less:    Allowance for loan losses            525,000                415,000
         Net deferred loan fees                48,168                 35,989
         Unearned income                       16,558                 20,314
                                        -------------          -------------

         Total                          $  27,399,481          $  18,940,461
                                        =============          =============


         Commercial loans include loans to businesses and individuals payable on demand or within a specified period of time. Mortgage loans include primarily residential loans payable in periodic installments. Consumer loans are made to individuals and include installment loans and personal lines of credit.

         Nonaccrual loans at September 30, 1994 and 1993 were $48,771 and $0, respectively. Restructured loans at September 30, 1994 and 1993 were $265,992 and $464,010, respectively. No income was recognized on restructured loans in 1994 and 1993.

         Activity in the allowance for loan loss account was as follows:

                                                    September 30,
                                             ----------------------------
                                             1994                    1993
                                             ----                    ----
Beginning balance                       $     415,000          $     310,000

Provision for loan losses                     392,312                197,418
Charge-offs                                  (289,862)               (95,624)
Recoveries                                      7,550                  3,206
                                        -------------          -------------

         Total                          $     525,000          $     415,000
                                        =============          =============


NOTE 4 - CONCENTRATION OF CREDIT RISK:

         A credit risk concentration results when the Bank has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

         Most of the Bank's business activity is with customers located within Plant City and Tampa, Florida. The only significant concentration of loans are to the agricultural sector. Loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The amount of collateral obtained upon extension of credit is based on the Bank's credit evaluation of the customer. Collateral primarily includes accounts receivable, inventory and commercial and residential properties.


NOTE 5 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

         In the normal course of business, the Bank is party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These instruments are comprised of commitments to extend credit and letters of credit and involve, in varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contract amount of those instruments. The Bank uses the same credit policies in making commitments as they do for instruments reflected on the balance sheet.

         Unfunded commitments, which generally have fixed expiration dates or termination clauses, are legally binding agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Since many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. Fixed rate commitments to extend credit are subject to market risk should interest rates rise above contracted rates during the commitment period. Total unfunded commitments for loans and lines of credit were approximately $6,089,000 and $2,956,000 at September 30, 1994 and 1993,
respectively. Standby letters of credit at September 30, 1994 and 1993 were approximately $169,530 and $179,647, respectively.

NOTE 6 - PROPERTY AND EQUIPMENT:


                                                                  September 30,
                                   Estimated               ---------------------------
                                  useful life              1994                   1993
                                  -----------              ----                   ----
Land                                                 $     264,184           $   264,184
Building and improvements            30 years              846,113               837,799
Furniture and equipment              7 years               115,655                92,636
Assets under capital lease                                 308,234               308,234
                                                     -------------           -----------
                                                         1,534,186             1,502,853
Less - accumulated depreciation                            581,831               547,947
                                                     -------------           -----------
   Total                                             $     952,355           $   954,906
                                                     =============           ===========




NOTE 7 - INCOME TAXES:

         The provision for income taxes charged to continuing operations was as follows:


                                              For the nine-months ended
                                                    September 30,
                                             ----------------------------
                                             1994                    1993
                                             ----                    ----
Current liability                       $    (123,901)         $           -
Deferred tax expense                          (33,767)              (104,274)
Change in valuation allowance
   for deferred tax asset                           -                197,104
                                        -------------          -------------
Total                                   $    (157,668)         $      92,830
                                        =============          =============


         Deferred tax expense for the nine months ended September 30, 1994 and 1993 represents the change in deferred tax assets and liabilities since the beginning of each year. Deferred tax assets and liabilities were initially recorded at January 1, 1993 in connection with the Bank's adoption of FAS 109. Deferred tax assets relate primarily to recognize future benefits of available tax loss carryforwards and bad debt expense recognized in the financial statements in excess of that recognized on the Bank's tax return. Deferred tax liabilities result primarily from tax depreciation in excess of that recorded in the financial statements.

         Under FAS 109, a valuation allowance is recorded if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Bank recorded a valuation allowance at January 1, 1993 of $197,104 when FAS 109 was initially adopted. This valuation allowance related to the deferred tax asset representing the future benefit of the Bank's operating loss carryforward. This allowance was reversed during the period ended September 30, 1993, as the Bank concluded that realization of the tax benefit of the operating loss carryforward was now more likely than not.

         Deferred tax expense prior to 1993 was recognized under the previously effective accounting rules and was offset by an extraordinary item for the realization of the tax benefit from available operating loss carryforwards.

         Gross deferred tax assets and liabilities at September 30, 1994 were $327,368 and $52,024, respectively. The Bank had a current income tax liability at September 30, 1994 of approximately $123,901.

         At January 1, 1994 the Bank had net operating loss carryforwards of approximately $879,000 available to offset future taxable income. These net operating loss carryforwards expire in the year 2001 and 2005. The loss carryforward available for the year 1994 is approximately $207,000. The amount available for all years thereafter through full utilization is approximately $154,000 plus the amount of any loss carryforward not used in any prior tax year, which is expected to be zero.

NOTE 8 - RELATED PARTIES:

         Certain directors, officers and principal shareholders of the Bank have loans with the Bank. These transactions are made in accordance with the normal policies of the Bank. At September 30, 1994, the total amount of these borrowings to related parties was approximately $1,514,517.



NOTE 9 - REGULATORY RESTRICTIONS AND SHAREHOLDERS' EQUITY:

         Banking regulations limit the amount of dividends that may be paid. The Bank cannot pay dividends in any one year that exceed the sum of net income for that year plus net income after dividends for the two preceding years without the prior approval of the state and federal banking authorities. The Bank can also not declare a dividend at any time if net operating results for the current year and the two preceding years combined is a loss or would cause the capital accounts of the Bank to fall below the minimum amounts required by state and federal banking laws and regulations.

         Federal and state banking regulations also require the Bank maintain minimum capital ratios under three separate computations. The following is a reconciliation of shareholders' equity as reported in the financial statements to regulatory capital as of September 30, 1994.


                                                                      Tier 1                  Total
                                                                    Risk-Based              Risk-Based
                                   Leverage Capital                   Capital                 Capital
                                   ----------------                 ----------              ----------
Shareholders' equity               $     3,792,111                $  3,792,111            $  3,792,111
Excluded equity items:
  Unrealized depreciation in
  securities available-for-sale            318,960                     318,960                 318,960
Additional capital items:
  Allowable portion of loan
  loss reserve                                   -                           -                 373,000
                                   ---------------                ------------            ------------
Regulatory capital                       4,111,071                   4,111,071               4,484,071
Regulatory assets:
  Average adjusted total
  assets                           $    38,416,000
                                   ===============
  Total risk weighted assets                                      $ 29,697,000            $ 29,697,000
                                                                  ============            ============

Capital ratios                               10.70%                      13.84%                  15.10%

Regulatory minimum                            4.00%                       8.00%                   8.00%


NOTE 10 - RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING
ACTIVITIES:

                                                                       For the nine months ended
                                                                             September 30,
                                                                 ----------------------------------
                                                                 1994                          1993
                                                                 ----                          ----
Net Income                                                  $    287,823               $      682,259

Adjustments to reconcile net cash
provided by operating activities:
  Provision for loan loss                                        305,741                       80,634
  Depreciation                                                    24,245                       28,224
  Amortization of loan fees                                        6,289                      (21,712)
  Increase in interest receivable                               (107,314)                        (191)
  (Increase)/decrease in other assets                            (60,317)                       9,442
  Decrease/(increase) in net deferred taxes                       33,767                     (335,790)
  Provision for ORE writedown                                     27,356                            0
  Increase in interest payable                                    14,455                       10,293
  Increase on other liabilities                                  122,314                        9,812
  Gain on sale of investment securities                                0                      (40,948)
                                                            ------------               --------------

                                                            $    654,359               $      422,023
                                                            ============               ==============


                       REPORT OF INDEPENDENT ACCOUNTANTS



February 2, 1994


To the Board of Directors and
Shareholders of
Plant State Bank

In our opinion, the accompanying balance sheets and the related statements of operations, changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Plant State Bank (the "Bank") at December 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Bank's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



Dowell & Perez, P.A.
Certified Public Accountants

                                PLANT STATE BANK
                                 BALANCE SHEETS

                                                                                       December 31,

ASSETS                                                                         1993                   1992
                                                                               ----                   ----
Cash and due from banks                                               $        987,609         $      700,268
Federal funds sold                                                             200,000                 50,000
Investment securities                                                        7,641,008              9,189,060
Loans, net of allowance for loan losses of
 $500,000 and $375,000, respectively                                        22,208,226             17,144,099
Property and equipment, net                                                    956,232                968,420
Interest receivable                                                            184,795                168,193
Other real estate owned, net of reserve of
  $84,143 and $0, respectively                                                 262,719                472,797
Deferred tax assets                                                            361,135                      -
Other assets                                                                    24,488                 41,751
                                                                      ----------------         --------------

  Total assets                                                        $     32,826,212         $   28,734,588
                                                                      ================         ==============
LIABILITIES AND SHAREHOLDERS' EQUITY

Demand deposits                                                       $      2,580,925         $    2,175,702
NOW deposits                                                                 3,529,790              2,205,055
Money market deposits                                                        8,469,178              9,899,170
Savings deposits                                                             1,408,371              1,232,788
Time deposits (under $100,000)                                               9,899,433              8,599,250
Time deposits ($100,000 and over)                                            2,818,191              2,311,312
                                                                      ----------------         --------------

  Total deposits                                                            28,705,888             26,423,277
                                                                      ----------------         --------------

Accrued interest payable                                                        38,093                 32,016
Accounts payable and accrued expenses                                           48,151                 55,620
Deferred tax liabilities                                                        52,024                      -
Capital lease obligation                                                             -                 15,554
                                                                      ----------------         --------------

  Total liabilities                                                         28,844,156             26,526,467
                                                                      ----------------         --------------

Commitments and contingencies

Shareholders' equity:
  Common stock, $10 par value, 500,000 shares authorized
    293,170 and 234,170 shares issued and outstanding                        2,931,700              2,341,700
  Additional paid-in capital                                                 1,596,570              1,183,570
  Accumulated deficit                                                         (573,096)            (1,317,149)
  Unrealized appreciation in securities
    available-for-sale                                                          26,882                      -
                                                                      ----------------         --------------

  Total shareholders' equity                                                 3,982,056              2,208,121
                                                                      ----------------         --------------

  Total liabilities and shareholders' equity                          $     32,826,212         $   28,734,588
                                                                      ================         ==============


                                PLANT STATE BANK
                            STATEMENTS OF OPERATIONS


                                                                       For the year ended
                                                                          December 31,
                                                                1993                         1992
                                                                ----                         ----
Interest income from earning assets:
Loans                                                       $  1,755,626               $    1,710,147
Investment securities                                            435,012                      413,613
Federal funds sold                                                17,753                       30,955
                                                            ------------               --------------
    Total interest income                                      2,208,391                    2,154,715
                                                            ------------               --------------

Interest expense on deposits:
  NOW                                                             57,825                       51,903
  Money market                                                   270,794                      314,429
  Savings                                                         33,716                       42,425
  Time                                                           499,003                      634,892
                                                            ------------               --------------
    Total interest expense                                       861,338                    1,043,649
                                                            ------------               --------------

    Net interest income                                        1,347,053                    1,111,066
                                                            ------------               --------------

Provision for loan losses                                        167,206                      245,864
                                                            ------------               --------------

    Net interest income after provision for loan losses        1,179,847                      865,202
                                                            ------------               --------------

Noninterest income                                               266,909                      255,447
Gain on sale of investment securities                             40,948                       78,416
Noninterest expenses:
  Personnel expense                                              461,671                      387,711
  Occupancy expense                                              131,748                      156,586
  ORE expense                                                    103,893                            -
  Other operating expense                                        352,951                      388,055
                                                            ------------               --------------
    Total noninterest expense                                  1,050,263                      932,352
                                                            ------------               --------------

Income before taxes and special items                            437,441                      266,713
Income tax benefit (expense)                                      63,652                      (90,682)
                                                            ------------               --------------
Income before extraordinary item and
  cumulative effect of change in accounting                      501,093                      176,031
    Extraordinary item - realization of
    loss carryforward                                                  -                       90,682
    Cumulative effect of change in accounting principle          242,960                            -
                                                            ------------               --------------

Net income                                                  $    744,053               $      266,713
                                                            ============               ==============
Net income per share:
Before extraordinary item and accounting change             $       1.87               $         1.14
    Extraordinary item and accounting change                        1.31                            -
                                                            ------------               --------------

                                                            $       3.18               $         1.14
                                                            ============               ==============

                                PLANT STATE BANK
                            STATEMENT OF CHANGES IN
                              SHAREHOLDERS' EQUITY

                                                                                           Securities        Total
                                                     Additional           Accumulated      available-    shareholders'
                               Common Stock       paid-in capital           deficit         for-sale        equity
                               ------------       ---------------           -------         --------        ------
December 31, 1991           $        2,341,700    $      1,183,570     $     (1,583,862)   $        0    $   1,941,408

    Net income - 1992                                                           266,713                        266,713
                            ------------------    ----------------     ----------------    ----------    -------------

December 31, 1992                    2,341,700           1,183,570           (1,317,149)            0        2,208,121
                            ------------------    ----------------     ----------------    ----------    -------------

    Net income - 1993                                                           744,053                        744,053

    Stock Offering                     590,000             413,000                                           1,003,000

    Change in unrealized
    appreciation                                                                               26,882           26,882
                            ------------------    ----------------     ----------------    ----------    -------------

December 31, 1993           $        2,931,700    $      1,596,570     $      ( 573,096)   $   26,882    $   3,982,056
                            ==================    ================     ================    ==========    =============


                                PLANT STATE BANK
                            STATEMENTS OF CASH FLOWS

                                                                    For the year ended
                                                                       December 31,
                                                            1993                          1992
                                                            ----                          ----
Cash flows from operating activities:
  Interest received                                    $     2,283,298            $      2,154,719
  Noninterest income received                                  266,909                     255,447
  Interest paid                                               (855,261)                 (1,068,941)
  Salaries and benefits paid                                  (461,671)                   (387,711)
  Other operating expenditures                                (439,540)                   (416,407)
                                                       ---------------            ----------------

Net cash provided by operating activities                      793,735                     537,107
                                                       ---------------            ----------------

Cash flows used by investing activities:
  Proceeds from sales and maturities of
    investment securities                                    5,741,786                   4,611,279
  Purchases of investment securities                        (4,230,096)                 (9,737,213)
  Decrease (increase) in loans                              (5,218,650)                    300,509
  Capital expenditures                                         (25,676)                    (15,539)
  Decrease (increase) in other real estate owned               106,185                      (2,560)
                                                       ---------------            ----------------

  Net cash used by investing activities                     (3,626,451)                 (4,843,524)
                                                       ---------------            ----------------

Cash flows from financing activities:
  Increase in demand deposits                                  405,223                      82,398
  Increase in NOW deposits                                   1,324,735                      54,440
  (Decrease) increase in money market deposits             (1,429,992)                   5,915,194
  Increase (decrease) in savings deposits                      175,583                    (748,188)
  Increase (decrease) in time deposits                       1,807,062                  (1,908,100)
  Payments under capital lease obligations                     (15,554)                    (38,476)
  Proceeds from stock offering                               1,003,000
                                                       ---------------            ----------------

  Net cash provided by financing activities                  3,270,057                   3,357,268
                                                       ---------------            ----------------

Net increase (decrease) in cash and cash
  equivalents                                                  437,341                    (949,149)
                                                       ---------------            ----------------

Cash and cash equivalents at beginning of year                 750,268                   1,699,417
                                                       ---------------            ----------------

Cash and cash equivalents at end of year               $     1,187,609            $        750,268
                                                       ===============            ================


                                PLANT STATE BANK
                         NOTES TO FINANCIAL STATEMENTS




NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Plant State Bank (the "Bank") is a state chartered bank regulated by the State of Florida's Department of Banking and Finance. The Bank was incorporated on May 28, 1986 and commenced operations on September 30, 1986.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold, which are invested primarily overnight.

Investment securities

The Bank elected early adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and has classified all securities as available-for-sale as of December 31, 1993. Under FAS 115, securities must be classified as either held-to-maturity, as trading securities or as securities available-for-sale. Securities classified as held-to-maturity are those that a bank or enterprise has the positive intent and ability to hold to maturity and are reported at amortized cost. Trading securities are bought and held for the purpose of selling them in the near term and are reported at fair value. All other securities are classified as available-for-sale and are also reported at fair value with unrealized gains and losses in market value reported as a component of shareholders' equity. Securities as of December 31, 1992 were generally held for investment purposes and were reported under previously applicable accounting rules at the lower of amortized cost or market.

Allowance for loan losses

The financial statements include an allowance for estimated losses on loans based on management's evaluation of the collectibility of loans outstanding. Management has established a policy to discontinue accruing interest (nonaccrual status) on a loan after it has become 90 days delinquent as to payment of principal or interest. In addition, a loan will be placed on nonaccrual status before it becomes 90 days delinquent if management believes that the borrower's financial condition is such that collection of interest or principal is doubtful. Loans which are determined to be uncollectible will be charged against the allowance and subsequent recoveries, if any, will be credited to the allowance.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line basis over the estimated useful life of each type of asset. Leasehold improvements are amortized on the straight-line method over the shorter of their estimated useful life or the lease term. Additions to property and equipment and major improvements are capitalized. Maintenance and repairs are expensed as incurred.


Other real estate owned

Other real estate owned represents real property acquired by foreclosure or in settlement of debt, and also includes in-substance foreclosures. In-substance foreclosures are real estate loans in which the borrower has little or no equity in the collateral and the borrower has formally or effectively abandoned the collateral or cannot demonstrate the capacity to repay the loan other than through sale of the collateral. Other real estate owned is valued at the lower of the property's fair value or the recorded investment in the loan. At the time of foreclosure, if the fair value of the real estate acquired is less than the Bank's recorded investment in the loan, a write down is recognized through a charge to the allowance for loan losses. Gains or losses on the sale of and losses on the periodic revaluation of real estate acquired are charged or credited to noninterest expense.

Income recognition

Interest income on all loans is accrued based upon the principal amount outstanding. Nonrefundable fees and costs associated with the origination of loans are deferred and recognized over the life of the loan based on a method which approximates the interest method.

Income taxes

In January 1993, the Bank adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The adoption of FAS 109 changes the Bank's method of accounting for income taxes from the deferred method (under APB 11) to an asset and liability approach. Previously, when determining the annual income tax expense or benefit, the Bank deferred the tax effects of timing differences between financial and tax reporting. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes.

The adoption of FAS 109 resulted in a net adjustment to the balance sheet at January 1, 1993 of $242,960. This amount is reflected in net income for the year as the cumulative effect of a change in accounting principle. This adjustment primarily reflects the effect of recognizing a deferred tax asset for the benefit of a loss carryforward that could not be recognized under the previous accounting rules.

Net income per share

Net income per share is computed by dividing the applicable income amount by the weighted average number of shares of common stock and equivalents outstanding during the period. During 1993, the Bank completed a stock offering for 59,000 common shares at $17 per share. The offering was not completed until December 31, 1993 and the effect of these newly issued shares have not been included in 1993 per share computations.


NOTE 2 - INVESTMENT SECURITIES:

Investment securities as of December 31, 1993 are all classified as available-for-sale and consist of the following debt securities:

                                                 Book                  Unrealized                  Market
                                                 Value            Gain             Loss             Value
                                                 -----            ----             ----             -----
Mortgage-backed securities                   $  6,008,512     $    32,978     $       6,420     $  6,035,070
Agency securities                                 800,000                                35          799,965
Treasury securities                               805,614             359                            805,973
                                             ------------     -----------     -------------     ------------
                                             $  7,614,126     $    33,337     $       6,455     $  7,641,008
                                             ============     ===========     =============     ============


During 1993, the Bank sold investment securities with a book value of $1,434,689 for $1,475,637 realizing a gain of $40,948. The amortized cost and estimated market value of debt securities at December 31, 1993, by contractual maturity are shown below.

                                                                  Book            Market
                                                                  Value            Value
                                                                  -----            -----
Due in one year or less                                    $    3,602,573     $   3,628,127
Due after one year through five years                           1,105,614         1,106,513
Due after five years through ten years                          1,167,299         1,164,573
Due after ten years                                             1,738,640         1,741,795


Investment securities as of December 31, 1992 were reported under previously applicable accounting rules and reported at book value. Securities at that date consisted of the following debt securities:

                                                 Book                  Unrealized                  Market
                                                 Value            Gain             Loss             Value
                                                 -----            ----             ----             -----
Mortgage-backed securities                   $  8,142,170     $    17,403     $      88,870     $  8,070,703
Agency securities                                 800,000           9,738             1,875          807,863
Treasury securities                               246,890           4,305                            251,195
                                             $  9,189,060     $    31,446     $      90,745     $  9,129,761
                                             ============     ===========     =============     ============


During 1992, the Bank sold investment securities with a book value of $4,532,863 for $4,611,279 realizing a gain of $78,416.


NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

                                                                       December 31,
                                                                 1993                1992
                                                                 ----                ----
Commercial                                                $    17,234,082     $    13,720,790
Residential mortgage                                            3,259,612           1,875,215
Consumer                                                        2,275,750           1,973,931
                                                          ---------------     ---------------
                                                               22,769,444          17,569,936
Less:   Allowance for loan losses                                 500,000             375,000
        Net deferred loan fees                                     41,879              27,454
        Unearned income                                            19,339              23,383
                                                          ---------------     ---------------

                                                          $    22,208,226     $    17,144,099
                                                          ===============     ===============


Commercial loans include loans to businesses and individuals payable on demand or within a specified period of time. Mortgage loans include primarily residential loans payable in periodic installments. Consumer loans are made to individuals and include installment loans and personal lines of credit.

Nonaccrual loans at December 31, 1993 and 1992 were $0 and $97,968, respectively. Restructured loans at December 31, 1993 and 1992 were $462,063 and $467,800, respectively. No income was recognized on restructured loans in 1993 and 1992.

Activity in the allowance for loan loss account was as follows:

                                                                  Year ended December 31,
                                                                   1993            1992
                                                                   ----            ----
Beginning balance                                             $   375,000     $     300,000
Provision for loan losses                                         167,206           245,864
Charge-offs                                                       (45,055)         (174,226)
Recoveries                                                          2,849             3,362
                                                              -----------     -------------
                                                              $   500,000     $     375,000
                                                              ===========     =============


NOTE 4 - CONCENTRATION OF CREDIT RISK:

A credit risk concentration results when the Bank has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

Most of the Bank's business activity is with customers located within Plant City and Tampa, Florida. The only significant concentration of loans are to the agricultural sector. Loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The amount of collateral obtained upon extension of credit is based on the Bank's credit evaluation of the customer. Collateral primarily includes accounts receivable, inventory and commercial and residential properties.

NOTE 5 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

In the normal course of business, the Bank is party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These instruments are comprised of commitments to extend credit and letters of credit and involve, in varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contract amount of those instruments. The Bank uses the same credit policies in making commitments as they do for instruments reflected on the balance sheet.

Unfunded commitments, which generally have fixed expiration dates or termination clauses, are legally binding agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Since many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. Fixed rate commitments to extend credit are subject to market risk should interest rates rise above contracted rates during the commitment period. Total unfunded commitments for loans and lines of credit were approximately $2,789,000 at december 31, 1993. Standby letters of credit at december 31, 1993 were approximately $70,000.

NOTE 6 - PROPERTY AND EQUIPMENT:

                                             Estimated               December 31,
                                            Useful Life       1993                  1992
                                                              ----                  ----

Land                                                       $   264,184        $    264,184
Building and improvements                     30 years         837,569             828,777
Furniture and equipment                        7 years         103,831              86,947
Assets under capital lease                                     308,234             308,234
                                                           -----------        ------------
                                                             1,513,818           1,488,142

Less - accumulated depreciation                                557,586             519,722
                                                           -----------        ------------

                                                           $   956,232        $    968,420
                                                           ===========        ============



NOTE 7 - INCOME TAXES:

The provision for income taxes charged to continuing operations was as follows:

                                                          For the Year Ended
                                                             December 31,
                                                       1993                  1992
                                                       ----                  ----
Deferred tax expense                              $   (133,452)          $    (90,682)
Change in valuation allowance
     for deferred tax asset                            197,104                      -
                                                  ------------           ------------

                                                  $     63,652           $    (90,682)
                                                  ============           ============


Deferred tax expense through December 31, 1993 represents the change in deferred tax assets and liabilities since January 1, 1993. Deferred tax assets and liabilities were initially recorded at January 1, 1993 in connection with the Bank's adoption of FAS 109. Deferred tax assets relate primarily to recognized future benefits of available tax loss carryforwards and bad debt expense recognized in the financial statements in excess of that recognized on the Bank's tax return. Deferred tax liabilities result primarily from tax depreciation in excess of that recorded in the financial statements.

Under FAS 109, a valuation allowance is recorded if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Bank recorded a valuation allowance at January 1, 1993 of $197,104 when FAS 109 was initially adopted. This valuation allowance related to the deferred tax asset representing the future benefit of the Bank's operating loss carryforward. This allowance was reversed during the period ended December 31, 1993 as the Bank concluded that realization of the tax benefit of the operating loss carryforward was now more likely than not.

Deferred tax expense in 1992 was recognized under the previously effective accounting rules and was offset by an extraordinary item for the realization of the tax benefit from available operating loss carryforwards.

Gross deferred tax assets and liabilities at December 31, 1993 were $361,135 and $52,024, respectively. The Bank had no current income tax liability at December 31, 1993 or 1992.

At January 1, 1994 the Bank had net operating loss carryforwards of approximately $879,000 available to offset future taxable income. These net operating loss carryforwards expire in the year 2001 and 2005. The loss carryforward for the year 1994 is approximately $207,000. The amount available for all years thereafter through full utilization is approximately $154,000 plus the amount of any loss carryforward not used in any prior tax year, which is expected to be zero.

NOTE 8 - RELATED PARTIES:

Certain directors, officers and principal shareholders of the Bank have loans and deposits with the Bank. These transactions are made in accordance with the normal policies of the Bank. At December 31, 1993, the total amount of these borrowings to related parties was approximately $1,041,000. These individuals had deposits with the bank at December 31, 1993 of $973,367.

NOTE 9 - REGULATORY RESTRICTIONS AND SHAREHOLDERS' EQUITY:

Banking regulations limit the amount of dividends that may be paid. The Bank cannot pay dividends in any one year that exceed the sum of net income for that year plus net income after dividends for the two preceding years without the prior approval of the state and federal banking authorities. The Bank also cannot declare a dividend at any time if net operating results for the current year and the two preceding years combined is a loss or would cause the capital accounts of the Bank to fall below the minimum amounts required by state and federal banking laws and regulations.

Federal and state banking regulations also require the Bank maintain minimum capital ratios under three separate computations. The following is a reconciliation of shareholders' equity as reported in the financial statements to regulatory capital as of December 31, 1993:

                                                               TIER 1               TOTAL
                                                              LEVERAGE            RISK-BASED        RISK-BASED
                                                               CAPITAL             CAPITAL           CAPITAL
                                                               -------             -------           -------
Shareholders' equity                                       $     3,982,056     $   3,982,056     $   3,982,056

Nonallowable equity items:
      Unrealized appreciation in
        securities available-for-sale                              (26,882)          (26,882)          (26,882)

Additional capital items:
      Allowable portion of
        loan loss reserve                                                -                 -           306,063
                                                           ---------------     -------------     -------------

Regulatory capital                                         $     3,955,174     $   3,955,174     $   4,261,237
                                                           ===============     =============     =============

Regulatory assets:
      Average adjusted total assets                        $    30,540,000
Total risk weighted assets                                                     $  24,291,000     $  24,291,000

Capital ratios                                                       12.95%            16.28%            17.54%
                                                           ---------------     -------------     -------------
Regulatory minimum                                                    4.00%             8.00%             8.00%
                                                           ===============     =============     =============




NOTE 10 - RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING
ACTIVITIES:


                                                                                   YEAR ENDED DECEMBER 31,
                                                                                    1993              1992
                                                                                    ----              ----

Net income                                                                     $     744,053   $      266,713

Adjustments to reconcile net cash provided
 by operating activities:
      Provision for loan losses                                                      167,206          245,864
      Depreciation                                                                    37,864           41,267
      Amortization of deferred loan fees                                             (12,683)          (9,860)
      Amortization on investment securities                                          104,192           13,916
      Increase in interest receivable                                                (16,602)          (4,052)
      Decrease in other assets                                                        17,263           44,078
      Net increase in deferred tax asset                                            (309,111)
      Increase (decrease) in interest payable                                          6,077          (25,292)
      Loss on real estate owned                                                      103,893           24,500
      (Decrease) increase in other liabilities                                        (7,469)          18,389
      Gain on sale of investment securities                                          (40,948)         (78,416)
                                                                               -------------   --------------
                                                                               $     793,735   $      537,107
                                                                               =============   ==============


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Plant State Bank:

We have audited the accompanying balance sheets of Plant State Bank (a Florida corporation) as of December 31, 1991 and 1990, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Plant State Bank as of December 31, 1991 and 1990, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




Arthur Andersen, LLP
April 15, 1992,
Tampa, Florida

                                PLANT STATE BANK


                  BALANCE SHEETS - DECEMBER 31, 1991 AND 1990


                        ASSETS                                                  1991              1990
                                                                          ---------------     --------------
ASSETS:
      Cash and due from banks                                             $       774,417     $      514,544
      Federal funds sold                                                          925,000          2,100,000
      Investment securities (Note 2)                                            3,998,626          3,447,494
      Loans, net (Notes 3 and 10)                                              17,680,612         14,942,720
      Property and equipment, net (Note 4)                                        994,148          1,075,282
      Accrued interest receivable                                                 164,141            177,588
      Other real estate owned                                                     494,737            454,844
      Other assets                                                                 85,829            207,105
                                                                          ---------------     --------------
           Total assets                                                   $    25,117,510     $   22,919,577
                                                                          ===============     ==============

             LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
      Deposits (Notes 5 and 10)-
             Noninterest-bearing                                          $     2,093,304     $    1,439,280
             Interest-bearing                                                  20,934,229         19,293,998
                                                                          ---------------     --------------
                Total deposits                                                 23,027,533         20,733,278

      Capital lease obligations (Note 7)                                           54,030            101,701
      Accrued interest payable                                                     57,308             89,387
      Other liabilities                                                            37,231             65,856
                                                                          ---------------     --------------
                Total liabilities                                              23,176,102         20,990,222
                                                                          ===============     ==============

OFF-BALANCE-SHEET RISK AND COMMITMENTS (NOTE 8)                                        --                 --

STOCKHOLDERS' EQUITY (NOTE 9):
      Common stock- $10 par value, 250,000 shares authorized;
             234,170 shares issued and outstanding                              2,341,700          2,341,700
      Capital surplus                                                           1,183,570          1,183,570
      Accumulated deficit                                                      (1,583,862)        (1,595,915)
                                                                          ---------------     --------------
             Total stockholders' equity                                         1,941,408          1,929,355
                                                                          ---------------     --------------
             Total liabilities and stockholders' equity                   $    25,117,510     $   22,919,577
                                                                          ===============     ==============


      The accompanying notes are an integral part of these balance sheets.

                                PLANT STATE BANK

                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1991 AND 1990


                                                                                1991               1990
                                                                           --------------     --------------
INTEREST INCOME:
      Interest and fees on loans                                           $    1,804,943     $    1,296,646
      Interest on federal funds sold and investment securities                    363,154            454,415
                                                                           --------------     --------------
             Total interest income                                              2,168,097          1,751,061

INTEREST EXPENSE ON DEPOSITS                                                   (1,356,294)        (1,249,429)
                                                                           --------------     --------------

NET INTEREST INCOME                                                               811,803            501,632

PROVISION FOR LOAN LOSSES (NOTE 3)                                               (302,574)          (221,366)
                                                                           --------------      -------------

NET INTEREST INCOME AFTER PROVISION FOR
      LOAN LOSSES                                                                 509,229            280,266

OTHER OPERATING INCOME                                                            256,166            169,987

GAIN (LOSS) ON OTHER REAL ESTATE OWNED                                             29,919            (79,715)
                                                                           --------------     --------------

OTHER OPERATING EXPENSES:
      Employee compensation and benefits                                          326,751            426,354
      Occupancy and equipment                                                     180,862            159,637
      Legal and professional fees                                                  47,233             75,818
      Data processing                                                              50,193             49,991
      FDIC Insurance                                                               43,563             18,463
      Supplies                                                                     34,203             36,562
      Insurance                                                                    38,848             35,519
      Taxes and licenses                                                           14,148             18,258
      Dues, memberships and subscriptions                                          13,751              8,564
      Advertising and promotion                                                     6,170              6,759
      Other                                                                        27,539             32,970
                                                                           --------------     --------------
             Total other operating expenses                                       783,261            868,895
                                                                           --------------     --------------

NET INCOME (LOSS)                                                          $       12,053     $     (498,357)
                                                                           ==============     ==============


        The accompanying notes are an integral part of these statements.

                                PLANT STATE BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1991 AND 1990





                                        COMMON STOCK
                                  ------------------------


                                    NUMBER                                                        TOTAL
                                      OF                        CAPITAL       ACCUMULATED     STOCKHOLDERS'
                                    SHARES        AMOUNT        SURPLUS         DEFICIT          EQUITY
                                  ---------   -------------- -------------  ---------------   -------------
BALANCE -
     December 31, 1989             125,000    $    1,250,000 $   1,270,954  $   (1,097,558)   $   1,423,396

SALE OF
     COMMON STOCK                  109,170         1,091,700       (87,384)              -        1,004,316

NET LOSS                                 -                 -             -        (498,357)        (498,357)
                                   -------    -------------- -------------  --------------    -------------

BALANCE -
     December 31, 1990             234,170         2,341,700     1,183,570      (1,595,915)       1,929,355

NET INCOME                               -                 -             -          12,053           12,053
                                   -------    --------------  ------------  --------------    -------------

BALANCE -
     December 31, 1991             234,170    $    2,341,700 $   1,183,570  $   (1,583,862)   $   1,941,408
                                   =======    ============== =============  ==============    =============


        The accompanying notes are an integral part of these statements.

                                PLANT STATE BANK

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1991 AND 1990


                                                                                1991               1990
                                                                           --------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income (loss)                                                    $       12,053     $     (498,357)
      Adjustments to reconcile net income (loss) to net cash
             provided by (used in) operating activities-
               Depreciation and amortization                                       93,400            101,606
               Amortization of deferred loan fees                                 (20,853)           (24,734)
               Amortization and accretion on investment
                 securities, net                                                    7,038             (6,455)
             (Gain) loss on other real estate owned                               (29,919)            79,715
             Provision for loan losses                                            302,574            221,366
             Decrease (increase) in accrued interest receivable                    13,447            (82,938)
             Decrease (increase) in other assets                                  121,276           (114,432)
             (Decrease) increase in accrued interest payable                      (32,079)            39,358
             (Decrease) increase in other liabilities                             (28,625)             1,542
             Gain on sale of investment securities                                (59,765)                --
                                                                           --------------     --------------
                Total adjustments                                                 366,494            215,028
                                                                           --------------     --------------
                Net cash provided by (used in)
                   operating activities                                           378,547           (283,329)
                                                                           --------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Proceeds from sales and maturities of investment securities               3,859,698            600,000
      Purchases of investment securities                                       (4,358,103)        (2,849,161)
      Net increase in loans                                                    (3,277,577)        (6,484,337)
      Capital expenditures                                                        (12,266)           (14,878)
      Investments in other real estate owned                                       (2,953)           (24,767)
      Net proceeds from sale of other real estate owned                           250,943             23,898
                                                                           --------------     --------------
                   Net cash used in investing activities                       (3,540,258)        (8,749,245)
                                                                           --------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Net increase in deposits                                                  2,294,255          5,671,138
      Payments under capital lease obligations                                    (47,671)           (53,615)
      Proceeds from sale of common stock                                                -          1,004,316
                                                                           --------------     --------------
                   Net cash provided by financing activities                    2,246,584          6,621,839
                                                                           --------------     --------------

                                PLANT STATE BANK

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1991 AND 1990
                                  (CONTINUED)

                                                                                1991               1990
                                                                           --------------     --------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                        (915,127)        (2,410,735)

CASH AND CASH EQUIVALENTS, beginning of year                                    2,614,544          5,025,279
                                                                           --------------     --------------

CASH AND CASH EQUIVALENTS, end of year                                     $    1,699,417     $    2,614,544
                                                                           ==============     ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid during year for-
      Interest                                                             $    1,388,373     $    1,223,160

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
      Loans totaling $257,964 and $122,845 were converted to other real estate owned during 1991 and 1990, respectively.



        The accompanying notes are an integral part of these statements.

                                PLANT STATE BANK


                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1991 AND 1990



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accounting and reporting policies of Plant State Bank (the Bank) conform to generally accepted accounting principles and to general practices within the banking industry.

The financial statements are dependent upon estimates, appraisals and evaluation of loans and other real estate owned. Changes in such estimates, appraisals, and evaluations might be required because of rapidly changing economic conditions and the economic prospects of borrowers. Such changes will be reflected prospectively as they become known and the effects can be determined.

The following summarizes the more significant accounting policies and practices:

Investment Securities

Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Management intends to hold the securities until maturity.

Loans

Interest on commercial and real estate loans and substantially all installment loans is recognized monthly on the loan balance outstanding. The Bank's policy is to discontinue accruing interest on delinquent loans which, in the opinion of management, may be doubtful as to the collection of interest or principal.

Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual lives of the related loans. The net amount of deferred origination and commitment fees and deferred origination costs is presented as a reduction of loans in the accompanying balance sheets.

Allowance for Loan Losses

An allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans and commitments to extend credit, based on evaluations of the collectibility of loans, which takes into consideration any prior loss experience on loans and commitments to extend credit. The evaluations also take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, commitments, review of specific problem loans and current and anticipated economic conditions that may affect the borrowers' ability to pay.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization, computed using the straight-line method over the estimated useful lives of the assets or the term of the related leases, whichever is shorter.

Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure. These properties are carried at the lower of cost or net realizable value. Routine holding costs, declines in market value and gains and losses on disposal are reflected in current operations.

INCOME TAXES

During February 1992, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 109, Accounting for Income Taxes. This Statement supersedes APB Opinion No. 11 which is used in the accompanying financial statements. The Bank is required to adopt a new method of accounting for income taxes beginning in 1993, although earlier adoption is permitted. The Bank has not adopted Statement No. 109 in the accompanying financial statements and the effect of adoption has not been determined.

CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

2.       INVESTMENT SECURITIES:

The investment portfolio is carried at cost due to management's intent and ability to hold the securities until maturity. The market and carrying value of investment securities at December 31, 1991 and 1990, is summarized as follows:

                                                                            1991
                                              -----------------------------------------------------------------
                                                                         UNREALIZED
                                                               -------------------------------
                                                 CARRYING                                            MARKET
                                                   VALUE            GAIN            (LOSS)            VALUE
                                              --------------   --------------   --------------   --------------
         U.S. Treasury                        $      603,677   $      22,049    $          -     $      625,726
         U.S. Government agencies                  2,132,596          26,313               -          2,158,909
         Corporations                              1,262,353          14,829               -          1,277,182
         Other                                           -                -                -                -
                                              --------------   -------------    -------------    --------------
                                              $    3,998,626   $      63,191    $          -     $    4,061,817
                                              ==============   =============    =============    ==============


                                                                            1990
                                              -----------------------------------------------------------------
                                                                         UNREALIZED
                                                               -------------------------------
                                                 CARRYING                                            MARKET
                                                   VALUE            GAIN            (LOSS)            VALUE
                                              --------------   --------------   --------------   --------------

         U.S. TREASURY                        $      898,247   $      12,769    $          -     $      911,016
         U.S. GOVERNMENT AGENCIES                  1,751,301          13,443            (1,527)       1,763,217
         Corporations                                797,946             283           (10,900)         787,329
         Other                                           -                -                -                -
                                              --------------   -------------    --------------   --------------
                                              $    3,447,494   $      26,495    $      (12,427)  $    3,461,562
                                              ==============   =============    ==============   ==============

Contractual maturities of debt securities classified as investment securities as of December 31, 1991, were as follows:

                                                                                   AMORTIZED         MARKET
                                                                                     COST             VALUE
                                                                                --------------   --------------
         Due in one year or less                                                $      502,730   $      505,530
         Due in one to five years                                                    3,195,140        3,248,030
         Due in five to ten years                                                      300,756          308,257
                                                                                --------------   --------------
                                                                                $    3,998,626   $    4,061,817
                                                                                ==============   ==============

At December 31, 1991 and 1990, the Bank had investment securities of approximately $1,508,559 and $1,084,906 pledged as collateral for public deposits.

3.       LOANS:


Loans consisted of the following at December 31, 1991 and 1990:

                                                                      1991                      1990
                                                                -----------------        -----------------
         Commercial                                             $      11,599,362        $       8,852,813
         Real estate                                                    4,456,328                4,576,515
         Consumer                                                       1,943,511                1,727,367
         Consumer lines of credit                                              -                    80,933
                                                                -----------------        -----------------
                                                                       17,999,201               15,237,628
         Less:
             Allowance for loan losses                                   (300,000)                (263,265)
             Deferred loan fees                                           (18,231)                 (25,785)
             Unearned income on consumer loans                               (358)                  (5,858)
                                                                -----------------        -----------------

         Loans, net                                             $      17,680,612        $      14,942,720
                                                                =================        =================


Changes in the allowance for loan losses for the year ended December 31, 1991 and 1990, were as follows:

                                                                      1991                      1990
                                                                -----------------        -----------------
         Balance, beginning of year                             $         263,265        $         107,276
         Provision for loan losses                                        302,574                  221,366
         Loans charged off                                               (271,689)                 (73,111)
         Recoveries of charged-off loans                                    5,850                    7,734
                                                                -----------------        -----------------

         Balance, end of year                                   $         300,000        $         263,265
                                                                =================        =================


During 1991, the Bank restructured commercial loans with principal balances totaling approximately $475,000. Interest income of $35,552 is included in the accompanying financial statements related to these restructured loans.
Interest income of $49,875 would have been recorded had the loans remained in compliance with the original terms.

Loans on which interest was not being accrued totaled approximately $234,000 and $172,000 at December 31, 1991 and 1990, respectively.

4.       PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following at December 31, 1991 and 1990:

                                              USEFUL LIFE             1991                      1990
                                              -----------       -----------------        -----------------
                                                (YEARS)
         Land                                      -            $         264,184        $         264,184
         Building and improvements               4-31                     817,128                  818,454
         Furniture and equipment                    7                      83,057                   69,465
         Furniture and equipment held
             under capital leases                   5                     308,234                  308,234
                                                                -----------------        -----------------
                                                                        1,472,603                1,460,337
         Less- Accumulated depreciation and
             amortization                                                (478,455)                (385,055)
                                                                -----------------        -----------------
                 Property and equipment, net                    $         994,148        $       1,075,282
                                                                =================        =================


5.       DEPOSITS:

Deposits at December 31, 1991 and 1990, are summarized as follows:

                                                                      1991                      1990
                                                                -----------------        -----------------
         Noninterest-bearing demand                             $       2,093,304        $       1,439,280
         Interest-bearing demand                                        2,150,615                1,647,829
         Money market                                                   3,983,976                1,206,825
         Savings                                                        1,980,976                1,884,936
                                                                -----------------        -----------------
                                                                       10,208,871                6,178,870
         Time Deposits:
             Certificates of deposit of $100,000 or more                2,189,334                3,834,373
             Other                                                     10,629,328               10,720,035
                                                                -----------------        -----------------
                                                                       12,818,662               14,554,408
                                                                -----------------        -----------------
                                                                $      23,027,533        $      20,733,278
                                                                =================        =================


6.       INCOME TAXES:

The Bank had net operating loss carryforwards available to offset future federal and state taxable income of approximately $1,673,000 as of December 31, 1991. These carryforwards expire in years 2001 through 2005. As of December 31, 1991, net operating loss carryforwards of approximately $1,650,000 were available to offset future book income tax provisions.

Certain limitations apply to approximately $1,400,000 of the above NOL carryforwards available to offset future federal and state taxable income. These limitations allow the Bank to use up to $153,000 of those net operating losses each year. These limitations may also limit the amount of net operating losses available to offset book taxable income in those years.

The amount of the net operating loss carryforward not used in any tax year can be carried forward to future years until the expiration of the carryforward.

7.       CAPITAL LEASE OBLIGATIONS:

The Bank leases certain furniture and equipment under capital leases. The leases extend through November 14, 1992, and provide for payment of a leasing fee of prime minus 3-1/2 percent of the outstanding capital lease obligation. The minimum lease payments at December 31, 1991, were $54,030 and do not include these amounts.

8.       OFF-BALANCE-SHEET RISK AND COMMITMENTS:

Concentration of Credit Risk

The Bank's core customer loan base is located in Hillsborough County, Florida. However, this base is diversified over a number of different industries. At December 31, 1991, approximately 33 percent of the Bank's loan portfolio was unsecured. Collateral for secured loans varies but may include premises and equipment, inventory and accounts receivable.

Off-Balance-Sheet Items

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, stand by letters of credit and adjustable rate certificates of deposit with interest rate floors. These financial instruments involve, to varying degrees, elements of credit and interest-rate risk that are not recognized in the accompanying balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance- sheet instruments.

A summary of financial instruments with off-balance-sheet risk at December 31, 1991, is as follows:

                                                             Contractual
                                                                Amount
                                                                ------

         Commitments to extend credit                       $   1,228,535
         Standby letters of credit                                 60,701
                                                            -------------
                                                            $   1,289,236
                                                            =============

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include premises and equipment, inventory and accounts receivable.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. They are issued only on behalf of the Bank's strongest customers and typically do not extend beyond one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The extent of collateral held for those commitments at December 31, 1991, varied from 0 percent to 100 percent; the total amount collateralized was 6.4 percent.

The Bank issued adjustable rate certificates of deposits which possess an interest rate floor and permit the depositor to make unlimited principal additions through the expiration date of the certificates. The expiration dates of these certificates of deposit extend through June 27, 1992.

9.       STOCKHOLDERS' EQUITY:

Florida Statutes limit the amount of dividends the Bank can pay in any given year to that year's net income plus retained net income from the two preceding years. Dividends for 1992 will be restricted to the excess of 1992 net income over the retained deficit for 1990 and 1991 of $486,000 as a result of these statutes.

10.      RELATED PARTY TRANSACTIONS:

At December 31, 1991 and 1990, certain officers and directors were indebted to the Bank in the aggregate amount of approximately $1,421,000 and $1,332,000 and had deposits with the Bank totaling approximately $1,646,000 and $591,000, respectively. In the opinion of management, all of these transactions were made in the normal course of business on substantially the same terms as transactions with other customers of similar size and financial stability.

11.      REGULATORY MATTERS:

The Bank has entered into an agreement with the Federal Deposit Insurance Corporation and the Comptroller of the State of Florida. In effect, the Bank has agreed to meet, and operate within, certain guidelines. Among other things, the agreement requires that the Bank maintain certain capital ratios and meet a reduction schedule for certain classified assets. At December 31, 1991, the Bank was in substantial compliance with all stated items in the agreement.

                                                                       EXHIBIT A





                         AGREEMENT AND PLAN OF MERGER

                                      OF

                        SOUTHTRUST BANK OF WEST FLORIDA

                                      AND

                               PLANT STATE BANK

                                 JOINED IN BY

                          SOUTHTRUST OF FLORIDA, INC.

                                      AND

                            SOUTHTRUST CORPORATION


                                                             ARTICLE I

                                                            THE MERGER

         Section 1.1      Consummation of Merger; Closing Date; Constituent Corporations  . . . . . . . .  2
         Section 1.2      Effect of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Section 1.3      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.4      Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.5      Certain Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

                                                            ARTICLE II

                                            CONVERSION OF CONSTITUENTS' CAPITAL SHARES

         Section 2.1      Manner of Conversion of Plant State Bank Shares . . . . . . . . . . . . . . . .  5
         Section 2.2      Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         Section 2.3      Effectuating Conversion.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         Section 2.4      Laws of Escheat . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

                                                            ARTICLE III

                                        REPRESENTATIONS AND WARRANTIES OF PLANT STATE BANK

         Section 3.1      Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         Section 3.2      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         Section 3.3      Financial Statements; Filings . . . . . . . . . . . . . . . . . . . . . . . . . 10
         Section 3.4      Loan Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         Section 3.5      Certain Loans and Related Matters . . . . . . . . . . . . . . . . . . . . . . . 12
         Section 3.6      Authority; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         Section 3.7      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         Section 3.8      Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         Section 3.9      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . 13
         Section 3.10     Legal Proceedings; Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         Section 3.11     Taxes and Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         Section 3.12     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         Section 3.13     Title and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Section 3.14     Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         Section 3.15     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         Section 3.16     Commitments and Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         Section 3.17     Regulatory and Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . 19
         Section 3.18     Registration Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         Section 3.19     State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         Section 3.20     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         Section 3.21     Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         Section 3.22     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         Section 3.23     Transactions with Management  . . . . . . . . . . . . . . . . . . . . . . . . . 20
         Section 3.24     Proxy Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         Section 3.25     Deposit Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         Section 3.26     Untrue Statements and Omissions . . . . . . . . . . . . . . . . . . . . . . . . 20

                                                            ARTICLE IV

                                                 REPRESENTATIONS AND WARRANTIES OF
                                                SOUTHTRUST, ST-FLORIDA AND ST-BANK

         Section 4.1      Organization and Related Matters of SouthTrust  . . . . . . . . . . . . . . . . 21
         Section 4.2      Organization and Related Matters of ST-Florida  . . . . . . . . . . . . . . . . 21

         Section 4.3      Organization and Related Matters of ST-Bank . . . . . . . . . . . . . . . . . . 22
         Section 4.4      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         Section 4.5      Authority; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         Section 4.6      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         Section 4.7      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . 24
         Section 4.8      Legal Proceedings, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         Section 4.9      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         Section 4.10     Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         Section 4.11     Accounting, Tax, Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . 24
         Section 4.12     Proxy Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Section 4.13     No Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . 25
         Section 4.14     Untrue Statements and Omissions . . . . . . . . . . . . . . . . . . . . . . . . 25

                                                             ARTICLE V

                                                     COVENANTS AND AGREEMENTS

         Section 5.1      Conduct of the Business of Plant State Bank . . . . . . . . . . . . . . . . . . 25
         Section 5.2      Current Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         Section 5.3      Access to Properties; Personnel and Records . . . . . . . . . . . . . . . . . . 28
         Section 5.4      Approval of Plant State Bank Shareholders . . . . . . . . . . . . . . . . . . . 28
         Section 5.5      No Other Bids . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         Section 5.6      Notice of Deadlines . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         Section 5.7      Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         Section 5.8      Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         Section 5.9      Environmental Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         Section 5.10     Title Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         Section 5.11     Surveys . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         Section 5.12     Compliance Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         Section 5.13     Exemption Under Anti-Takeover Statutes  . . . . . . . . . . . . . . . . . . . . 30

                                                            ARTICLE VI

                                                ADDITIONAL COVENANTS AND AGREEMENTS

         Section 6.1      Best Efforts; Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         Section 6.2      Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         Section 6.3      Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         Section 6.4      Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         Section 6.5      Current Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         Section 6.6      Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         Section 6.7      Reservation of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         Section 6.8      Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         Section 6.9      Short Year Tax Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

                                                            ARTICLE VII

                                                   MUTUAL CONDITIONS TO CLOSING

         Section 7.1      Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         Section 7.2      Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         Section 7.3      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         Section 7.4      Proxy Statement and Registration Statement  . . . . . . . . . . . . . . . . . . 35

                                                           ARTICLE VIII

                                           CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST,
                                                      ST-FLORIDA AND ST-BANK

         Section 8.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . 35
         Section 8.2      Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         Section 8.4      Absence of Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         Section 8.5      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         Section 8.6      Consents Under Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         Section 8.7      Material Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         Section 8.8      Matters Relating to Employment Agreements . . . . . . . . . . . . . . . . . . . 37
         Section 8.9      Outstanding Shares of Plant State Bank  . . . . . . . . . . . . . . . . . . . . 37
         Section 8.10     Dissenters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         Section 8.11     Certification of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

                                                            ARTICLE IX

                                           CONDITIONS TO OBLIGATIONS OF PLANT STATE BANK

         Section 9.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . 38
         Section 9.2      Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         Section 9.3      Certificate Representing Satisfaction of Conditions . . . . . . . . . . . . . . 38
         Section 9.4      Absence of Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         Section 9.5      Consents Under Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         Section 9.6      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         Section 9.7      SouthTrust Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         Section 9.8      Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         Section 9.10     Extraordinary Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         Section 9.11     Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

                                                             ARTICLE X

                                                 TERMINATION, WAIVER AND AMENDMENT



         Section 10.1     Certain Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         Section 10.2     Termination Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         Section 10.3     Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         Section 10.4     Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         Section 10.5     Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         Section 10.6     Non-Survival of Representations and Warranties  . . . . . . . . . . . . . . . . 41

                                                            ARTICLE XI

                                                           MISCELLANEOUS

         Section 11.1     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         Section 11.2     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         Section 11.3     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         Section 11.4     Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         Section 11.5     Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         Section 11.6     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         Section 11.7     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         Section 11.8     Persons Bound; No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . 43
         Section 11.9     Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         Section 11.10    Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         Section 11.11    Construction of Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

                         AGREEMENT AND PLAN OF MERGER
                                      OF
                        SOUTHTRUST BANK OF WEST FLORIDA
                                      AND
                               PLANT STATE BANK
                                 JOINED IN BY
                          SOUTHTRUST OF FLORIDA, INC.
                                      AND
                            SOUTHTRUST CORPORATION



                 This AGREEMENT AND PLAN OF MERGER, dated as of the 28th day of October 1994 (this "Agreement"), by and between SouthTrust Bank of West Florida, a Florida state banking corporation ("ST-Bank"), and Plant State Bank, a Florida state banking corporation ("Plant State Bank"), and joined in by SouthTrust of Florida, Inc., a Florida corporation and the owner of all of the capital stock of ST-Bank ("ST-Florida"), and SouthTrust Corporation, a Delaware corporation ("SouthTrust").


                               WITNESSETH THAT:


                 WHEREAS, ST-Florida wishes to acquire the assets and business of Plant State Bank in exchange for stock of SouthTrust, the parent corporation of ST-Florida, in a transaction that qualifies as a reorganization pursuant to
Section 368(a)(1)(C) of the Internal Revenue Code of 1986 (the "Code");

                 WHEREAS, ST-Florida desires to effect such acquisition through its wholly-owned subsidiary, ST-Bank, and has directed that it acquire the assets and business of Plant State Bank by causing Plant State Bank to be merged into ST-Bank;

                 WHEREAS, the respective Boards of Directors of ST-Bank and Plant State Bank deem it in the best interests of ST-Bank and of Plant State Bank, respectively, and of their respective shareholders, that ST-Bank and Plant State Bank merge pursuant to this Agreement (the "Merger");

                 WHEREAS, the Boards of Directors of ST-Bank and Plant State Bank have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with the laws of the State of Florida;

                 WHEREAS, ST-Florida owns all the issued and outstanding capital stock of ST-Bank;

                 WHEREAS, SouthTrust, on behalf of and as the sole shareholder of ST-Florida, will deliver to ST-Florida, which in turn will deliver to the shareholders of Plant State Bank, the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement;

                 WHEREAS, SouthTrust, on behalf of and as sole shareholder of ST-Florida will cause ST-Florida to perform its obligations provided for hereunder and otherwise take or cause to be taken the various other actions provided for herein to facilitate the administration of the transactions provided for herein in accordance with the terms and provisions hereof;

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that Plant State Bank will be merged with and into ST-Bank and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Plant State Bank, par value $10.00 per share, into shares of common stock of SouthTrust, par value of $2.50 per share, shall be as hereinafter set forth.

                                   ARTICLE I

                                  THE MERGER


         Section 1.1 Consummation of Merger; Closing Date; Constituent Corporations. (a) Subject to the provisions hereof, Plant State Bank shall be merged with and into ST-Bank (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to Sections 658.40 through 658.45 of the Florida Financial Institutions Code and the applicable laws of the State of Florida, and ST-Bank shall be the resulting bank (sometimes hereinafter referred to as the "Resulting Bank" when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which the Merger is deemed effective by each of the Florida Department of Banking and Finance and the Federal Deposit Insurance Corporation (such time is hereinafter referred to as the "Effective Time of the Merger"). Subject to the terms and conditions hereof, unless otherwise agreed upon by SouthTrust and Plant State Bank, the Effective Time of the Merger shall occur on the first (1st) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority (as defined below) having authority over the transactions contemplated under this Agreement and (ii) the date on which the shareholders of Plant State Bank, to the extent their approval is required by applicable law, approve the transactions contemplated by this Agreement. As used in this Agreement, "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board) (the "OTS")), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties and their respective bank subsidiaries, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

                          (b)     The closing of the Merger (the "Closing")
shall take place at the principal offices of Fowler, White, Gillen, Boggs, Villareal & Banker, P.A. at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date and time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

                          (c)     The main office of Plant State Bank is
located at 202 South Wheeler Street, Plant City, Florida 33566. The main office of ST-Bank is located at 150 Second Avenue North, St. Petersburg, Florida 33701-3316, and in addition, ST-Bank has branch offices located at the addresses set forth in Disclosure Schedule 1.1(c) hereto.

                          (d)     The proposed main office of the Resulting
Bank shall be located at 150 Second Avenue North, St. Petersburg, Florida 33701-3316. The branch offices of the Resulting Bank shall be each existing branch office of Plant State Bank and ST-Bank and the existing main office of Plant State Bank.

                          (e)     As of June 30, 1994, Plant State Bank had
total capital of $3,860,000 divided into 293,170 shares of common stock, each of $10.00 par value, and surplus, undivided profits and unrealized loss on securities available for sale of $928,300 and ST-Bank had total capital of $69,807,000 divided into 150,000 shares of common stock, each of $5.00 par value, and surplus and undivided profits of $69,057,000.

                          (f)     After the Effective Time of the Merger, the
Resulting Bank shall have 150,000 shares of common stock, par value $5.00 per share ("ST-Bank Common Stock"), authorized, 150,000 shares of which shall be issued and outstanding and no shares of which shall be held as treasury stock. The total amount of capital stock of the Resulting Bank shall be $73,667,000, and the total capital of the Resulting Bank shall consist of such capital stock, plus the combined capital and surplus of Plant State Bank (including unrealized losses on securities available for sale) and ST-Bank (as stated in
Section 1.1(e), 1.1(f) hereof), adjusted, however, for earnings (losses) between June 30, 1994 and the Effective Time of the Merger.

            (g)     The Resulting Bank shall not have trust powers.

         Section 1.2 Effect of Merger. (a) At the Effective Time of the Merger, Plant State Bank shall be merged with and into ST-Bank and the separate existence of Plant State Bank shall cease. Plant State Bank will be deemed to have distributed the consideration provided in the Merger Agreement to the shareholders of Plant State Bank pursuant to the terms of this Merger Agreement. The Articles of Incorporation and Bylaws of ST-Bank, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Articles of Incorporation and the Bylaws of the Resulting Bank until further amended as provided therein and in accordance with applicable law. The Articles of Incorporation of the Resulting Bank are set forth in Disclosure Schedule 1.2(a) hereto which is incorporated herein in its entirety. The Resulting Bank shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a banking corporation organized under the laws of the State of Florida and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent banks. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent banks so merged shall be taken and deemed to be transferred to and vested in the Resulting Bank without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent banks shall not revert or be in any way impaired by reason of the Merger. The Resulting Bank shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent banks so merged and any claim existing or action or proceeding pending by or against either of the constituent banks may be prosecuted as if the Merger had not taken place or the Resulting Bank may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent bank shall be impaired by the Merger.

                          (b)     The shares of common stock, par value $5.00,
of ST-Bank issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Resulting Bank.

         Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Resulting Bank, the officers and directors of Plant State Bank last in office shall execute and deliver or cause to be executed and delivered in the name of Plant State Bank such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Resulting Bank title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Plant State Bank.

         Section 1.4 Directors and Officers. From and after the Effective Time of the Merger, the directors of the Resulting Bank shall be those persons theretofore serving as directors of ST-Bank and the executive officers of the Resulting Bank shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, and such additional persons, in each case, as SouthTrust, at or prior to the Effective Time of the Merger, shall designate in writing. The names and addresses of the persons who will serve as the directors and executive officers of the Resulting Bank until the next annual meeting of stockholders or until such time as their successors have been elected and have qualified are listed on Disclosure Schedule 1.4 hereto, which is incorporated herein in its entirety.

         Section 1.5 Certain Due Diligence. SouthTrust will initiate a pre-acquisition investigation and review of the books, records, facilities, assets, business, financial condition, results of operations and prospects of Plant State Bank, including matters related to extensions of credit, credit quality and the adequacy of loan loss reserves, as soon as possible after execution of this Agreement and will complete such pre-acquisition investigation not later than the close of business on November 1, 1994 (the "Special Due Diligence Date"). Following completion of this process, and, in any event, prior to the Special Due Diligence Date, SouthTrust, if it determines not to proceed with the transactions contemplated by this Agreement, shall advise Plant State Bank in writing of this fact, which shall operate as a termination of this Agreement (a "Special Due Diligence Termination Notice"). If SouthTrust fails to give a Special Due Diligence Termination Notice prior to the Special Due Diligence Date, this Agreement shall remain in full force and effect, subject to the rights of termination of the parties set forth in
Article X hereof.





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



                                  ARTICLE II

                  CONVERSION OF CONSTITUENTS' CAPITAL SHARES


         Section 2.1 Manner of Conversion of Plant State Bank Shares. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of the holder of any shares of common stock of Plant State Bank, par value $10.00 (the "Plant State Bank Shares"):

         (a)    All Plant State Bank Shares which are held by Plant
                State Bank as treasury stock, if any, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

         (b) Subject to the terms and conditions of this Agreement, each Plant State Bank Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 1.3 shares of common stock of SouthTrust (and the rights associated therewith issued pursuant to a Rights Agreement dated February 22, 1989 between SouthTrust and Mellon Bank, N.A.) (such shares and rights, together, being referred to as the "SouthTrust Shares") (such shares, as may be adjusted, as provided herein, being hereinafter referred to as the "Conversion Ratio"). The Conversion Ratio, including the number of SouthTrust Shares issuable in the Merger, shall be subject to an appropriate adjustment in the event of any stock split, reverse stock split, dividend payable in SouthTrust Shares, reclassification or similar distribution whereby SouthTrust issues SouthTrust Shares or any securities convertible into or exchangeable for SouthTrust Shares without receiving any consideration in exchange therefor, provided that the record date of such transaction is a date after the date of the Agreement and prior to the Effective Time of the Merger.

         (c) Each outstanding Plant State Bank Share, the holder of which has demanded and perfected his demand for payment of the "fair or appraised" value of such share in accordance with Sections 607.1301, 607.1302 and 607.1320 of the 1989 Florida
                Business Corporation Act (the "Dissent Provisions"), to the extent applicable, and has not effectively withdrawn or lost his right to such appraisal (the "Dissenting Plant State Bank Shares"), shall not be converted into or represent a right to receive the SouthTrust Shares issuable in the Merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. Plant State Bank shall give SouthTrust prompt notice upon receipt by Plant State Bank of any written objection to the Merger and any written demands for payment of the fair or appraised value of Plant State Bank Shares, and of withdrawals of such demands, and any other instruments provided to Plant State Bank pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value for any Plant State Bank Shares held by such Dissenting Shareholder shall receive payment therefor from SouthTrust Bank of Alabama, N.A., as escrow agent (the "Escrow Agent") on behalf of Plant State Bank, out of funds provided to the Escrow Agent by Plant State Bank in accordance with the provisions of Section 2.1(d) (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's Plant State Bank Shares shall be canceled. Prior to the Effective Time of the Merger, Plant State Bank shall not, except with the prior written consent of ST-Florida, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair or appraised value, the Plant State Bank Shares held by such Dissenting Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the Merger as provided by this Agreement.

         (d) With respect to each Dissenting Shareholder, on or immediately prior to the Effective Time of the Merger, Plant State
                Bank shall deposit with the Escrow Agent an amount in cash equal to 125% of the consideration (assuming that the market value of one SouthTrust Share is the last sale price of a SouthTrust Share, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System - National Market System ("NASDAQ") on the last trading day preceding the Effective Time of the Merger) such Dissenting Shareholder would have received in the Merger but for the exercise of the Dissent Provisions (the "Dissent Escrow"). The Escrow Agent shall disburse the Dissent Escrow to such Dissenting Shareholders in accordance with the Dissent Provisions. Any and all funds remaining in the Dissent Escrow after such disbursement shall be remitted by the Escrow Agent to the Resulting Bank.

         Section 2.2 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Plant State Bank Shares converted pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a SouthTrust Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of such SouthTrust Share, multiplied by the market value of one SouthTrust Share at the Effective Time of the Merger. The market value of one SouthTrust Share at the Effective Time of the Merger shall be the last sale price of such SouthTrust Shares, as reported by NASDAQ on the last trading day preceding the Effective Time of the Merger or, if the SouthTrust Shares hereafter become listed for trading on any national securities exchange registered under the Securities Exchange Act of 1934, the last sale price of such SouthTrust Shares on the applicable date as reported on the principal securities exchange on which the SouthTrust Shares are then listed for trading. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

         Section 2.3      Effectuating Conversion.   (a)   As soon as
practicable following the Closing Date, SouthTrust, on behalf of ST-Florida, shall send or cause to be sent to each former holder of record of Plant State Bank Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing Plant State Bank Shares for the consideration provided in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates formerly representing Plant State Bank Shares for the consideration contemplated by this Agreement and will require each holder of Plant State Bank Shares to transfer good and marketable title to such Plant State Bank Shares to ST-Bank, free and clear of all liens, claims and encumbrances. Upon receipt of properly completed Letters of Transmittal, SouthTrust, on behalf of ST-Florida, shall cause the appropriate number of SouthTrust Shares to be issued to the former holders of Plant State Bank Shares. Amounts that would have been payable to Dissenting Shareholders for Plant State Bank Shares but for the fact of their dissent in accordance with the provisions of Section 2.1 hereof, shall be handled in accordance with and in a manner consistent with the Dissent Provisions.

                 (b) At the Effective Time of the Merger, the stock transfer books of Plant State Bank shall be closed as to holders of Plant State Bank Shares immediately prior to the Effective Time of the Merger and no transfer of Plant State Bank Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Plant State Bank Shares shall, without any action on the part of any holder hereof, no longer represent Plant State Bank Shares. If after the Effective Time of the Merger, certificates are properly presented to SouthTrust, such certificates shall be exchanged for the consideration contemplated by this Agreement into which the Plant State Bank Shares represented thereby were converted in the Merger.

                 (c) In the event that any holder of Plant State Bank Shares is unable to deliver the certificate which represents such holder's Plant State Bank Shares, ST-Florida, in the absence of actual notice that any Plant State Bank Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, may, in its discretion, deliver to such holder the consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                 (i) An affidavit or other evidence to the reasonable satisfaction of ST-Florida that any such certificate has been lost, wrongfully taken or destroyed;

                 (ii) Such security or indemnity as may be reasonably requested by ST-Florida to indemnify and hold SouthTrust and ST-Florida harmless; and


                 (iii) Evidence to the satisfaction of ST-Florida that such holder is the owner of the Plant State Bank Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.


                 (d) In the event that the delivery of the consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing Plant State Bank Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of ST-Florida, or their agents or designees, that such tax has been paid or is not applicable.

                 (e) No holder of Plant State Bank Shares shall be entitled to receive any dividends or distributions declared or made with respect to the SouthTrust Shares with a record date before the Effective Time of the Merger. Neither the consideration contemplated by this Agreement, any amount of cash respecting fractional SouthTrust Shares nor any dividend or other distribution with respect to SouthTrust Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate or certificates representing Plant State Bank Shares, and SouthTrust shall not be obligated to deliver any of the consideration contemplated by this Agreement, any amount of cash representing Plant State Bank Shares as provided for by the Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing SouthTrust Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional SouthTrust Shares and the amount of any dividends or other distributions with respect to SouthTrust Shares to which such holder is entitled as a holder of SouthTrust Shares.

         Section 2.4 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of Plant State Bank Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, ST-Florida shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Plant State Bank, SouthTrust, ST-Florida, ST-Bank, nor any of their agents or designees shall be liable to a holder of Plant State Bank Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.



                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES  OF PLANT STATE BANK


         Plant State Bank hereby represents and warrants to ST-Bank, ST-Florida and SouthTrust as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

         Section 3.1 Corporate Organization. (a) Plant State Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Plant State Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and Plant State Bank is duly licensed or qualified to do business in Florida and elsewhere where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of Plant State Bank. True and correct copies of the articles of incorporation of Plant State Bank and the bylaws of Plant State Bank, each as amended to the date hereof, have been delivered to SouthTrust.

                 (b) Plant State Bank has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on Plant State Bank.

                 (c) Plant State Bank does not own any capital stock of any subsidiary or have any interest in any partnership or joint venture. For purposes of this Agreement, a "subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than five percent (5%) of the outstanding equity securities.

                 (d) The minute books of Plant State Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Board of Directors (including all committees thereof).

         Section 3.2 Capitalization. The authorized capital stock of Plant State Bank consists of 500,000 shares of common stock, par value $10.00 (hereinbefore and hereinafter referred to as "Plant State Bank Shares"), 293,170 shares of which as of the date hereof are issued and outstanding (none of which is held in the treasury of Plant State Bank). All of the issued and outstanding Plant State Bank Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Plant State Bank.

         Section 3.3      Financial Statements; Filings.  (a)   Plant State
Bank has previously delivered to SouthTrust copies of the financial statements of Plant State Bank as of and for the years ended December 31, 1993, 1992 and 1991 (such financial statements being hereinafter referred to collectively as the "Annual Financial Statements of Plant State Bank"), and as of and for the periods ended June 30, 1994 and March 31, 1994 (such interim financial statements being hereinafter referred to collectively as the "Interim Financial Statements of Plant State Bank"), and Plant State Bank shall deliver to SouthTrust, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Plant State Bank, the financial statements of Plant State Bank as of and for such subsequent calendar quarter (or other reporting period) or year (such Annual Financial Statements of Plant State Bank and Interim Financial Statements of Plant State Bank, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Plant State Bank").

                 (b) Plant State Bank has previously delivered to SouthTrust copies of the call reports of Plant State Bank as of and for the years ended December 31, 1993, 1992 and 1991 (such call reports being hereinafter referred to collectively as the "Annual Call Reports of Plant State Bank"), and as of and for the periods ended June 30, 1994 and March 31, 1994 (such interim call reports being hereinafter referred to collectively as the "Interim Call Reports of Plant State Bank"), and Plant State Bank shall deliver to SouthTrust, as soon as practicable following the preparation of additional call reports for each subsequent calendar quarter (or other reporting period) or year of Plant State Bank, the call reports of Plant State Bank as of and for each such subsequent calendar quarter (or other reporting period) or year (such Annual Call Reports of Plant State Bank and Interim Call Reports of Plant State Bank, unless otherwise indicated, being hereinafter referred to collectively as the "Call Reports of Plant State Bank").

                 (c) Each of the Annual Financial Statements of Plant State Bank and each of the Annual Call Reports of Plant State Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Plant State Bank are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Annual Financial Statements of Plant State Bank and each of the Annual Call Reports of

Plant State Bank (including the related notes, where applicable) fairly present or will fairly present the financial position of Plant State Bank as of the respective dates thereof and fairly present or will fairly present the results of operations of Plant State Bank for the respective periods therein set forth.

                 (d) Each of the Interim Financial Statements of Plant State Bank and each of the Interim Call Reports of Plant State Bank (including the related notes, where applicable) accurately and correctly sets forth the interim financial information purported to be set forth therein and, without limiting the foregoing, each of such Interim Financial Statements of Plant State Bank and each of such Interim Call Reports of Plant State Bank do not materially overstate or materially understate the revenues or net income of Plant State Bank for each of the periods therein set forth and do not materially overstate or materially understate the assets and liabilities of Plant State Bank as of each of the dates thereof.

                 (e) To the extent not prohibited by law, Plant State Bank has heretofore delivered or made available, or caused to be delivered or made available, to SouthTrust all reports and filings made or required to be made by Plant State Bank with the Regulatory Authorities, and will from time to time hereafter furnish to SouthTrust, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (f) Since December 31, 1993, Plant State Bank has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on Plant State Bank, except obligations and liabilities
(i) which are accrued or reserved against in the Financial Statements of Plant State Bank or the Call Reports of Plant State Bank, or reflected in the notes thereto, or (ii) which were incurred after December 31, 1993, in the ordinary course of business consistent with past practices. Since December 31, 1993, Plant State Bank has not incurred or paid any obligation or liability which would be material to Plant State Bank, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

         Section 3.4      Loan Portfolio.  Except as set forth in Disclosure
Schedule 3.4, (i) all evidences of indebtedness in original principal amount in excess of $5,000 reflected as assets in the Financial Statements of Plant State Bank and the Call Reports of Plant State Bank as of and for the year ended December 31, 1993 and as of and for the periods ended June 30, 1994 and March 31, 1994 were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms subject to applicable bankruptcy and insolvency laws, (ii) the allowances for possible loan losses shown on the Financial Statements of Plant State Bank and the Call Reports of Plant State Bank as of and for the year ended December 31, 1993 and as of and for the periods ended June 30, 1994 and March 31, 1994 were, and the allowance for possible loan losses to be shown on the Financial Statements of Plant State Bank and the Call Reports of Plant State Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Plant State Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) each such allowance described in (ii) above has been established in accordance with the accounting principles described in Section 3.3(c).

         Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, Plant State Bank is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $5,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," "other assets especially mentioned" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Plant State Bank or any ten percent (10%) shareholder of Plant State Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Plant State Bank including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities and which violation could have a material adverse effect on Plant State Bank.

         Section 3.6 Authority; No Violation. (a) Plant State Bank has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Plant State Bank and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of Plant State Bank has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to Plant State Bank's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceedings on the part of Plant State Bank are necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by Plant State Bank and delivered by Plant State Bank, will constitute a valid and binding obligation of Plant State Bank, and will be enforceable against Plant State Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                 (b) Neither the execution and delivery of this Agreement by Plant State Bank nor the consummation by Plant State Bank of the transactions contemplated hereby, nor compliance by Plant State Bank with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Plant State Bank, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Plant State Bank or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Plant State Bank under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Plant State Bank is a party, or by which Plant State Bank or any of its properties or assets may be bound or affected.

         Section 3.7 Consents and Approvals. Except for (i) the filing by Plant State Bank with the SEC and the FDIC of any required proxy statement of Plant State Bank relating to the meeting of the shareholders of Plant State Bank at which the Merger is to be considered (the "Proxy Statement"); (ii) the Consents of the FDIC and the Florida Department of Banking and Finance; (iii) approval of this Agreement by the shareholders of ST-Bank and Plant State Bank;
(iv) filing of this Agreement and certified resolutions with the Florida Department of Banking and Financing and the FDIC, (v) the issuance by the Florida Department of Banking and Finance of a Certificate of Merger; and (vi) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Plant State Bank of this Agreement, and the consummation by Plant State Bank of the Merger and the other transactions contemplated hereby.

         Section 3.8 Broker's Fees. Neither Plant State Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         Section 3.9 Absence of Certain Changes or Events. Except as set forth in Disclosure Schedule 3.9, since December 31, 1993, there has not been
(i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the Plant State Bank Shares or (ii) any material adverse change in the financial condition of Plant State Bank, including, without limitation, any deterioration in the supervisory standing or rating of Plant State Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such material adverse change in the next twelve months.

         Section 3.10 Legal Proceedings; Etc. Except as set forth in Disclosure Schedule 3.10, Plant State Bank is not a party to any, and there are no pending or, to the knowledge of Plant State Bank, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Plant State Bank challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of Plant State Bank, as of the date hereof, there is no material proceeding, claim, action or governmental investigation against Plant State Bank; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Plant State Bank which has a material adverse effect on of Plant State Bank; there is no default by Plant State Bank under any material contract or agreement to which Plant State Bank is a party; and Plant State Bank is not party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Plant State Bank and Plant State Bank has not been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

         Section 3.11 Taxes and Tax Returns. (a) Plant State Bank has previously delivered or made available to SouthTrust copies of the federal income tax returns of Plant State Bank for the years 1993, 1992 and 1991 and all schedules and exhibits thereto, and will provide SouthTrust with a copy of its federal income tax return for the year 1994 with all exhibits and schedules thereto, when such return is filed, and, to the knowledge of Plant State Bank, such returns have not been examined by the Internal Revenue Service. Plant State Bank has duly filed in correct form all federal, state and local information returns and tax returns required to be filed by it on or prior to the date hereof, and Plant State Bank has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from it by any federal, state or local taxing authorities (including, without limitation, those due in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Plant State Bank) other than taxes and other charges which (i)(A) are not yet delinquent or (B) are being contested in good faith or
(ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Plant State Bank and the Call Reports of Plant State Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Plant State Bank is not responsible for the taxes of any other person other than Plant State Bank under treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

                 (b) (i) Proper and accurate amounts have been withheld by Plant State Bank from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by Plant State Bank for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Plant State Bank in the Financial Statements of Plant State Bank.

         Section 3.12 Employee Benefit Plans. (a) Plant State Bank does not have or maintain any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Disclosure Schedule 3.12(a).

                 (b) Plant State Bank (or any pension plan maintained by it) has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

                 (c) Plant State Bank has not incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

                 (d) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by Plant State Bank comply in both form and operation, in all material respects with ERISA and all provisions of the Code that are applicable, or intended by Plant State Bank to be applicable, to such "employee benefit plans." Plant State Bank does not have any material liability under any such plan that is not reflected in the Financial Statements of Plant State Bank or the Call Reports of Plant State Bank.

                 (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by Plant State Bank (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or (ii) the correction of which would have a material adverse effect on Plant State Bank; and, to the best knowledge of Plant State Bank, no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

                 (f) No employee benefit plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                 (g) All reporting or disclosure requirements applicable to any such "employee benefit plan" under ERISA or the Code have been met on a timely basis.

                 (h) All employee benefit plans, programs or practices maintained by Plant State Bank that are not employee benefit plans as defined in Section 3(3) of ERISA comply, in form and operation, in all material respects with all laws applicable thereto or intended by Plant State Bank to be applicable thereto.

                 (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Plant State Bank under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

         Section 3.13     Title and Related Matters.  (a)   Plant State Bank
has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or carried under the name of Plant State Bank on the Financial Statements of Plant State Bank or the Call Reports of Plant State Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1993), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Plant State Bank and the Call Reports of Plant State Bank or incurred in the ordinary course of business after December 31, 1993, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to Plant State Bank.

                 (b) All agreements pursuant to which Plant State Bank leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a material adverse effect on Plant State Bank.

                 (c) Other than real estate owned, acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by Plant State Bank are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Plant State Bank are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

         Section 3.14 Real Estate. (a) Disclosure Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by Plant State Bank or in which Plant State Bank has any ownership or leasehold interest.

                 (b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease under which Plant State Bank is the lessee of any real property and which relates in any manner to the operation of the businesses of Plant State Bank. All rentals due under such leases have been paid and there exists no material default under the terms of any lease and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default or prevent Plant State Bank from exercising and obtaining the benefits of any options or other rights contained therein, except for defaults which individually or in the aggregate would not have a material adverse effect on Plant State Bank. Except as set forth in Disclosure





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


Schedule 3.14(b), Plant State Bank has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and all such leases are valid and in full force and effect. Plant State Bank has the right under each such lease and sublease to occupy, use, possess, and control all property leased or subleased by Plant State Bank and, as of the Effective Time of the Merger, shall have the right to transfer each lease or sublease pursuant to this Agreement.

                 (c) Plant State Bank has not violated, and is not currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a material adverse effect on Plant State Bank.

                 (d) As to each parcel of real property owned or used by Plant State Bank, Plant State Bank has not received notice of any pending or, to the knowledge of Plant State Bank, threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

         Section 3.15     Environmental Matters.

                 (a) Plant State Bank and the Participation Facilities (as defined below) and the Loan Properties (as defined below) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a material adverse effect on Plant State Bank.

                 (b) There is no litigation pending or, to the knowledge of Plant State Bank, threatened before any court, governmental agency or board or other forum in which Plant State Bank or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring or on a site owned, leased or operated by Plant State Bank or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a material adverse effect on Plant State Bank.

                 (c) There is no litigation pending or, to the knowledge of Plant State Bank, threatened before any court, governmental agency or board or other forum in which any Loan Property (or Plant State Bank in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on or involving a Loan Property, except for such litigation pending or threatened that will not individually or in the aggregate, have a material adverse effect on Plant State Bank.

                 (d) To the knowledge of Plant State Bank, there is no reasonable basis for any litigation of a type described in Sections 3.15(b) or 3.15(c) of this Agreement, except as will not have, individually or in the aggregate, a material adverse effect on Plant State Bank.

                 (e) During the period of (i) ownership or operation by Plant State Bank of any of its current properties, (ii) participation by Plant State Bank in the management of any Participation Facility, or (iii) holding by Plant State Bank of a security interest in any Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on Plant State Bank.

                 (f) Prior to the period of (i) ownership or operation by Plant State Bank of any of its current properties, (ii) participation by Plant State Bank in the management of any Participation Facility, or (iii) holding by Plant State Bank of a security interest in any Loan Property of Plant State Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on Plant State Bank.

                 (g) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory agency relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component; "Loan Property" means any property owned by Plant State Bank, or in which Plant State Bank holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section
9601 et seq., or any similar federal, state or local law; and "Participation Facility" means any facility in which Plant State Bank participates in the management and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

         Section 3.16 Commitments and Contracts. Except as set forth in Disclosure Schedule 3.16, Plant State Bank is not a party or subject to any of the following (whether written or oral, express or implied):

                 (a) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Plant State Bank);

                 (b)      Any labor contract or agreement with any labor union;

                 (c) Any contract covenants which limit the ability of Plant State Bank to compete in any line of business or which involve any restriction of the geographical area in which Plant State Bank may carry on its business (other than as may be required by law or applicable regulatory authorities);

                 (d) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $5,000 or more; or

                 (e) Any other contract or agreement which would be required to be disclosed in reports filed by Plant State Bank with the SEC or the FDIC and which has not been so disclosed.

         Section 3.17 Regulatory and Accounting Matters. Plant State Bank has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder; and Plant State Bank shall not take any action that would materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

         Section 3.18 Registration Obligations. Plant State Bank is not under any obligation, contingent or otherwise, which will survive the Merger, to register any of its securities under the Securities Act of 1933 or any state securities laws.

         Section 3.19 State Takeover Laws. This Agreement and the transactions contemplated hereby are not subject to or restricted by any applicable state anti-takeover statute.

         Section 3.20 Insurance. Plant State Bank is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of Plant State Bank, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Plant State Bank provide adequate coverage against loss, and the fidelity bonds in effect as to which Plant State Bank is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.20.

         Section 3.21 Labor. No work stoppage involving Plant State Bank is pending as of the date hereof or, to the knowledge of Plant State Bank, threatened. Plant State Bank is not involved in, or, to the knowledge of Plant State Bank, threatened with or affected by, any proceeding asserting that Plant State Bank has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a material adverse effect on Plant State Bank. No union represents or claims to represent any employees of Plant State Bank, and, to the knowledge of Plant State Bank, no labor union is attempting to organize employees of Plant State Bank.

         Section 3.22 Compliance with Laws. Plant State Bank has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a material adverse effect on Plant State Bank. Except as disclosed in Disclosure Schedule 3.22, Plant State
Bank:

                 (a) Is not in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a material adverse effect on Plant State Bank; and

                 (b) Has not received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that Plant State Bank is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, except where such noncompliance is not reasonably likely to have a material adverse effect on Plant State Bank, (ii) threatening to revoke any permit, except such permits the revocation of which is not reasonably likely to have a material adverse effect on Plant State Bank, (iii) requiring Plant State Bank to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or
                         (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of Plant State Bank, including, without limitation, any restrictions on the payment of dividends.

         Section 3.23 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Plant State Bank at the time such deposits were entered into, (b) the agreements listed on Disclosure Schedule 3.16, and (c) the items described on Disclosure Schedule 3.23, there are no contracts with or commitments to present or former directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts or commitments in the aggregate for all such individuals.

         Section 3.24 Proxy Materials. None of the information relating to Plant State Bank to be included in any Proxy Statement which is to be mailed to the shareholders of Plant State Bank in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of such Proxy Statement (other than information supplied by SouthTrust concerning SouthTrust or any of its subsidiaries) shall be and remain with Plant State Bank.

         Section 3.25 Deposit Insurance. The deposit accounts of Plant State Bank are insured by the Bank Insurance Fund in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); Plant State Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

         Section 3.26 Untrue Statements and Omissions. No representation or warranty contained in Article III of this Agreement or in the Disclosure Schedules of Plant State Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.





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



                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                      SOUTHTRUST, ST-FLORIDA AND ST-BANK


         SouthTrust, ST-Florida and ST-Bank hereby represent and warrant to Plant State Bank as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):

         Section 4.1 Organization and Related Matters of SouthTrust. (a) SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SouthTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SouthTrust is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SouthTrust, or the character or location of the properties and assets owned or leased by SouthTrust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. SouthTrust is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Restated Certificate of Incorporation of SouthTrust and the Bylaws of SouthTrust, each as amended to the date hereof, have been made available to Plant State Bank.

                 (b) SouthTrust has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

                 (c) The minute books of SouthTrust contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of SouthTrust.

         Section 4.2 Organization and Related Matters of ST-Florida. (a) ST-Florida is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. ST-Florida has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Florida is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by ST-Florida, or the character or location of the properties and assets owned or leased by ST-Florida makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of ST-Florida on a consolidated basis. ST-Florida is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the articles of incorporation of ST-Florida and the bylaws of ST-Florida, each as amended to the date hereof, have been made available to Plant State Bank.

                 (b) ST-Florida has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of ST-Florida on a consolidated basis.

                 (c) The minute books of ST-Florida contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of ST-Florida.

         Section 4.3 Organization and Related Matters of ST-Bank. (a) ST-Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Florida. ST-Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Bank is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by ST-Bank, or the character or location or the properties and assets owned or leased by ST-Bank make such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. True and correct copies of the articles of incorporation and bylaws of ST-Bank, each as amended to the date hereof, have been made available to Plant State Bank.

                 (b) ST-Bank has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

                 (c) The minute books of ST-Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of ST-Bank.

         Section 4.4 Capitalization. As of June 30, 1994, the authorized capital stock of SouthTrust consisted of 200,000,000 shares of Common Stock, par value $2.50 per share, 79,937,397 shares (which includes the rights associated with such shares pursuant to that certain Rights Agreement dated as of February 22, 1989 between SouthTrust and Mellon Bank, N.A.) of which are issued and outstanding (exclusive of any such shares held in the treasury of SouthTrust as of the date hereof), and 5,000,000 shares of Preferred Stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding SouthTrust Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

         Section 4.5 Authority; No Violation. (a) The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of SouthTrust, ST-Florida and ST-Bank, and no other corporate proceedings on the part of SouthTrust, ST-Florida or ST-Bank are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of SouthTrust, ST-Florida and ST-Bank enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                 (b) Neither the execution and delivery of this Agreement by SouthTrust, ST-Florida or ST-Bank nor the consummation by SouthTrust, ST-Florida or ST-Bank of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of SouthTrust, the Articles of Incorporation or Bylaws of ST-Florida or the Articles of Incorporation or Bylaws of ST-Bank or, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust, ST-Florida or ST-Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SouthTrust, ST- Florida or ST-Bank is a party, or by which SouthTrust, ST-Florida or ST-Bank or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SouthTrust, ST-Florida or ST-Bank or any of their respective material properties or assets, except for
(X) such conflicts, breaches or defaults as are set forth in Disclosure
Schedule 4.5 hereto; and (Y) with respect to (B) and (C) above, such as individually or in the aggregate will not have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

         Section 4.6 Financial Statements. (a) SouthTrust has made available to Plant State Bank copies of the consolidated financial statements of SouthTrust as of and for the years ended December 31, 1993 and 1992, and as of and for the periods ended June 30, 1994 and March 31, 1994, and SouthTrust will make available to Plant State Bank, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of SouthTrust, the consolidated financial statements of SouthTrust as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of SouthTrust").

                 (b) Each of the Financial Statements of SouthTrust (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SouthTrust have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only the actual transactions. Each of the Financial Statements of SouthTrust (including the related notes) fairly presents or will fairly present the consolidated financial position of SouthTrust as of the respective dates thereof and fairly presents or will fairly present the results of operations of SouthTrust for the respective periods therein set forth.

                 (c) Since December 31, 1993 SouthTrust has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of SouthTrust on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SouthTrust or reflected in the notes thereto, and (ii) which were incurred after December 31, 1993 in the ordinary course of business consistent with past practices. Since December 31, 1993, and except for the matters described in (i) and (ii) above, SouthTrust has not incurred or paid any obligation or liability which would be material to the Condition of SouthTrust on a consolidated basis.

         Section 4.7 Absence of Certain Changes or Events. Since December 31, 1993, there has not been any change in the Condition of SouthTrust on a consolidated basis which has had, or is reasonably likely to have, a material adverse effect on the Condition of SouthTrust on a consolidated basis, including, without limitation, any change in the supervisory standing or rating of SouthTrust with any Regulatory Authority, and to the knowledge of SouthTrust, no fact or condition exists as of the date hereof which might reasonably be expected to cause any such material adverse change in the future.

         Section 4.8 Legal Proceedings, Etc. SouthTrust is not a party to any, and there are no pending, or, to the knowledge of SouthTrust, threatened, legal, administrative, arbitrary or other proceedings, claims, actions, causes of action or governmental investigations of any nature against SouthTrust challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by SouthTrust pursuant to
Item 103 of Regulation S-K promulgated by the SEC.

         Section 4.9 Insurance. SouthTrust has in effect insurance coverage with insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by institutions comparable in size and operation to SouthTrust.

         Section 4.10 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the respective shareholders of ST-Bank and Plant State Bank; (iii) filing of this Agreement and certified resolutions with the Florida Department of Banking and Finance and the FDIC; (iv) issuance of a Certificate of Merger by the Florida Department of Banking and Finance; and (v) as previously disclosed, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by SouthTrust and ST-Bank or, to the knowledge of SouthTrust, by Plant State Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

         Section 4.11 Accounting, Tax, Regulatory Matters. SouthTrust has not agreed to take any action and has not agreed to any circumstance that would
(i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in the Agreement, or (iii) materially impede the ability of SouthTrust to account for the transactions contemplated by this Agreement as a pooling of interests.

         Section 4.12 Proxy Materials. None of the information relating solely to SouthTrust or any of its subsidiaries to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of Plant State Bank in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of Plant State Bank to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of the information supplied by SouthTrust and relating solely to SouthTrust which is either included or incorporated by reference in the Proxy Statement shall be and remain with SouthTrust.

         Section 4.13 No Broker's or Finder's Fees. None of SouthTrust, ST-Florida or ST-Bank or any of their subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

         Section 4.14 Untrue Statements and Omissions. No representation or warranty contained in Article IV of this Agreement or in the Disclosure Schedules of SouthTrust, ST-Florida or ST-Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE V

                           COVENANTS AND AGREEMENTS


         Section 5.1 Conduct of the Business of Plant State Bank. (a) During the period from the date of this Agreement to the Effective Time of the Merger, Plant State Bank shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of Plant State Bank or SouthTrust to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

                 (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, Plant State Bank shall not without the prior written consent of SouthTrust:

         (i) change, delete or add any provision of or to the articles of incorporation or bylaws of Plant State Bank;

         (ii) change the number of shares of the authorized, issued or outstanding capital stock of Plant State Bank, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Plant State Bank, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Plant State Bank, provided that Plant State Bank (to the extent legally and contractually permitted to do so) may, but shall not be obligated to, declare and pay regular quarterly cash dividends on the Plant State Bank Shares at a rate not in excess of $0.15 per share with usual and regular record and payment dates, all in accordance with past practice, and, provided further, that the amount of the dividend may be increased by the percentage increase, if any, in SouthTrust quarterly cash dividends between the date hereof and any payment date for SouthTrust dividends prior to the Effective Time of the Merger, provided further, however, that in no event may Plant State Bank increase the amount of its regular quarterly cash dividend more than 10% during such period;


         (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

         (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on the date of this Agreement, and disclosed in a Disclosure Schedule delivered pursuant to Article III of this Agreement or in the annexed Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

         (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned" if such "other real estate owned" is to be sold, transferred, conveyed or disposed of for consideration in an amount less than the book value of such real estate) or interest therein having a book value in excess of or in exchange for consideration in excess of, in either case, an aggregate of $25,000, provided, however, that Plant State Bank may sell its CalMark "other real estate owned" parcel at any price which exceeds $185,000;

         (vi) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement or any currently existing bonus plan disclosed on Schedule 3.12(a) hereto; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

         (vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Plant State Bank that involves an aggregate of $25,000; or

         (viii) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing subsidiaries of Plant State Bank which has been approved in advance in writing by SouthTrust, (B) foreclosures or conveyances in lieu of foreclosure in the ordinary course of business, (C) acquisitions of control by a banking subsidiary in a fiduciary capacity or (D) the creation of new subsidiaries organized to conduct and continue activities otherwise permitted by this Agreement.

         Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Plant State Bank will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SouthTrust and to report the general status of the ongoing operations of Plant State Bank. Plant State Bank will promptly notify SouthTrust of any material change in the normal course of business or the operations or the properties of Plant State Bank, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Plant State Bank, the institution or the threat of material litigation, claims, threats or causes of action involving Plant State Bank, and will keep SouthTrust fully informed of such events.
Plant State Bank will furnish to SouthTrust, promptly after the preparation and/or receipt by Plant State Bank thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to SouthTrust, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Plant State Bank and the Call Reports of Plant State Bank.

         Section 5.3 Access to Properties; Personnel and Records. (a) So long as this Agreement shall remain in effect, Plant State Bank shall permit SouthTrust or its agents full access, during normal business hours, to the properties of Plant State Bank, and shall disclose and make available (together with the right to copy) to SouthTrust and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of Plant State Bank, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which SouthTrust may have a reasonable interest, and Plant State Bank shall use its reasonable best efforts to provide SouthTrust and its representatives access to the work papers of Plant State Bank's accountants. Plant State Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that Plant State Bank shall cooperate with SouthTrust in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by Plant State Bank.

                 (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

         Section 5.4 Approval of Plant State Bank Shareholders. Plant State Bank will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of Plant State Bank will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Plant State Bank will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

         Section 5.5 No Other Bids. Plant State Bank, acting through any director or officer or other agent shall not now, nor shall it knowingly permit any of its subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Plant State Bank, to solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to Plant State Bank. Plant State Bank shall promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by Plant State Bank after the date hereof. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving Plant State Bank or for the acquisition of a significant equity interest in Plant State Bank or for the acquisition of a significant portion of the assets of Plant State Bank.

         Section 5.6 Notice of Deadlines. Plant State Bank shall notify SouthTrust in writing of any deadline to exercise an extension or termination of any material lease, agreement (other than notes or loan agreements of customers) or license (including specifically real property leases and data processing agreements) to which Plant State Bank is a party, at least ten (10) days prior to such deadline.

         Section 5.7 Affiliates. At least thirty (30) days prior to the Effective Time of the Merger and if elected by SouthTrust, Plant State Bank shall deliver to SouthTrust a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Plant State Bank, "affiliates" of Plant State Bank for purposes of Rule 145 under the Securities Act of 1933. Plant State Bank shall use its reasonable efforts

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to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to SouthTrust not later than thirty (30) days prior to the Effective Time of the Merger, a written agreement, providing that such person will not sell, pledge, transfer, or otherwise dispose of the Plant State Bank Shares held by such person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the SouthTrust Shares to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder. If the Merger will qualify for pooling-of-interests accounting treatment, the SouthTrust Shares issued to such affiliates of Plant State Bank in exchange for the Plant State Bank Shares shall not be transferable until such time as the financial results covering at least thirty (30) days of combined operations of SouthTrust and Plant State Bank have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies regardless of whether each such person has provided the written agreement referred to in this Section
5.7. SouthTrust shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act of 1933 for the purposes of resale of SouthTrust Shares by such persons.

         Section 5.8 Maintenance of Properties. Plant State Bank will maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

         Section 5.9      Environmental Audits.   At the option of SouthTrust,
Plant State Bank will, at SouthTrust's expense, with respect to each parcel of real property that Plant State Bank owns, leases or subleases, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, a phase one environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to SouthTrust. If SouthTrust desires to exercise such option it must be exercised within forty-five (45) days after the date hereof.

         Section 5.10 Title Insurance. At the option of SouthTrust, Plant State Bank will, at SouthTrust's expense, with respect to each parcel of real property that Plant State Bank owns, leases or subleases, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, owner's title insurance issued in such amounts by such insurance company reasonably acceptable to SouthTrust, provided that such policy shall be reasonably acceptable if it reflects only expenses for current year taxes, matters which do not affect the marketability of such real property and matters which do not unreasonably interfere with the current use of such real property. If SouthTrust desires to exercise such option it must be exercised within forty-five (45) days after the date hereof.

         Section 5.11 Surveys. At the option of SouthTrust, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.10, Plant State Bank at SouthTrust's expense, will procure and deliver to SouthTrust at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall reflect only matters which do not unreasonably interfere with the current use of the property and shall be prepared by a licensed surveyor reasonably acceptable to SouthTrust, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger. If SouthTrust desires to exercise such option it must be exercised within forty-five (45) days after the date hereof.

         Section 5.12 Compliance Matters. Prior to the Effective Time of the Merger, Plant State Bank shall take, or cause to be taken, all steps reasonably requested by SouthTrust to cure any deficiencies in regulatory compliance by Plant State Bank, including compliance with Regulations Z and CC of the FRB; provided that neither SouthTrust nor ST-Bank shall be responsible for discovering or have any obligation to disclose the existence of such defects to Plant State Bank nor shall SouthTrust or ST-Bank have any liability resulting from such deficiencies or attempts to cure them.

         Section 5.13 Exemption Under Anti-Takeover Statutes. Prior to the Effective Time of the Merger, Plant State Bank will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.





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                                  ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS


         Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

         Section 6.2 Regulatory Matters. (a) Following the execution and delivery of this Agreement, SouthTrust and Plant State Bank shall cause to be prepared and filed within 45 days after the date hereof all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Plant State Bank. Each of the parties shall have the right to review, copy and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

                 (b) Each party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

         Section 6.3 Other Matters. (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust or any of its affiliates and any officer or employee of Plant State Bank or an obligation on the part of SouthTrust or any of its affiliates to employ any such officers or employees.

                 (b) The parties agree that appropriate steps shall be taken to terminate all employee benefit plans of Plant State Bank other than the Plant State Bank Profit Sharing Plan (the "Plant State Bank PS Plan"), as of the Effective Time of the Merger or as promptly as practicable thereafter. Following the termination of all such plans (other than the Plant State Bank PS
Plan), and subject to Section 6.3(c) hereof, SouthTrust agrees that the officers and employees of Plant State Bank who the Resulting Bank employs shall be eligible to participate in SouthTrust's employee benefit plans, including welfare and fringe benefit plans on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:


                        (i) with respect to SouthTrust's group medical insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under Plant State Bank's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and

                         (ii)  credit for each such employee's past
                service with Plant State Bank, the Bank or any of their respective subsidiaries prior to the Effective Time ("Past Service Credit") shall be given by SouthTrust to employees for purposes of:

                          (1) determining vacation and sick leave benefits and accruals, in accordance with the established policies of SouthTrust;

                          (2) establishing eligibility for participation in and vesting under SouthTrust's employee benefit plans (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service; provided, however, notwithstanding anything contained in this Agreement to the contrary, past service credit shall not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of SouthTrust.

         (c) The parties further agree that the Plant State Bank PS Plan will either be merged into the SouthTrust Corporation Employee's Profit Sharing Plan (the "ST PS Plan") or terminated effective as of December 31 of the year in which the Effective Time of the Merger occurs, or, if so elected by SouthTrust, as of the last day of the plan's first plan year ending after the Effective Time of the Merger. The determination as to whether the Plant State Bank PS Plan shall be terminated or merged into the ST PS Plan shall be made by SouthTrust. From and after the termination of the Plant State Bank PS Plan or the merger of the plan into the ST PS Plan for purposes of determining eligibility to participate in, and vesting in accrued benefits under both the ST PS Plan and the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan"), employment by Plant State Bank shall be credited as if it were employment by SouthTrust, but such service shall not be credited for purposes of determining benefit accrual under the ST Retirement Plan.

         Section 6.4 Indemnification. (a) Plant State Bank agrees to indemnify, defend and hold harmless SouthTrust and its subsidiaries, and each of their respective present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act of 1933 or the Securities Exchange Act of
1934), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of material fact with respect to Plant State Bank and furnished by Plant State Bank and contained in the Proxy Statement that is included in the Registration Statement or any application for the approval of the transactions contemplated by this Agreement filed with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

                 (b) Except for those matters set forth in Disclosure Schedule 6.4, with respect to any claim made or action commenced within three (3) years after the Effective Time of the Merger, SouthTrust shall indemnify and hold harmless to the extent permitted by the Articles of Incorporation and Bylaws of Plant State Bank and applicable Florida law, each as in effect as of the date hereof, each director, officer and employee of Plant State Bank against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative) arising out of or pertaining to any action or omission by such director, officer or employee on or prior to the Effective Time of the Merger in his capacity as such.

                 (c) Except as set forth in (b) above, officers, directors, employees and agents of Plant State Bank shall not be entitled to any indemnification rights after the Effective Time of the Merger, except that such persons, in the event they serve as officers, directors, employees or agents of SouthTrust, ST-Florida, ST-Bank or any affiliate of SouthTrust after the Effective Time of the Merger, shall be entitled to such prospective indemnification rights to which they may be entitled under the Restated Certificate of Incorporation, Certificate of Articles of Incorporation and Bylaws of SouthTrust, ST-Florida, ST-Bank or any affiliate of SouthTrust; provided, however, that this Section 6.4(c) is not intended by the parties to have any effect upon any insurance coverage that may be available to such officers, directors, employees and agents of Plant State Bank for claims made prior to the Effective Time of the Merger under the provisions of any officers' and directors' liability insurance policy of Plant State Bank that is in effect as of the date hereof.

         Section 6.5 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, SouthTrust will cause one or more of





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its designated representatives to confer on a regular and frequent basis with
Plant State Bank and to report with respect to the general status and the ongoing operations of SouthTrust.

         Section 6.6 Registration Statement. SouthTrust shall use its best efforts to cause the Registration Statement to be filed with the SEC on or before 60 days after the date hereof, and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act of 1933, which Registration Statement, at the time it becomes effective, and at the Effective Time of the Merger, shall in all material respects conform to the requirements of the Securities Act of 1933 and the general rules and regulations of the SEC under the Securities Act of 1933. The Registration Statement shall include the form of Proxy Statement for the meeting of Plant State Bank's shareholders to be held for the purpose of having such shareholders vote upon the approval of this Agreement. Plant State Bank will furnish to SouthTrust the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. SouthTrust shall take all actions required to qualify or obtain exemptions from such qualifications for the SouthTrust Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

         Section 6.7 Reservation of Shares. SouthTrust, on behalf of ST-Bank, shall reserve for issuance such number of SouthTrust Shares as shall be necessary (i) to pay to holders of Plant State Bank Shares the consideration contemplated in this Agreement and (ii) to comply with the provisions of
Section 2.2(b).

         Section 6.8 Consideration. SouthTrust, on behalf of ST-Bank, shall issue the SouthTrust Shares to holders of Plant State Bank Shares and shall pay or cause to be paid to holders of Plant State Bank Shares all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.

         Section 6.9 Short Year Tax Return. If the transactions contemplated by this Agreement result in Plant State Bank being required to file any tax return for the period ended on the date of the Effective Time of the Merger, SouthTrust shall cause any such returns to be filed, and shall provide a copy of such tax return to Mr. James K. Murray III.



                                  ARTICLE VII

                         MUTUAL CONDITIONS TO CLOSING


         The obligations of SouthTrust, ST-Florida and ST-Bank, on the one hand, and Plant State Bank, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

         Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of Plant State Bank and the sole shareholder of ST-Bank.

         Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

         Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through
(iii), and in the reasonable judgment of either SouthTrust or Plant State Bank, based upon advice of counsel, would have a material adverse effect with respect to the interests of SouthTrust or Plant State Bank, as the case may be.

         Section 7.4 Proxy Statement and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration

Statement shall have been initiated, and SouthTrust shall have received all state securities laws, or "Blue Sky" permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the SouthTrust Shares pursuant to the terms of this Agreement.



                                 ARTICLE VIII

                 CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST,
                             ST-FLORIDA AND ST-BANK


         The obligations of SouthTrust, ST-Florida and ST-Bank to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

         Section 8.1 Representations and Warranties. The representations and warranties of Plant State Bank set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger except (i) to the extent such representations and warranties are by their express provisions made as of a specified date and as otherwise contemplated by this Agreement, (ii) for representations and warranties (except for the representations and warranties set forth in Sections 3.4, 3.5 and 3.9 of this Agreement) the incorrectness of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on Plant State Bank, and (iii) for the representations and warranties set forth in Sections 3.4, 3.5 and 3.9, the incorrectness of which do not cause, or are reasonably expected to cause, a Loss (as defined in Section 8.4) in the Loan and Securities Portfolio (as defined in Section 8.4 hereof) in an amount greater than or equal to $1,000,000.

         Section 8.2 Performance of Obligations. Plant State Bank shall have substantially performed all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

         Section 8.3 Certificate Representing Satisfaction of Conditions. Plant State Bank shall have delivered to SouthTrust, ST-Florida and ST-Bank a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections 8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Plant State Bank under Article III of this Agreement.

         Section 8.4 Absence of Adverse Facts. There shall be no fact, event or condition (exclusive of any Losses with respect to loans and other extensions of credit of Plant State Bank (including letters of credit or commitments to make loans or extend credit) and Losses realized or unrealized, with respect to the securities and investment portfolio of Plant State Bank (collectively, the "Loan and Securities Portfolio")) existing which occurred after the Special Due Diligence Date that (a) would have a material adverse effect on or which may be foreseen to have a material adverse effect on Plant State Bank or the consummation of the transactions contemplated by this Agreement, or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange. From and after the Special Due Diligence Date there shall not have occurred a Loss in the Loan and Securities Portfolio greater than or equal to $1,000,000 and there shall be no fact, event or condition existing which occurred after the Special Due Diligence Date that would result in a Loss in the Loan and Securities Portfolio greater than or equal to $1,000,000, or which may be foreseen to result in a Loss in the Loan and Securities Portfolio greater than or equal to $1,000,000.


         For purposes of this Agreement, a Loss is defined as an occurrence after the Special Due Diligence Date that:

                (i) With respect to a loan, would cause such loan to be considered by a reasonable banker to be uncollectible and of such little value that the continuance of such loan as a bankable asset is not warranted and the amount of such Loss shall be the amount of such loan so determined to meet such criteria. This classification does not mean that the loan has absolutely no recovery value or salvage value but rather that it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be effected in the future. A loan classified as Loss does not have to be previously or currently classified as such by Plant State Bank or any regulatory agency in order to meet the criteria to be classified as Loss for purposes of this Agreement; and

                 (ii) With respect to the securities and investment portfolio of Plant State Bank, causes the loss therein as of the Closing Date to be greater than the loss therein as of the Special Due Diligence Date as calculated in accordance with the Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and the amount of the loss shall be the amount by which such realized or unrealized loss increased between such dates.

         Section 8.5 Opinion of Counsel. SouthTrust shall have received an opinion of counsel from Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. or other counsel to Plant State Bank acceptable to SouthTrust in substantially the form set forth in Exhibit 8.5 hereof.

         Section 8.6 Consents Under Agreements. Plant State Bank shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Resulting Bank to any obligation, right or interest of Plant State Bank under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not have a material adverse effect on the Resulting Bank or upon the consummation of the transactions contemplated by this Agreement.

         Section 8.7 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes any material adverse requirement upon SouthTrust or its subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of Plant State Bank or any other banking or other subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of Plant State Bank or any banking or other subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks under similar circumstances.

         Section 8.8 Matters Relating to Employment Agreements. All employment agreements between Plant State Bank and any executive or employee thereof shall be terminated in their entirety as of the Effective Time of the Merger.

         Section 8.9 Outstanding Shares of Plant State Bank. The total number of Plant State Bank Shares outstanding as of the Effective Time of the Merger and the total number of Plant State Bank Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any Plant State Bank Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for Plant State Bank Shares, shall not exceed 293,170 shares.

         Section 8.10 Dissenters. The holders of not more than 6.8% of the outstanding Plant State Bank Shares shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares.

         Section 8.11 Certification of Claims. Plant State Bank shall have delivered a certificate to SouthTrust that Plant State Bank is not aware of any pending or threatened claim of a material nature in which the Bank or any of its directors, officers, employees or agents is a defendant under the directors and officers insurance policy or the fidelity bond coverage of Plant State Bank.

                                  ARTICLE IX

                 CONDITIONS TO OBLIGATIONS OF PLANT STATE BANK


         The obligation of Plant State Bank to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

         Section 9.1 Representations and Warranties. The representations and warranties of SouthTrust and ST-Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger).

         Section 9.2 Performance of Obligations. SouthTrust and ST-Bank shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

         Section 9.3 Certificate Representing Satisfaction of Conditions. SouthTrust and ST-Bank shall have delivered to Plant State Bank a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SouthTrust and ST-Bank under Article IV of this Agreement.

         Section 9.4 Absence of Adverse Facts. There shall be no fact, event or condition existing or occurring that (a) has a material adverse effect on, or which may be foreseen to have a material adverse effect on, the Condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by this Agreement, or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 9.5 Consents Under Agreements. SouthTrust and ST-Bank shall have obtained the consent or approval of each person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of Plant State Bank, individually or in the aggregate, have a material adverse effect upon the consummation of the transactions contemplated hereby.

         Section 9.6 Opinion of Counsel. Plant State Bank shall have received the opinion of Bradley, Arant, Rose & White, counsel to SouthTrust, dated the Effective Time of the Merger, to the effect set forth in Exhibit 9.6 hereof.

         Section 9.7 SouthTrust Shares. The SouthTrust Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through SouthTrust. All SouthTrust Shares except those received by affiliates of Plant State Bank or SouthTrust will be freely tradeable upon receipt. Those shares received by affiliates of Plant State Bank who are not also or who do not become affiliates of SouthTrust will be tradeable in accordance with the provisions of Rule 145 as promulgated by the SEC.

         Section 9.8 Tax Opinion. Plant State Bank shall have received an opinion of Bradley, Arant, Rose & White, counsel to SouthTrust, on or before the date on which the Proxy Statement of Plant State Bank is to be mailed to holders of Plant State Bank Shares, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareholders of Plant State Bank to the extent that they receive SouthTrust Shares in exchange for their Plant State Bank Shares in the Merger.

         Section 9.9 Price of SouthTrust Shares. The average last sale price of the SouthTrust Shares to be issued in connection herewith, as reported by NASDAQ for the five (5) trading days immediately preceding the

Effective Time of the Merger, shall not be less than $14.25, which amount is equal to 75% of the last sale price of SouthTrust Shares as reported by NASDAQ on the date of execution and delivery of this Agreement.

         Section 9.10 Extraordinary Dividends. During the period after the date hereof and ending on the Effective Time of the Merger, SouthTrust shall not have engaged in any recapitalization pursuant to which it pays to the holders of SouthTrust Shares a dividend, payable in cash or property, that exceeds $0.85 per annum.

         Section 9.11 Fairness Opinion. The Board of Directors of Plant State Bank shall have received an opinion from an investment banker acceptable to them that the Conversion Ratio is fair to the shareholders of Plant State Bank from a financial point of view.

                                   ARTICLE X

                       TERMINATION, WAIVER AND AMENDMENT


         Section 10.1 Certain Termination. This Agreement may be terminated and the Merger abandoned by SouthTrust prior to the Special Due Diligence Date by giving the written notice contemplated by Section 1.5 hereof.

         Section 10.2 Termination Generally. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

                 (a) by the mutual consent in writing of SouthTrust and Plant State Bank;

                 (b) by SouthTrust or Plant State Bank if the Merger shall not have occurred on or prior to June 30, 1995, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.2(b);

                 (c) by SouthTrust or Plant State Bank (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of the nonterminating party to consummate the Merger cannot be satisfied or fulfilled;

                 (d) by SouthTrust if subsequent to the Special Due Diligence Date there shall have occurred a Loss in the Loan and Securities Portfolio which is greater than or equal to $1,000,000;

                 (e) by SouthTrust if: (i) any fact, event or condition (exclusive of any fact, event or condition caused by Losses with respect to the Loan and Securities Portfolio) exists that (A) is materially at variance with any warranty or representation of Plant State Bank set forth in the Agreement or is a material breach of any covenant or agreement of Plant State Bank contained in the Agreement, (B) has a material adverse effect or can be reasonably foreseen to have a material adverse effect upon Plant State Bank or upon the consummation of the transactions contemplated by the Agreement, (C) renders the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or any other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by this Agreement; or

                 (f) by Plant State Bank if: (i) any fact, event or condition exists that (A) is materially at variance with any warranty or representation of SouthTrust, ST-Florida or ST-Bank contained in the Agreement or is a material breach of any covenant or agreement of SouthTrust, ST-Florida or ST-Bank contained in the Agreement, (B) has a material adverse effect or can be reasonably seen to have a material adverse effect upon the consummation of the transactions contemplated by the Agreement; (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of transactions contemplated by this Agreement; or (iii) Plant State Bank shall have determined that any fact, event or condition exists that, in the judgment of Plant State Bank, would render the Merger and the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 10.3 Effect of Termination. In the event of the termination and abandonment of this Agreement, it shall terminate and become void, without liability on behalf of any party, and have no effect, except as otherwise provided herein.

         Section 10.4 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of SouthTrust, ST-Florida, ST-Bank and Plant State Bank.

         Section 10.5 Waivers. Subject to Section 11.10 hereof, prior to or at the Effective Time of the Merger, SouthTrust and ST-Bank, on the one hand, and Plant State Bank, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

         Section 10.6 Non-Survival of Representations and Warranties. No representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by SouthTrust, ST-Florida, ST-Bank or Plant State Bank shall survive the Merger; provided, however, that any representation or warranty in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than SouthTrust, ST-Florida, ST-Bank or Plant State Bank (or directors and officers thereof in their capacities as such) shall not so terminate and shall not be so extinguished; and provided further, that no representation or warranty of SouthTrust, ST-Florida, ST-Bank or Plant State Bank contained herein shall be deemed to be terminated or extinguished so as to deprive SouthTrust, ST-Florida or ST-Bank, on the one hand, and Plant State Bank, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that SouthTrust, ST-Florida, ST-Bank or Plant State Bank, and/or their respective representatives, knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.



                                  ARTICLE XI

                                 MISCELLANEOUS

         Section 11.1 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among SouthTrust, ST-Florida, ST-Bank and Plant State Bank with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                 If to Plant State Bank:

                          Plant State Bank
                          202 South Wheeler Street
                          Plant City, Florida  33506
                          Attention:  Mr. James K. Murray III
                          Fax (813) 754-1627

                 with a copy to:

                          Fowler, White, Gillen, Boggs, Villareal and Banker,
                          P.A.
                          501 East Kennedy Boulevard
                          Post Office Box 1438
                          Tampa, Florida  33601
                          Attention:  David C. Shobe, Esq.
                          Fax (813) 229-8313


                 If to ST-Bank or SouthTrust, then to:

                          SouthTrust Corporation
                          420 North 20th Street
                          Birmingham, Alabama 35203
                          Attention:  Mr. Frederick W. Murray, Jr.
                          Fax (205) 254-5022

                 with a copy to:

                          Bradley, Arant, Rose & White
                          1400 Park Place Tower
                          2001 Park Place
                          Birmingham, Alabama 35203
                          Attention:  C. Larimore Whitaker, Esq.
                          Fax (205) 251-8611

                 All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

         Section 11.3 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

         Section 11.4 Costs and Expenses. Expenses incurred by Plant State Bank on the one hand and SouthTrust on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same. Notwithstanding anything herein to the contrary, nothing contained herein shall be deemed to prohibit Plant State Bank from obtaining and paying for a fairness opinion with respect to the transactions contemplated herein.

         Section 11.5 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

         Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         Section 11.7 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Florida without respect to its conflicts of laws principles.

         Section 11.8 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by ST-Bank to another affiliate of SouthTrust).

         Section 11.9 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

         Section 11.10 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         Section 11.11 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

[CORPORATE SEAL]

                                               PLANT STATE BANK


                                      By:   /s/ J. K. MURRAY, III
                                            ---------------------
                                            Its President and CEO
ATTEST:

        /s/ GARY L. BOOTHE
        ------------------
        Its Senior Vice President


[CORPORATE SEAL]

                                        SOUTHTRUST BANK OF WEST FLORIDA


                                      By:   /s/ L. EUGENE OLIVER, JR.
                                            -------------------------
                                            Its Chairman
ATTEST:

               /s/ ANN R. WORTHINGTON
               ----------------------
               Its Secretary



[CORPORATE SEAL]

                                        SOUTHTRUST OF FLORIDA, INC.


                                      By:   /s/ F. W. MURRAY
                                            ----------------
                                            Its Director
ATTEST:

              /s/ PAUL S. GOURLEY, JR.
              ------------------------
              Its Assistant Secretary



[CORPORATE SEAL]

                                        SOUTHTRUST CORPORATION


                                      By:   /s/ F. W. MURRAY
                                            ----------------------------
                                            Its Executive Vice President
ATTEST:

   ----------------------------
   Its Executive Vice President

                                                                       EXHIBIT B


                                                                    CONFIDENTIAL
December __, 1994





Board of Directors
Plant State Bank
202 South Wheeler Street
Plant City, FL 33566

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the unaffiliated shareholders of Plant State Bank ("Plant State") of the consideration to be received by them under the terms of a certain Agreement and Plan of Merger, dated as of October 28, 1994 (the "Merger Agreement") pursuant to which Plant State will merge into SouthTrust Bank of West Florida (the "Merger").

Upon consummation of the Merger, each outstanding share of Plant State $10.00 par value common stock ("Plant State Stock") will be converted into the right to receive 1.30 shares of the $2.50 par value common stock of SouthTrust Corporation ("SouthTrust Stock"). The foregoing summary of the Merger is qualified in its entirety by reference to the more detailed information contained in the Merger Agreement.

Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is continually engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. Also, as part of our market-making and investment banking activities, we are continually engaged in the valuation of Florida financial institutions and transactions related to their securities. We are thoroughly familiar with the banking industry in Florida and the major institutions operating in this market.

In reaching our opinion, we have studied and analyzed the financial position, both current and historical, of Plant State. We have also met with senior management to review their business histories, current operations, and future prospects. In performing our investigation, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) a draft, dated __________ __, 1994 of the Proxy Statement/Prospectus which will serve as a proxy statement for Plant State to solicit the requisite shareholders approval of the Merger and a prospectus for the newly issued shares of SouthTrust Stock; (iii) audited financial statements of Plant State for each of the five years ended December 31, 1993 and unaudited financial statements for the nine-month period ended September 30, 1994; (iv) annual reports to shareholders for the years ended 1992 and 1993; (v) various management reports, financial records, regulatory filings, and such other documents as were furnished to us by the management of Plant State; (vi) market prices, trading data of Plant State Stock, to the limited extent available, and SouthTrust Stock; (vii) market prices, trading data, and dividend histories of the publicly-traded securities of other banks and bank holding companies we deemed comparable; and (viii) the financial terms and characteristics of recent mergers and acquisitions with respect to other banks and bank holding companies we found relevant to our inquiry. In rendering our opinion, we have analyzed certain financial and other information relating to other institutions we deemed comparable to Plant State and SouthTrust, and conducted such other studies, analysis, and inquiries as we considered appropriate.

We have relied upon and assumed without independent verification the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of Plant State or SouthTrust. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the consideration provided in the Merger Agreement is fair, from a financial point of view, to the unaffiliated shareholders of the Plant State Bank.

Very truly yours,


ROBERT W. BAIRD & CO. INCORPORATED

                                                                       EXHIBIT C

                     FLORIDA 1989 BUSINESS CORPORATION ACT



607.1301 DISSENTER'S RIGHTS; DEFINITIONS. -- The following definitions apply to ss. 607.1302 and 607.1320:

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.


607.1302 RIGHT OF SHAREHOLDERS TO DISSENT. -- (1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a)  Consummation of a plan of merger to which the corporation is a party:

     1.   If the shareholder is entitled to vote on the merger, or

     2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

(b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

(d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

(e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

     1. Altering or abolishing any preemptive rights attached to any of his shares;

     2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

     3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

     4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

     5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

     6. Reducing the stated dividend preference of any of his preferred shares; or

     7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

(f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

(2) A Shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. -- (1)(a) If a proposed corporate action creating dissenters' rights under s. 607.1320 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

     1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

     2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

(b) If proposed corporate action creating dissenters' rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

(a)  Such demand is withdrawn as provided in this section;

(b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

(c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

(d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

(a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

(b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefore or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                       EXHIBIT D
                               December 22, 1994



Plant State Bank
202 South Wheeler Street
Plant City, FL  33506

     Re: Agreement and Plan of Merger of Plant State Bank with SouthTrust Bank of West Florida, joined in by SouthTrust of Florida, Inc. and SouthTrust Corporation

Ladies and Gentlemen:

          You have requested the opinion of Bradley, Arant, Rose & White, as counsel to SouthTrust Corporation, a Delaware corporation ("SouthTrust"), regarding the transactions contemplated by that certain Agreement and Plan of Merger dated October 28, 1994, (the "Merger Agreement"), by and between SouthTrust Bank of West Florida, a Florida state banking corporation ("ST-Bank"), and Plant State Bank, a Florida state banking corporation ("Plant State Bank"), joined in by SouthTrust of Florida, Inc., a Florida corporation ("ST-FL"), and by SouthTrust. Specifically, you have requested us to opine that the merger of Plant State Bank with and into ST-Bank (the "Merger") pursuant to the Merger Agreement will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the shareholders of Plant State Bank upon the receipt solely of SouthTrust voting common stock in exchange for their Plant State Bank common stock upon consummation of the Merger.

          This opinion is being rendered pursuant to your request and for the benefit of your shareholders, and pursuant to Section 9.8 of the Merger Agreement and the requirements of Item 21(a) of the registration statement on Form S-4 (the "Registration Statement") which is being filed today on SouthTrust's behalf with the Securities Exchange Commission under the Securities Act of 1933, as amended. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

          In rendering the opinions set forth below, we have examined and relied upon the originals or copies of the Merger Agreement, and upon the representations given to us by letter from Plant State Bank of even date herewith, and by letter from SouthTrust of even date herewith, each as contained and described in the representations section of this letter (the "Representation Letters"), and such other documents and materials as we have deemed necessary as a basis for such opinions. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of Plant State Bank and SouthTrust included in the Merger Agreement and the Representation Letters.

Plant State Bank
December 22, 1994
Page 2
                                     FACTS

          Immediately prior to the Merger, SouthTrust will own 100% of the capital stock of ST-FL and ST-FL will own 100% of the capital stock of ST-Bank.

          SouthTrust is a registered bank holding company and is the common parent of an affiliated group of corporations, including ST-FL and ST-Bank, that file consolidated federal income tax returns on the calendar year basis. As of June 30, 1994, SouthTrust had 79,937,397 shares of common stock issued and outstanding; SouthTrust's common stock is publicly held and publicly traded through the Automated Quotation System of the National Association of Securities Dealers, Inc. - National Market System ("NASDAQ").

          ST-FL is a Florida corporation all of the capital stock of which is held by SouthTrust, which includes ST-FL in its consolidated return.

          ST-Bank is a banking corporation organized pursuant to the laws of the State of Florida. As of June 30, 1994, ST-Bank had 150,000 shares outstanding, all of which will be held by ST-FL as of the Effective Time of the Merger. ST-Bank is included in the consolidated federal income tax return of SouthTrust. ST-Bank has no subsidiaries.

          Plant State Bank is a banking corporation organized pursuant to the laws of the State of Florida. As of June 30, 1994, Plant State Bank had 293,170 shares of common stock issued and outstanding, and there has been no change in the number of Plant State Bank common shares outstanding as of the date hereof. Plant State Bank has no subsidiaries. Plant State Bank is an accrual method taxpayer using a calendar year accounting period.


                           THE PROPOSED TRANSACTIONS

          Pursuant to the Merger Agreement, the following transactions will take place:

          (1) ST-FL will acquire all of the assets and liabilities of Plant State Bank in exchange for voting common stock of SouthTrust in a transaction in which ST-FL directs that all of the assets and liabilities of Plant State Bank will be transferred to ST-Bank by means of a statutory merger of Plant State Bank into ST-Bank pursuant to the Merger Agreement.

          (2) Plant State Bank will merge with and into ST-Bank in accordance with Sections 658.40 through 658.45 of the Florida Financial Institutions Code and ST-Bank shall be the surviving corporation. ST-Bank will acquire all of the assets and assume all of the liabilities of Plant State Bank, and the separate corporate existence of Plant State Bank will terminate.

          (3) Each share of Plant State Bank stock issued and outstanding at the Effective Time of the Merger will be exchanged for 1.3 shares of SouthTrust common stock as set forth in Section 2.1(b) of the Merger Agreement.

          (4) No fractional shares of SouthTrust stock will be issued in the Merger; each Plant State Bank shareholder who would otherwise be entitled to receive a fractional share interest, if any, will receive cash in lieu of a fractional share.

          (5) Any shareholder who dissents from the Merger will be entitled to receive the appraisal value of his or her shares in cash. The obligations of SouthTrust, ST-FL and ST-Bank to consummate the merger are subject to the condition, among others, that the holders of not more than 6.8% of the outstanding Plant State Bank shares shall have elected to exercise their right to dissent from the Merger. Immediately prior to the Effective Time of the Merger, Plant State Bank will establish an escrow account with an amount of cash equal to one hundred and twenty-five percent (125%) of the value of SouthTrust shares which the dissenting shareholders would have been entitled to receive in the Merger but for the exercise of their rights of dissent (the "Dissent Escrow"). The escrow agent will disburse the escrowed funds to the dissenting shareholders in accordance with the Dissent Provisions. Any and all funds remaining in the Dissent Escrow after such disbursement will be remitted to ST-Bank as the surviving corporation.


                                REPRESENTATIONS

          Plant State Bank and SouthTrust each have made certain written representations to us by letters each dated December 21, 1994 (the "Representation Letters"), and with your consent, we have relied upon the accuracy and validity of these representations provided in the Representation Letters in offering the opinions expressed below:

Plant State Bank
December 22, 1994
Page 3

                                    OPINION

          Upon the basis of the foregoing facts, representations and assumptions, and solely for purposes of the Code, we are of the opinion that:

          1. For federal income tax purposes the Merger will be viewed as an acquisition by ST-FL of substantially all of the assets of Plant State Bank solely in exchange for SouthTrust voting common stock and the assumption of all the liabilities of Plant State Bank by ST-FL, followed by the transfer of the assets of Plant State Bank to ST-Bank and the assumption by ST-Bank of the liabilities of Plant State Bank.

          2. The acquisition by ST-FL of substantially all of the assets of Plant State Bank in exchange solely for shares of SouthTrust voting common stock and the assumption by ST-FL of Plant State Bank's liabilities, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code. For purposes of this opinion, "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Plant State Bank. Pursuant to Section 368(a)(2)(C) of the Code, the acquisition by ST-FL of substantially all of the assets of Plant State Bank will not be disqualified under Section 368(a)(1)(C) of the Code solely by reason of the fact that the assets of Plant State Bank that were acquired by ST-FL are transferred to ST-Bank. SouthTrust, ST-FL and Plant State Bank each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code. The requirement under Section 368(a)(2)(G) of the Code that Plant State Bank distribute the stock, securities, and other properties it receives, as well as its other properties, in pursuance of the plan of reorganization will be satisfied by reason of the issuance by ST-FL of the merger consideration directly to the holders of Plant State Bank Common Stock, and by reason of the cessation of the separate corporate existence of Plant State Bank pursuant to the Merger Agreement and the applicable provisions of the Florida Financial Institutions Code.

          3. No gain or loss will be recognized by the shareholders of Plant State Bank upon the receipt of SouthTrust voting common stock (including any fractional share interests to which they may be entitled) solely in exchange for their shares of Plant State Bank stock.

          4. The basis of the SouthTrust voting common stock to be received by the Plant State Bank shareholders (including any fractional share interest to which they may be entitled) will be the same as the basis of the Plant State Bank stock surrendered in the exchange.

          5. The holding period of the shares of SouthTrust voting common stock (including any fractional share interests to which they may be entitled) received by the shareholders of Plant State Bank will include the period during which the stock of Plant State Bank surrendered in exchange therefor was held, provided that the shares of Plant State Bank stock were held as capital assets within the meaning of Section 1221 of the Code as of the Effective Time.

          6. Plant State Bank shareholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their Plant State Bank stock, subject to the provisions and limitations of Section 302 of the Code. Those Plant State Bank shareholders who hold no SouthTrust stock, directly or indirectly through the application of Section 318(a) of the Code, following the Merger shall be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the Code, and the cash received will be treated as a distribution in full payment in exchange for Plant State Bank stock as provided in Section 302(a) of the Code. As provided in Section 1001 of the Code, gain will be realized and recognized by such shareholders measured by the difference between the redemption price and the adjusted basis of the Plant State Bank shares surrendered as determined under Section 1011 of the Code. Provided Section 341 of the Code (relating to collapsible corporations) is inapplicable and the Plant State Bank stock is a capital asset in the hands of such shareholders, the gain, if any, will constitute capital gain. Such gain will constitute a long-term capital gain if the surrendered Plant State Bank shares were held by the shareholder for a period greater than one year prior to the Merger; if the surrendered Plant State Bank shares where held by such shareholder for a period of one year or less, the gain will constitute short-term capital gain.

          7. The payment of cash to a Plant State Bank shareholder in lieu of issuing a fractional share interest in SouthTrust stock will be treated for federal income tax purposes as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code, provided that such redemption is not essentially equivalent to a dividend.

Plant State Bank
December 22, 1994
Page 4


          This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to SouthTrust, ST-FL or ST-Bank other than those expressly stated in the above opinions. Our opinions, as stated above, are based upon our analysis of the Code, the regulations issued thereunder, current case law and published rulings of the Internal Revenue Service; the foregoing are subject to change, and such changes may be given retroactive effect. In the event of such changes, our opinions set forth above may be affected and may not be relied upon. Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or as to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above opinions.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to this firm under the heading "Certain Federal Income Tax Considerations" in the Registration Statement and in the prospectus which is included as part of the Registration Statement.


                                        Yours very truly,


                                        /s/ BRADLEY, ARANT, ROSE & WHITE

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Restated Certificate of Incorporation and the Bylaws of Registrant provide that Registrant shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of the State of Delaware, which permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and settlements incurred by him in connection with any such suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a derivative action on behalf of the corporation, if he not be adjudged to be liable for negligence or misconduct.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following exhibits are filed as part of this Registration Statement:

   2      Agreement and Plan of Merger among SouthTrust Bank of
          West Florida, SouthTrust Corporation, SouthTrust of Florida, Inc., and Plant State Bank (included as Exhibit A to the Proxy Statement/Prospectus filed as part of this Registration Statement).
*  4(a)   Certificate of Adoption of Resolutions designating
          Series A Junior Participating Preferred Stock, adopted February 22, 1989, which was filed as Exhibit 1 to SouthTrust Corporation's Registration Statement on Form 8-A (File No. 1-3613).
*  4(b)   Stockholders' Rights Agreement, dated as of February 22,
          1989, between SouthTrust Corporation and Mellon Bank, N.A., Rights Agent, which was filed as Exhibit 1 to SouthTrust Corporation's Registration Statement on Form 8-A (File No. 1-3613).
*  4(c)   Indenture, dated as of May 1, 1987 between SouthTrust
          Corporation and National Westminster Bank USA, which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration Statement on Form S- 3 (Registration No. 33-13637).
*  4(d)   Subordinated Indenture, dated as of May 1, 1992, between
          SouthTrust Corporation and Chemical Bank, which was filed as
          Exhibit 4(1)(ii) to the Registration Statement on Form S-3 of SouthTrust Corporation (Registration No. 33-44857).
*  4(e)   Composite Restated Bylaws of SouthTrust Corporation, as
          amended through October 13, 1989, which was filed as Exhibit 4(m) to the Registration Statement on Form S-3 of SouthTrust Corporation (Registration No. 33-50107).
*  4(f)   Composite Restated Certificate of Incorporation of
          SouthTrust Corporation, as amended through June 2, 1993, which was field as Exhibit 4(k) to the Registration Statement on Form S-3 of SouthTrust Corporation (Registration No. 33-50107).
*  4(g)   Certificate of Amendment to Restated Certificate of
          Incorporation of SouthTrust Corporation, which was filed as
          Exhibit 4(g) to the Registration Statement on Form S-4 of SouthTrust Corporation (Registration No. 33-53945).
   5 Opinion of Bradley, Arant, Rose & White as to the legality of the securities being registered.
   8 Opinion of Bradley, Arant, Rose & White regarding certain tax matters (included as Exhibit D to the Proxy Statement/Prospectus filed as part of this Registration Statement).
   23(a)  Consent of Arthur Andersen LLP.
   23(b)  Consent of Dowell & Perez, P.A.
   23(c)  Consent of Arthur Andersen LLP.
   23(d)  Consent of Bradley, Arant, Rose & White (included in
          Exhibit 5).
   23(e)  Consent of Bradley, Arant, Rose & White (included in Exhibit 8).
   24     Powers of Attorney.

______________________________________
*   Incorporated by reference.

ITEM 22.  UNDERTAKINGS.

  (a)     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan or distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)     (1)    The undersigned registrant hereby undertakes as follows:
                 that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule
                 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or
                 (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on December 21, 1994.


                                         SOUTHTRUST CORPORATION


                                  By:        /s/ WALLACE D. MALONE, JR.
                                       -------------------------------------
                                            Its Chairman of the Board of
                                       Directors and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


             Signature                                            Title                            Date
             ---------                                            -----                            ----
    /s/ WALLACE D. MALONE, JR.                          Chairman, Chief Executive           December 21, 1994
    --------------------------                              Officer, Director
      Wallace D. Malone, Jr.



     /s/ ROY W. GILBERT, JR.                            President, Chief Operating          December 21, 1994
     -----------------------                                Officer, Director
       Roy W. Gilbert, Jr.



      /s/ AUBREY D. BARNARD                              Secretary, Treasurer and           December 21, 1994
      ---------------------                               Controller (Principal
        Aubrey D. Barnard                                     Accounting and
                                                            Financial Officer)


                *                                                Director                   December 21, 1994
      ---------------------
        H. Allen Franklin



                *                                                Director                   December 21, 1994
      ---------------------
         Herbert Stockham



                *                                                Director                   December 21, 1994
      ---------------------
         Bill L. Harbert



                *                                                Director                   December 21, 1994
      ---------------------
          T. W. Mitchell



                *                                                Director                   December 21, 1994
      ---------------------
        William C. Hulsey


                *                                                Director                   December 21, 1994
    ---------------------------
         John M. Bradford



                *                                                Director                   December 21, 1994
    ---------------------------
    Wm. Kendrick Upchurch, Jr.



                *                                                Director                   December 21, 1994
    ---------------------------
        Charles G. Taylor



                *                                                Director                   December 21, 1994
    ---------------------------
      Allen J. Keesler, Jr.



*By    /s/ WILLIAM L. PRATER                                                                December 21, 1994
     ---------------------------
          William L. Prater
         as Attorney-in-fact

                               INDEX TO EXHIBITS

     EXHIBIT
       NO.                                            DESCRIPTION
     -------                                          -----------
       2      Agreement and Plan of Merger among SouthTrust Bank of West Florida, SouthTrust Corporation,
              SouthTrust of Florida, Inc., and Plant State Bank (included as Exhibit A to the Proxy
              Statement/Prospectus filed as part of this Registration Statement).
*      4(a)   Certificate of Adoption of Resolutions designating Series A Junior Participating Preferred Stock, adopted February 22, 1989, which was filed as Exhibit 1 to SouthTrust Corporation's Registration
              Statement on Form 8-A (File No. 1-3613).
*      4(b)   Stockholders' Rights Agreement, dated as of February 22, 1989, between SouthTrust Corporation and
              Mellon Bank, N.A., Rights Agent, which was filed as Exhibit 1 to SouthTrust Corporation's
              Registration Statement on Form 8-A (File No. 1-3613).
*      4(c)   Indenture, dated as of May 1, 1987 between SouthTrust Corporation and National Westminster Bank
              USA, which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration Statement on Form S-
              3 (Registration No. 33-13637).
*      4(d)   Subordinated Indenture, dated as of May 1, 1992, between SouthTrust Corporation and Chemical Bank, which was filed as Exhibit 4(1)(ii) to the Registration Statement on Form S-3 of SouthTrust
              Corporation (Registration No. 33-44857).
*      4(e)   Composite Restated Bylaws of SouthTrust Corporation, as amended through October 13, 1989, which was filed as Exhibit 4(m) to the Registration Statement on Form S-3 of SouthTrust Corporation
              (Registration No. 33-50107).
*      4(f)   Composite Restated Certificate of Incorporation of SouthTrust Corporation, as amended through June
              2, 1993, which was field as Exhibit 4(k) to the Registration Statement on Form S-3 of SouthTrust
              Corporation (Registration No. 33-50107).
*      4(g)   Certificate of Amendment to Restated Certificate of Incorporation of SouthTrust Corporation, which was filed as Exhibit 4(g) to the Registration Statement on Form S-4 of SouthTrust Corporation
              (Registration No. 33-53945).
       5      Opinion of Bradley, Arant, Rose & White as to the legality of the securities being registered.
       8      Opinion of Bradley, Arant, Rose & White regarding certain tax matters (included as Exhibit D to the Proxy Statement/Prospectus filed as part of this Registration Statement).
       23(a)  Consent of Arthur Andersen LLP.
       23(b)  Consent of Dowell & Perez, P.A.
       23(c)  Consent of Arthur Andersen LLP.
       23(d)  Consent of Bradley, Arant, Rose & White (included in Exhibit 5).
       23(e)  Consent of Bradley, Arant, Rose & White (included in Exhibit 8).
       24     Powers of Attorney.

_____________________________
*   Incorporated by reference.